Exhibit 10.27
EXECUTION VERSION

CREDIT AGREEMENT
dated as of
March 11, 2011
among
HUNTINGTON INGALLS INDUSTRIES, INC.,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Issuing Bank and Swingline Lender,
and
CREDIT SUISSE AG,
as Swingline Lender

J.P. MORGAN SECURITIES LLC and
CREDIT SUISSE SECURITIES (USA) LLC,
as Lead Arrangers
J.P. MORGAN SECURITIES LLC,
CREDIT SUISSE SECURITIES (USA) LLC,
WELLS FARGO SECURITIES, LLC and
RBS SECURITIES INC.,
as Joint Bookrunners
CREDIT SUISSE SECURITIES (USA) LLC,
as Syndication Agent
THE ROYAL BANK OF SCOTLAND PLC,
WELLS FARGO BANK, N.A.,
SUNTRUST BANK,
BNP PARIBAS and
SUMITOMO MITSUI BANKING CORPORATION,
as Documentation Agents

i

Page
SECTION 9.19. No Fiduciary Relationship	112

SCHEDULES:
Schedule 1.01A — Spin-off Transactions
Schedule 1.01B — Mortgaged Real Properties
Schedule 2.01 — Commitments
Schedule 2.05A — LC Commitments
Schedule 2.05B — Existing Letters of Credit
Schedule 3.05(f) — Owned Real Property
Schedule 3.05(g) — Leased Real Property
Schedule 3.06 — Disclosed Matters
Schedule 3.14 — Subsidiaries
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.06 — Existing Agreements
Schedule 6.07 — Permitted Transactions with Affiliates
EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of LC Continuing Agreement
Exhibit D	Form of Guarantee and Security Agreement
Exhibit E	Form of Global Intercompany Note
Exhibit F	Form of Mortgages
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Confidentiality Agreement
Exhibit I	Form of U.S. Tax Certificate

v

     CREDIT AGREEMENT dated as of March 11, 2011 among HUNTINGTON INGALLS INDUSTRIES, INC., the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Bank and a Swingline Lender, and CREDIT SUISSE AG, as Swingline Lender.
     The Borrower has requested the Lenders to extend credit in the form of (a) a term loan facility comprising Term Loans extended on the Funding Date, in an aggregate principal amount not in excess of $575,000,000, and (b) a revolving credit facility comprising Revolving Loans extended at any time and from time to time after the Spin-off, in an aggregate principal amount at any time outstanding not in excess of $650,000,000; and, as sub-facilities of such revolving credit facility, the Borrower has requested (x) the Swingline Lenders to extend credit, at any time after the Spin-off, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $100,000,000, and (y) the Issuing Banks to issue Letters of Credit, at any time and from time to time on or after the Funding Date, in an aggregate face amount at any time outstanding not in excess of $350,000,000.
     The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower and its Restricted Subsidiaries, in each case on the terms and subject to the conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Acquired Business” means the shipbuilding business of Northrop Grumman (including without limitation, the shipbuilding business conducted by the Main Shipbuilding Subsidiary and its subsidiaries) that is being transferred to the Borrower pursuant to the Distribution Agreement.
     “Acquired Entity” has the meaning assigned to such term in Section 6.04(g).
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person as of any date of determination, another Person that as of such date directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” has the meaning assigned to such term in Article 8.
     “Agreement Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
     “Applicable ECF Percentage” means, with respect to any fiscal year, (i) 50%, if the Leverage Ratio at the end of such fiscal year is greater than 2.75 to 1.00, (ii) 25%, if the Leverage Ratio at the end of such fiscal year is greater than 2.00 to 1.00 but less than or equal to 2.75 to 1.00, and (iii) 0%, if the Leverage Ratio at the end of such fiscal year is equal to or less than 2.00 to 1.00.
     “Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable margin per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio (determined as of the last day of the previous fiscal quarter), provided that until the delivery to the Administrative Agent pursuant to Section 5.01 of the Borrower’s consolidated financial information for the Borrower’s second full fiscal quarter ending after the Funding Date, the “Applicable Margin” shall be the applicable rate per annum set forth below in Category 3:

		Eurodollar	Commitment
Leverage Ratio:	ABR Spread	Spread	Fee Rate
Category 1 > 4.0 to 1.0	2.00%	3.00%	0.50%

Category 2 < 4.0 to 1.0 but > 3.5 to 1.0	1.75%	2.75%	0.50%

Category 3 < 3.5 to 1.0 but > 2.5 to 1.0	1.50%	2.50%	0.50%

Category 4 < 2.5 to 1.0 but > 2.0 to 1.0	1.25%	2.25%	0.40%

Category 5 < 2.0 to 1.0	1.00%	2.00%	0.35%
     For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly consolidated financial statements and certificates delivered pursuant to Section 5.01 (a) — (c) and (b) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements and certificates indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) if the Borrower fails to deliver the annual or quarterly consolidated financial statements and certificates required to be delivered by it pursuant to Section 5.01 (a) — (c), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
     In the event that any financial statement or compliance certificate delivered pursuant to Section 5.01 (a) — (c) is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), (a) if such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) promptly after the discovery of any such inaccuracy by a Financial Officer, the Borrower shall deliver to the Administrative Agent a corrected financial statement and a corrected compliance certificate for such Applicable Period, (ii) the Applicable Margin shall be determined based on the corrected compliance certificate for such Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders during the Applicable Period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period; and (b) if such inaccuracy, if corrected, would have led to the application of a lower Applicable Margin for any Applicable Period than the Applicable Margin applied for such Applicable Period, the applicable Lenders shall have no obligation to repay any interest or fees to the Borrower, provided that if, as a result of any restatement or other event a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (a) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.14(c) and Article 7 hereof, and shall survive the termination of this Agreement.
     “Applicable Revolving Percentage” means, with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Revolving Percentage” shall mean the percentage of the total Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Revolving Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments and to any Revolving Credit Lender’s status as a Defaulting Lender at the time of determination.
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.
     “Ascension” means Ascension Holding Company, LLC, a Delaware limited liability company and majority-owned joint venture of the Main Shipbuilding Subsidiary.
     “Asset Sale” means the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise, but not including by way of lease or license (except a “lease to own” or a sale leaseback transaction)) by the Borrower or any of the Restricted Subsidiaries to any Person other than (x) the Borrower or any Subsidiary Guarantor, or (y) any other Restricted Subsidiary if the transferor is not the Borrower or a Subsidiary Guarantor, of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Restricted Subsidiaries (other than (i) dispositions of inventory, damaged, obsolete, surplus or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business (provided that dispositions of surplus assets and scrap in connection with the closing of the shipyard in Avondale, Louisiana or the facilities in Waggaman, Louisiana, or Tallulah, Louisiana shall not be so required to be in the ordinary course of business), (ii) dispositions between or among Foreign Restricted Subsidiaries, (iii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $5,000,000 and (iv) dispositions made pursuant to the Transaction Documents (other than the Loan Documents and the Senior Note Documents)).
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section

9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Available Retained Basket Amount” means, at any time, the sum of:
     (a) the cumulative amount of Excess Cash Flow ((x) plus any Unused Withheld Amount from the prior fiscal years, which amount shall be added only after the Applicable ECF Percentage of such amount has been paid to the Term Lenders in accordance with Section 2.12(e) and (y) plus any amount by which the Excess Cash Withheld Amount is reduced in accordance with Section 2.12(d), which amount shall be added only after the Applicable ECF Percentage of such amount has been paid to the Term Lenders in accordance with Section 2.12(d) of the Borrower and its Restricted Subsidiaries for each fiscal year commencing with the fiscal year ending December 31, 2011 minus the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Term Loans in accordance with Sections 2.12(c), 2.12(d) and 2.12(e); plus
     (b) the cumulative amount of Net Cash Proceeds from the issue from time to time of Qualified Capital Stock of the Borrower after the date of the Spin-off, other than issuances to any Restricted Subsidiary, minus
     (c) the cumulative aggregate, for each reduction in the Gross ECF Overpayment Amount pursuant to Section 2.12(c) at or prior to such time, of the product of (x) the associated Underestimated Amount giving rise to the portion of the Excess Cash Adjustment Amount so reduced, and (y) 1.00 less the applicable Applicable ECF Percentage, minus
     (d) the Available Retained Basket Usage Amount at such time.
     “Available Retained Basket Usage Amount” means, at any time, the aggregate amount of any investments outstanding at such time pursuant to Section 6.04(n), any Restricted Payments made prior to such time pursuant to Section 6.06(a)(iii) or (vii), any payment made prior to such time pursuant to Section 6.09(b)(iii) or (iv), or any amount of Capital Expenditures made prior to such time pursuant to Section 6.10(i).
     “Availability Period” means (i) with respect to Revolving Loans and Swingline Loans, the period after the Spin-off to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments and (ii) with respect to Letters of Credit, the period from and including the Funding Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments.
     “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means Huntington Ingalls Industries, Inc., a Delaware corporation.
     “Borrower Notice” has the meaning assigned to such term in Section 5.14.
     “Borrowing” means (a) Loans of the same Class and Type made, (or converted or continued) on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
     “Borrowing Request” means a request by the Borrower in accordance with Section 2.03 and substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.
     “CapEx Pull Forward Amount” has the meaning assigned to such term in Section 6.10.
     “CapEx Rollover Amount” has the meaning assigned to such term in Section 6.10.
     “Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures that are (or should be) set forth in a consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Restricted Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property (or its reasonable equivalent) immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (provided that the foregoing shall not apply to the ownership of such voting Equity Interests by Northrop Grumman on or prior to the completion of the Spin-off); (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by, or whose nomination was approved by, the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) any “change of control” (or any comparable term) shall occur under the Senior Notes or any other Material Indebtedness to the extent resulting in a put right for the holders thereof.
     “Change in Law” means (a) the adoption or taking effect of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     “Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and (b) any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means all the “Collateral” as defined in any Collateral Document and shall also include the Mortgaged Properties.
     “Collateral Agent” means JPMCB, in its capacity as collateral agent under the Loan Documents.
     “Collateral Documents” means the Mortgages, the Guarantee and Security Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11.

     “Collateral Reversion Date” has the meaning assigned to such term in Section 9.16(b).
     “Collateral Suspension Date” has the meaning assigned to such term in Section 9.16(a).
     “Collateral Suspension Period” has the meaning assigned to such term in Section 9.16(b).
     “Collateral Suspension Ratings Level” means the condition deemed to occur at any time after the consummation of the Spin-off at which (i) the Borrower’s senior unsecured non-credit enhanced long-term indebtedness is rated at least Baa3 (with a stable or better outlook) by Moody’s and at least BBB- (with a stable or better outlook) by S&P and (ii) the Borrower obtains and maintains a corporate credit rating of at least Baa3 (with a stable or better outlook) by Moody’s and a corporate family rating of at least BBB- (with a stable or better outlook) by S&P.
     “Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment. The initial amount of each Lender’s Revolving Credit Commitment or Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,225,000,000.
     “Compliance Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit G.
     “Confidential Information Memorandum” means the Confidential Information Memorandum dated January 2011 relating to the Borrower and the Transactions.
     “Confidentiality Agreement” means a binding confidentiality agreement substantially in the form of Exhibit H, which may be an electronic “click-through” agreement.
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) letters of credit fees (to the extent not included in Consolidated Interest Expense) for such period, (iii) consolidated income tax expense for such period, (iv) all amounts attributable to depreciation and amortization for such period, (v) any non-cash charges (other than the write-down of current assets) for such period, (vi) any extraordinary charges for such period, (vii) any Incremental Spin-off Related Expenses for such period, not to exceed $40,000,000 in the aggregate over the term of this Agreement or $20,000,000 in any fiscal year, (viii) any financing fees, financial and other advisory fees, accounting and consulting fees and legal fees and related costs and expenses incurred during such period in connection with acquisitions, investments and asset sales permitted by this Agreement, (ix) any cash or non-cash charges or losses relating to the closing of the shipyard in Avondale, Louisiana or the facilities in Waggaman, Louisiana, or Tallulah, Louisiana, the construction of the LPD-23 Anchorage, the construction of the LPD-25 Somerset or any restructuring or reorganization of the Borrower or any of its Subsidiaries (including severance costs), up to an aggregate amount for all such charges and losses of (A) for the 2011 fiscal year, $50,000,000, (B) for the 2012 fiscal year, $35,000,000 and (C) for any fiscal year thereafter, $25,000,000 and (x) Transaction Expenses, minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(v) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, and plus/minus (c) unrealized losses/gains in respect of Swap Contracts, all determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating (x) the Leverage Ratio in connection with determining compliance with Section 6.12 and the Applicable Margin for any period and (y) the Interest Coverage Ratio for any period (A) the Consolidated EBITDA of any Acquired Entity acquired by the Borrower or any Restricted Subsidiary pursuant to a Permitted Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Restricted Subsidiary during such period for shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period). For purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended on March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010, Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended March 31, 2010, $136,000,000, (ii) for the fiscal quarter ended June 30, 2010, $140,000,000, (iii) for the fiscal quarter ended September 30, 2010, $157,000,000 and (iv) for the fiscal quarter ended December 31, 2010, $119,700,000.
     “Consolidated Interest Expense” means, for any period, (a) the interest expense (including without limitation imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, minus (c) the interest income with respect to unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries earned during such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary with respect to interest rate Swap Contracts. For purposes of determining the Interest Coverage Ratio for any period ending prior to the first anniversary of the Funding Date, Consolidated Interest Expense shall be deemed to be equal to the actual Consolidated Interest Expense from the Funding Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Funding Date through the date of determination.
     “Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Restricted Subsidiary, (c) the income of any Person in which any other Person (other than the Borrower or a Wholly Owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Restricted Subsidiary by such Person during such period, and (d) any gains attributable to sales of assets out of the ordinary course of business.
     “Consolidated Net Tangible Assets” means, at any time, (a) the total assets appearing on the most recently prepared consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Borrower and the Restricted Subsidiaries for which such balance sheet is available, prepared in accordance with GAAP, minus (b) all intangible assets, including without limitation, goodwill, patents, trademarks, copyrights, franchises and research and development costs.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Contribution” has the meaning assigned to such term in Schedule 1.01A.
     “Credit Suisse” means Credit Suisse, AG and its successors.
     “Current Assets” means, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Restricted Subsidiaries.
     “Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower and the Restricted Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swingline Loans.
     “Current NGC Parent” means Northrop Grumman Corporation, a Delaware corporation, to be renamed as Titan II Inc. after the consummation of the Holding Company Merger.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means any Revolving Credit Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Revolving Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Revolving Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by a Revolving Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Revolving Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event, or is the subsidiary of a Lender Parent that has become the subject of a Bankruptcy Event.
     “Designated Foreign Currency” means, with respect to any applicable Letter of Credit, any foreign currency that is (a) freely traded and exchangeable into US Dollars and (b) approved by the applicable Issuing Bank.
     “Designated Payment Account” means an account with the Administrative Agent designated from time to time by the Borrower in a writing executed by a Financial Officer.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
     “Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Term Loan Maturity Date.
     “Distribution Agreement” means the Separation and Distribution Agreement to be entered into prior to the Internal Reorganization among the Borrower, the Current NGC Parent, New NGC, the Main Shipbuilding Subsidiary and Northrop Grumman Systems Corporation, a Delaware corporation, substantially in the form of the draft provided to the Administrative Agent prior to the date hereof.
     “Documentation Agents” means The Royal Bank of Scotland plc, Wells Fargo Bank, N.A., SunTrust Bank, BNP Paribas and Sumitomo Mitsui Banking Corporation in their capacity as documentation agents.

     “Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.
     “Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
     “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
     “Environmental Laws” means all laws (statutory, common or otherwise), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) release or threatened release of any Hazardous Materials into the environment or (e) contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest (including through convertible securities); provided that any Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests, unless and until any such Indebtedness is so converted or exchanged.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a determination that a Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA); (c) the failure to timely make a contribution required to be made with respect to any Plan or any Multiemployer Plan; (d) a determination that a Multiemployer Plan is, or is expected to be, in “endangered status” or “critical status” (each as defined in Section 305(b) of ERISA); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of, or withdrawal or partial withdrawal from, any Plan or Multiemployer Plan; (f) the receipt by the

Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code which would reasonably be expected to result in liability to the Borrower or any of its ERISA Affiliates.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Article 7.
     “Excess Cash Adjustment Amount” shall mean, as of any date,
     (a) the sum, for all fiscal years of the Borrower (starting with the fiscal year ended December 31, 2012) for which annual financial statements have been delivered pursuant to Section 5.01(a) on or prior to such date, of the Excess Cash Flow Overpayment Amount for each such year (the “Gross ECF Overpayment Amount”), minus
     (b) the sum of all amounts by which the Gross ECF Overpayment Amount is reduced pursuant to Section 2.12(c).
     “Excess Cash Flow” means, for any fiscal year of the Borrower (starting with the fiscal year ended December 31, 2011), the excess of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) reductions to noncash working capital of the Borrower and the Restricted Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), (iii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iv) an amount equal to the aggregate net non-cash loss on the disposition of property by the Borrower and the Restricted Subsidiaries during such fiscal year, to the extent deducted in arriving at such Consolidated Net Income, (v) the amount of income tax expense deducted in determining Consolidated Net Income for such period, and (vi) Consolidated Interest Expense for such period, over (b) the sum, without duplication, of (i) the amount of any incomes taxes payable in cash by the Borrower and the Restricted Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year paid in cash plus, to the extent deducted from the calculation thereof, cash interest income during such fiscal year, (iii) Capital Expenditures and Permitted Acquisitions made in cash in accordance with Section 6.10 and Section 6.04(g), respectively, during such fiscal year, in each case to the extent financed with internally generated funds and not by utilizing the Available Retained Basket Amount, (iv) cash or in-kind investments made during such fiscal year pursuant to Section 6.04(p) or Section 6.04(q), and cash fees and expenses paid during such fiscal year in connection with any Investment permitted under Section 6.04, in each case to the extent financed with internally generated funds (other than in the case of any in-kind investment) and not by utilizing the Available Retained Basket Amount, (v) permanent repayments of Indebtedness (other than mandatory prepayments of Term Loans under Section 2.12 and voluntary prepayments of Term Loans under Section 2.11) made in cash by the Borrower and the Restricted Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn, such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness and such prepayments are not financed with the Available Retained Basket Amount, (vi) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), (vii) an amount equal to the aggregate net non-cash gain on the disposition of property by the Borrower and the Restricted Subsidiaries during such fiscal year, to the extent included in arriving at such Consolidated Net Income, (viii) cash payments during such fiscal year in respect of long-term liabilities other than Indebtedness and that were made with internally generated funds and were not deducted or excluded in calculating Consolidated Net Income and (ix) the Excess Cash Withheld Amount for such fiscal year.
     “Excess Cash Flow Overpayment Amount” means, with respect to any fiscal year (starting with the fiscal year ended December 31, 2012) for which annual financial statements have been delivered pursuant to Section 5.01(a), the lesser of (x) the amount of outstanding Term Loans, if any, that have been prepaid in accordance with Section 2.12(c) based on the Excess Cash Flow calculated for the year preceding such fiscal year, and (y) the product of (A) the positive excess, if any, of the amount of Capital Expenditures and other expenditures for working capital requirements made by the Borrower and its Restricted Subsidiaries during such fiscal year over the Excess Cash Withheld Amount planned (as of the end of the preceding fiscal year) to be used during such fiscal year to make Capital Expenditures or for other working capital requirements (the “Underestimated Amount”), and (B) the Applicable ECF Percentage (calculated as of the end of the preceding fiscal year).
     “Excess Cash Withheld Amount” means, as of the end of any fiscal year, an amount equal to the sum of (x) the amount of Capital Expenditures committed to be made in the following fiscal year by the Borrower and the Restricted Subsidiaries and (y) the amount of other working capital requirements of the Borrower and the Restricted Subsidiaries for the following fiscal year, in each case as certified in reasonable detail in a certificate signed by a Financial Officer and delivered to the Administrative Agent contemporaneously with the delivery of the Compliance Certificate for such fiscal year; provided that to the extent such Excess Cash Withheld Amount (as reduced in accordance with Section 2.12(d)) is not used for the purposes described in such officer’s certificate by the end of the following fiscal year (the “Unused Withheld Amount”), the Applicable ECF Percentage (applicable to the original fiscal year) of such Unused Withheld Amount shall be applied to mandatorily prepay Term Loans to the extent set forth in Section 2.12(e).
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.18(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.18(a) and (d) any U.S. federal withholding Tax imposed under FATCA.
     “Existing JPM Letters of Credit” means the Existing Letters of Credit with respect to which JPMCB or an Affiliate thereof is the issuing bank.
     “Existing Letters of Credit” means the letters of credit set forth on Schedule 2.05B.
     “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the letter agreement, dated as of January 22, 2011, among the Borrower, the Current NGC Parent, the Lead Arrangers and the Administrative Agent.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
     “Fitch” means Fitch Ratings, a wholly owned subsidiary of Fimilac, S.A.
     “Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve Systems).
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Restricted Subsidiary” means any Foreign Subsidiary that is a Restricted Subsidiary.
     “Foreign Subsidiary” means any (i) Subsidiary that is treated as a corporation for U.S. federal income tax purposes that is organized under the laws of a jurisdiction other than the

United States of America or any State thereof or the District of Columbia, (ii) Subsidiary substantially all of the assets of which consist, directly or indirectly, of Subsidiaries described in clause (i) of this definition, (iii) entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting stock of a Subsidiary described in clauses (i) or (ii) of this definition, and (iv) Subsidiary of an entity described in clauses (i), (ii), or (iii) of this definition.
     “Funding Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Global Intercompany Note” means a global intercompany note in the form of Exhibit E pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Secured Obligations (as defined in the Guarantee and Security Agreement).
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “GO Zone Bonds” has the meaning assigned to such term in Section 4.02(i).
     “Gross ECF Overpayment Amount” has the meaning assigned to such term in the definition of Excess Cash Adjustment Amount.
     “Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business or (y) any customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations related to Indebtedness).
     “Guarantee and Security Agreement” means the Guarantee and Security Agreement, substantially in the form of Exhibit D, among the Borrower, the Guarantors party thereto and the Collateral Agent for the benefit of the Secured Parties.

     “Guarantors” means each of the Borrower’s direct and indirect Wholly Owned Domestic Restricted Subsidiaries.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any environmental law.
     “Holding Company Merger” means the merger of Titan Merger Sub Inc., a Delaware corporation and a wholly owned indirect subsidiary of New NGC with and into the Current NGC Parent in a merger pursuant to Section 251(g) of the Delaware General Corporation Law, with the Current NGC Parent as the surviving entity and renamed “Titan II Inc.” and with New NGC renamed “Northrop Grumman Corporation.”
     “Incremental Spin-off Related Expenses” means incremental costs for procurement of material and/or services resulting from renegotiation of pre-existing Intercompany Work Orders (IWOs) on an arm’s length basis with Northrop Grumman and its subsidiaries.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade and other current accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (but to the extent such Lien does not extend to any other property of such Person and is otherwise non-recourse against such Person, limited to the fair market value of such property), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) net obligations of such Person under any Swap Contracts, valued at the Agreement Value thereof, (i) all obligations of such Person in respect of Disqualified Stock, (j) all obligations of such Person as an account party in respect of letters of credit and (k) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

     “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, or, if agreed by all Revolving Credit Lenders, nine or twelve months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Internal Reorganization” has the meaning assigned to such term in Schedule 1.01A.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuing Bank” means JPMCB and each other Person that shall have become an Issuing Bank hereunder as provided in Section 2.05(i), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(j). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates (provided that the identity and creditworthiness of the Affiliate is reasonably acceptable to the Borrower), in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Issuing Bank Agreement” has the meaning assigned to such term in Section 2.05(i).
     “JPMCB” means JPMorgan Chase Bank, N.A. and its successors.
     “Joint Bookrunners” means J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and RBS Securities Inc., in their capacity as joint bookrunners.
     “Judgment Currency” has the meaning assigned to such term in Section 9.14.
     “LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.05A, or in such Issuing Bank’s Issuing Bank Agreement.
     “LC Continuing Agreement Form” has the meaning assigned to such term in Section 2.05(a).
     “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
     “LC Exchange Rate” means, on any day, with respect to US Dollars in relation to any Designated Foreign Currency, the rate at which US Dollars may be exchanged into such currency, as set forth at approximately 12:00 noon, New York City time, on such day on the applicable Reuters World Currency Page. In the event that any such rate does not appear on the applicable Reuters World Currency Page, the LC Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such LC Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of such Designated Foreign Currency with US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
     “LC Exposure” means, at any time, the sum of (a) the aggregate of the US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the aggregate of the US Dollar Equivalents of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time (determined as provided in Section 2.05 as of the applicable LC Participation Calculation Dates in the case of LC Disbursements in respect of which the Borrower’s reimbursement obligations have been converted to US Dollar amounts in accordance with such Section). The LC Exposure of any

Revolving Credit Lender at any time shall be its Applicable Revolving Percentage of the total LC Exposure at such time.
     “LC Participation Calculation Date” means, with respect to any LC Disbursement made in a currency other than US Dollars, (a) the date on which the applicable Issuing Bank shall advise the Administrative Agent that it purchased with US Dollars the currency used to make such LC Disbursement, or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement is made.
     “Lead Arrangers” means J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, in their capacity as lead arrangers.
     “Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement (including the Existing Letters of Credit).
     “Leverage Ratio” means, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) from Telerate Successor Page 3750, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for US Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which US Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in or on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     “Loan Documents” means this Agreement, the Letters of Credit, the Collateral Documents, any promissory note issued under Section 2.09(e) and any other document executed in connection with the foregoing.
     “Loan Parties” means the Borrower and the Guarantors (but, in the case of any Guarantor, only for so long as that Guarantor has not been released from its Guarantee under the Guarantee and Security Agreement in accordance with its terms).
     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
     “Main Shipbuilding Subsidiary” means Northrop Grumman Shipbuilding, Inc., a Virginia corporation.
     “Margin Stock” has the meaning assigned to such term in Regulation U issued by the Board.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, results of operations or financial position of (i) the Borrower and its Subsidiaries, taken as a whole or (ii) the Acquired Business, in each case other than as a result of the Internal Reorganization (including the Contribution), (b) the ability of the Loan Parties to perform their obligations under this Agreement and the other Loan Documents or (c) the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent under this Agreement and the other Loan Documents.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Contracts, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Contract at any time shall be the Agreement Value thereof.
     “Material Real Property” means a fee interest in (i) any real property owned by the Borrower or any Wholly Owned Domestic Restricted Subsidiary on the Effective Date or the Funding Date that is listed on Schedule 1.01B and (ii) any after-acquired real property owned by a Loan Party having gross purchase price exceeding $10,000,000 at the time of acquisition; provided that for purposes of this definition, individual parcels of land in the same general geographic area acquired as part of a single acquisition will be considered as a single property.
     “MBFC” has the meaning assigned to such term in Section 4.02(i).
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgaged Properties” means, (i) initially, the properties specified on Schedule 1.01B, and (ii) any other Material Real Properties owned by any Loan Party with respect to which a Mortgage is granted pursuant to Section 5.11.

     “Mortgages” shall mean the mortgages, deeds of trust, deeds to secure debt, assignments of leases and rents, modifications and other Collateral Documents delivered pursuant to Section 5.14 or Section 5.11 (each substantially in the form being attached hereto as Exhibit F).
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” means (a) with respect to any Asset Sale, the cash proceeds (including (i) cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received and (ii) casualty insurance settlements and condemnation awards, but only as and when received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes, title and survey expenses if customarily paid by a seller in the jurisdiction where the asset is located and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, or amounts placed in escrow, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve or such escrow, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset and the Obligations) and (iv) refunds contractually or legally due to customers that are Governmental Authorities, or contractors or sub-contractors of Governmental Authorities, in respect of such cash proceeds; provided, however, that, if (A) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and the Restricted Subsidiaries (or, in the case of proceeds from the disposition of any Investment in a joint venture or Unrestricted Subsidiary, to reinvest such proceeds in any Investment permitted by Section 6.04), and (B) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used (1) within 365 days following the receipt of such proceeds, at which time such remaining proceeds shall be deemed to be Net Cash Proceeds or (2) if the Borrower or the relevant Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within 365 days following the receipt thereof, within 180 days following the date of such legally binding commitment; and (b) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.
     “New NGC” means New P, Inc., a Delaware corporation, to be renamed as Northrop Grumman Corporation after the consummation of the Holding Company Merger.
     “NFIP” has the meaning assigned to such term in Section 5.14.
     “Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

     “Northrop Grumman” means, collectively, the Current NGC Parent, New NGC and their respective subsidiaries.
     “Northrop Grumman Retained Subsidiaries” means LLC Holdco, LP Holdco, any direct or indirect subsidiary of LLC Holdco or LP Holdco from time to time (so long as it is a subsidiary of LLC Holdco and/or LP Holdco), and each other Northrop Grumman entity that is not engaged in the shipbuilding business of Northrop Grumman, is not part of the Acquired Business and is not intended to be a Subsidiary of the Borrower following the Spin-off. For the avoidance of doubt, Northrop Grumman Systems Corporation, a Delaware corporation, and its subsidiaries after giving effect to the Internal Reorganization shall be Northrop Grumman Retained Subsidiaries.
     “Obligations” means (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.
     “Other Taxes” means any and all present or future recording, filing, stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “Participant” has the meaning assigned to such term in Section 9.04(c).
     “Participant Register” has the meaning assigned to such term in Section 9.04(c).
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Perfection Certificate” has the meaning assigned to such term in the Guarantee and Security Agreement.
     “Permitted Acquisition” has the meaning assigned to such term in Section 6.04(g).
     “Permitted Business” means (a) any business conducted by the Borrower and the Restricted Subsidiaries on the Effective Date, (b) any defense-related business with the Navy, the Coast Guard or other governmental agency that is substantially related, ancillary or complementary to the businesses described in clause (a) above and (c) any other business substantially related, ancillary or complementary to the businesses described in clause (a) above to the extent such other business is within the core competency of the Borrower and the Restricted Subsidiaries.
     “Permitted Investments” means:
(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b)	investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e)	money market funds that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension (collectively, “Refinancing”) of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended (collectively, “Refinanced”) except by an amount equal to unpaid accrued interest and premium thereon, (b) such Refinancing has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Refinancing is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) the terms and conditions (including, if applicable, as to collateral) of any such Refinanced Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being Refinanced, taken as a whole, (e) such Refinancing is incurred by the Person who is the obligor on the Indebtedness being Refinanced, (f) at the time thereof, no Default or Event of Default shall have occurred and be continuing and (g) the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Refinancing, with the financial covenants set forth in Sections 6.11 and 6.12.
     “Permitted Senior Indebtedness” means unsecured senior Indebtedness issued or incurred by the Borrower, (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption (except in exchange for common stock of the Borrower) or sinking fund obligation prior to the date that is six months after the Term Loan Maturity Date, (ii) have mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope, taken as a whole, than those contained in this Agreement and (iii) provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Senior Indebtedness and (b) in respect of which no Restricted Subsidiary that is not an obligor under the Loan Documents is an obligor; provided that immediately prior to and after giving effect on a pro forma basis to any incurrence of Permitted Senior Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
     “Permitted Subordinated Indebtedness” means unsecured subordinated Indebtedness issued or incurred by the Borrower, (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption (except in exchange for common stock of the Borrower) or sinking fund obligation prior to the date that is six months after the Term Loan Maturity Date, (ii) have mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope, taken as a whole, than those contained in this Agreement, (iii) provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Subordinated Indebtedness and (iv) provide for subordination of payments in respect of such Indebtedness to the Obligations and guarantees thereof under the Loan Documents customary for high yield securities and (b) in respect of which no Restricted Subsidiary that is not an obligor under the Loan Documents is an obligor; provided that immediately prior to and after giving effect on a pro forma basis to any incurrence of Permitted Subordinated Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pre-Contribution Internal Reorganization” has the meaning assigned to such term in Schedule 1.01A.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Proposed Change” has the meaning assigned to such term in Section 9.02(c).

     “Qualified Capital Stock” of any Person means any Equity Interest of such Person that is not Disqualified Stock.
     “Register” has the meaning assigned to such term in Section 9.04(b).
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having Term Loans (or prior to the Funding Date, Term Loan Commitments), Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of total Term Loans (or prior to the Funding Date, Term Loan Commitments), Revolving Credit Exposures and unused Revolving Credit Commitments at such time; provided that the Revolving Credit Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.
     “Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of total Revolving Credit Exposures and unused Revolving Credit Commitments at such time; provided that the Revolving Credit Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Revolving Credit Lenders at any time.
     “Responsible Officer” means any Financial Officer, chief executive officer, general counsel, chief compliance officer or chief administrative officer of the Borrower.
     “Restricted Companies” means the Borrower and the Restricted Subsidiaries.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary.
     “Restricted Prepayment” has the meaning assigned to such term in Section 6.09(b).
     “Restricted Subsidiary” means any Subsidiary of the Borrower other than any Unrestricted Subsidiary; provided that prior to the Spin-off, the Northrop Grumman Retained Subsidiaries shall be deemed not to be Restricted Subsidiaries of the Borrower. Between the period starting with the Effective Date and ending on the Funding Date, each entity that is scheduled to be a Restricted Subsidiary as of the Funding Date pursuant to the Internal Reorganization shall be deemed to be a Restricted Subsidiary for purposes of this Agreement during such period, provided that, notwithstanding the foregoing, for purposes of Article 5 (except for Sections 5.01 and 5.02) no entity will be deemed a Restricted Subsidiary for purposes of this Agreement unless it is at such time a subsidiary of the Borrower.

     “Revaluation Date” means, with respect to any Letter of Credit denominated in a Designated Foreign Currency, each of the following: (a) each date of issuance of a Letter of Credit denominated in a Designated Foreign Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by an Issuing Bank under any Letter of Credit denominated in a Designated Foreign Currency and (d) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.
     “Revolving Borrowing” means a Borrowing comprised of Revolving Loans.
     “Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans pursuant to Section 2.01, expressed as a US Dollar amount representing the maximum aggregate permitted amount of such Revolving Credit Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial amount of each Revolving Credit Lender’s Revolving Credit Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Revolving Credit Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate amount of the Revolving Credit Commitments on the date hereof is $650,000,000.
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
     “Revolving Credit Facility” means the Revolving Credit Commitments and the extensions of credit made hereunder by the Revolving Credit Lenders.
     “Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or an outstanding Revolving Credit Exposure.
     “Revolving Credit Maturity Date” means the date (or if such date is not a Business Day, the next succeeding Business Day, unless such Business Day is in the next calendar month, in which case the next preceding Business Day) that is the fifth anniversary of the Funding Date.
     “Revolving Credit Party” means the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Revolving Credit Lender.
     “Revolving Loan” means a Loan made pursuant to Section 2.01.
     “S&P” means Standard & Poor’s Ratings System.
     “Secured Obligations” has the meaning assigned to such term in the Guarantee and Security Agreement.
     “Secured Parties” has the meaning assigned to such term in the Guarantee and Security Agreement.

     “Senior Credit Facilities” means the revolving credit, swingline, letters of credit and the term loan facility provided for by this Agreement.
     “Senior Note Documents” means the indenture under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any Guarantee or other right in respect thereof.
     “Senior Notes” means, collectively, (i) the Borrower’s 6.875% Senior Notes due 2018 in an initial aggregate principal amount of $600,000,000 and (ii) the Borrower’s 7.125% Senior Notes due 2021 in an initial aggregate principal amount of $600,000,000.
     “Senior Notes Escrow” has the meaning assigned to such term in Schedule 1.01A.
     “Significant Subsidiary” means (i) each Restricted Subsidiary other than Restricted Subsidiaries that, in the aggregate, as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01, constitute “minor” subsidiaries as defined in Rule 3-10 of Regulation S-X and (ii) for purposes of Section 5.01(k) only, “Significant Subsidiary” shall include each Unrestricted Subsidiary other than Unrestricted Subsidiaries that, in the aggregate, as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01, constitute “minor” subsidiaries as defined in Rule 3-10 of Regulation S-X.
     “Specified Permitted CapEx Amount” has the meaning assigned to such term in Section 6.10.
     “Spin-off” means the distribution by New NGC of all of the issued and outstanding shares of the Borrower’s common stock on a pro rata basis to holders of New NGC common stock (after giving effect to the Internal Reorganization) in accordance with the Distribution Agreement, as more fully described in Schedule 1.01A.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly, owned, controlled or held by the parent or one or more of the other subsidiaries of the parent or by the parent and one or more of the other subsidiaries of the parent.
     “Subsidiary” means any subsidiary of the Borrower; provided that prior to the Spin-off, the Northrop Grumman Retained Subsidiaries shall be deemed not to be Subsidiaries of the Borrower.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps or options, bond or bond index swaps or options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any other master agreement or related schedules, including any such obligations or liabilities arising therefrom.
     “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Credit Lender at any time shall be its Applicable Revolving Percentage of the total Swingline Exposure at such time.
     “Swingline Lender” means each of JPMorgan Chase Bank, N.A. and Credit Suisse AG, in each such Lender’s capacity as a lender of Swingline Loans hereunder
     “Swingline Loan” means a Loan made pursuant to Section 2.04.
     “Syndication Agent” means Credit Suisse Securities (USA) LLC in its capacity as syndication agent.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Borrowing” means a Borrowing comprised of Term Loans.
     “Term Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.
     “Term Loan Commitment” means with respect to each Term Lender, the amount set forth on Schedule 2.01 under the heading “Term Loan Commitment”. The aggregate amount of the Term Loan Commitments on the Effective Date is $575,000,000.

     “Term Loans” means the term loans made by the Lenders to the Borrower on the Funding Date pursuant to Section 2.01(a).
     “Term Maturity Date” means the date (or if such date is not a Business Day, the next succeeding Business Day, unless such Business Day is in the next calendar month, in which case the next preceding Business Day) that is the fifth anniversary of the Funding Date.
     “Titan II” means (i) prior to the consummation of the Spin-off, the Current NGC Parent after (A) it becomes a Wholly Owned Subsidiary of the Borrower and (B) the Main Shipbuilding Subsidiary becomes a Wholly Owned Subsidiary of the Borrower and (ii) after the consummation of the Spin-off, Titan II Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Borrower.
     “Titan II Guarantees” means (i) (A) the performance guaranty dated as of April 11, 2002, by Current NGC Parent, as guarantor, to the United States of America, Naval Sea Systems Command (the “Navy”), as beneficiary, (B) the performance guaranty dated as of May 30, 2006, by Current NGC Parent, as guarantor, to the Navy, as beneficiary, (C) the performance guaranty dated as of April 24, 2007, by Current NGC Parent, as guarantor, to the Navy, as beneficiary, and (D) any other similar guarantee pursuant to which Current NGC Parent has guaranteed the performance of the Main Shipbuilding Subsidiary, or any affiliate of the Main Shipbuilding Subsidiary, under shipbuilding construction contracts with the Navy or a command or other division thereof and (ii) the guaranty agreement dated as of December 1, 2006, between Current NGC Parent, as guarantor, and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee, pursuant to which Current NGC Parent has guaranteed the payment of the GO Zone Bonds.
     “Total Debt” means, at any time, the total Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis at such time (excluding Indebtedness of the type described in clause (i), clause (j) and clause (k) of the definition of such term, except, in the case of such clauses (j) and (k), to the extent of any unreimbursed drawings thereunder).
     “Transaction Documents” means, collectively, (i) the Distribution Agreement, the Ancillary Agreements (as defined in the Distribution Agreement) and any other contribution and separation agreements and other documents relating to the Internal Reorganization (including the Contribution) and the Spin-off (including as to the allocation of liabilities), (ii) the documentation relating to the establishment of the Borrower, (iii) the Senior Note Documents and (iv) all other documents, instruments and documents relating to the Transactions (other than the Loan Documents).
     “Transaction Expenses” means all legal fees, auditors fees and other fees or expenses incurred by the Borrower and the Restricted Subsidiaries in connection with the Transactions (including without limitation, financing fees, financial and other advisory fees, accounting and consulting fees and legal fees and related costs and expenses).
     “Transactions” means, collectively, (a) the Internal Reorganization (including the Contribution), the establishment of the Borrower, and other transactions expressly contemplated by the Transaction Documents specified in clause (i) of the definition thereof, (b) the Spin-off,

(c) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing or issuance of Loans, the use of any proceeds thereof and the issuance of Letters of Credit hereunder, (e) the execution, delivery and performance of each Loan Party of the Senior Note Documents to which it is to be a party and the issuance of the Senior Notes and (e) the payment of the Transaction Expenses.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
     “UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, as published by the International Chamber of Commerce in 2007 (the “UCP600”).
     “Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower (or, in the case of Titan II and Ascension designated by operation of the last sentence of Section 5.12) as an Unrestricted Subsidiary pursuant to Section 5.12 (and continuing until such time that such designation may be thereafter revoked by the Borrower).
     “Unused Withheld Amount” has the meaning assigned to such term in the definition of Excess Cash Withheld Amount.
     “US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the LC Exchange Rate with respect to such currency in effect for such amount on such date. The US Dollar Equivalent at any time of the amount of any Letter of Credit or LC Disbursement denominated in any currency other than US Dollars shall be the amount most recently determined as provided in Section 1.05.
     “US Dollars” or “$” means the lawful money of the United States of America.
     “U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
     “U.S. Tax Certificate” has the meaning assigned to such term in Section 2.18(f)(ii)(D).
     “Wholly Owned Domestic Restricted Subsidiary” means a Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary.
     “Wholly Owned Restricted Subsidiary” means a Wholly Owned Subsidiary that is a Restricted Subsidiary.
     “Wholly Owned Subsidiary” of any Person means a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
     SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or the rules promulgated with respect thereto or in the application thereof on the operation of such provision or on the method of calculation of financial covenants, standards or terms of this Agreement (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

     SECTION 1.05. Currency Translation. The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in a Designated Foreign Currency as of any Revaluation Date, in each case using the LC Exchange Rate for the applicable currency in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Letter of Credit until the next Revaluation Date. The Administrative Agent shall in addition determine the US Dollar Equivalent of any Letter of Credit denominated in any Designated Foreign Currency as provided in Section 2.05. The Administrative Agent shall notify the Borrower and the applicable Issuing Bank of each calculation of the US Dollar Equivalent of each Letter of Credit and LC Disbursement.
     SECTION 1.06. Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Restricted Subsidiary pursuant to this Agreement shall include only those adjustments that would be (a) permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions and (b) required by the definition of Consolidated EBITDA.
ARTICLE 2
The Credits
     SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make Term Loans to the Borrower on the Funding Date in US Dollars in an aggregate principal amount that will not result in the aggregate amount of such Lender’s Term Loans exceeding such Lender’s Term Loan Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
     (b) Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in US Dollars in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment; it being understood and agreed for the avoidance of doubt that no Revolving Loans shall be made on the Funding Date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans.
     SECTION 2.02. Loans and Borrowings. (a) Each Loan of any Class (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments of such Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Subject to Section 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.
     (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date or the Term Maturity Date, as applicable.
     SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be a Term Borrowing or a Revolving Borrowing, and whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar

Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lenders agree to make Swingline Loans to the Borrower from time to time during the Availability Period in US Dollars in amounts that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swingline Loans. Unless otherwise agreed between the Swingline Lenders, each Swingline Lender shall make 50% of each Swingline Loan.
     (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from the Borrower. The Swingline Lenders shall make each Swingline Loan available to the Borrower by means of a credit (or remittance) to the general deposit account of the Borrower with the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.
     (c) The Swingline Lenders (acting together) may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Lender’s Applicable Revolving Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lenders, such Lender’s Applicable Revolving Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the

Swingline Lenders their pro rata share of the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lenders. Any amounts received by the Swingline Lenders from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lenders of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lenders or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
     SECTION 2.05. Letters of Credit. (a) General. (i) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of commercial and standby Letters of Credit denominated in US Dollars or any Designated Foreign Currency approved by the applicable Issuing Bank (and in the case of any such Designated Foreign Currency, (A) subject to any cap imposed by such applicable Issuing Bank in respect of such Designated Foreign Currency and (B) provided that the LC Exposure of Letters of Credit denominated in Designated Foreign Currencies shall not exceed $70,000,000 at any time), (x) for its own account or (y) for its own account and, jointly, for the account of any of its Restricted Subsidiaries (and in each case under this clause (y), the Borrower shall be considered the sole obligor under such Letter of Credit for purposes of this Agreement notwithstanding any listing of any Restricted Subsidiary as an account party or applicant with respect to such Letter of Credit), pursuant to an agreement (x) if JPMCB is the Issuing Bank, substantially in the form of Exhibit C (the “LC Continuing Agreement Form”) and (y) in the case of any other Issuing Bank, substantially in the form of the LC Continuing Agreement Form with such changes as shall be agreed to by the Borrower, the applicable Issuing Bank and the Administrative Agent, at any time and from time to time during the Availability Period (including, for the avoidance of doubt, on the Funding Date). Except as to matters covered by agreements contained herein or otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit, and the rules of the UCP shall apply to each commercial Letter of Credit. JPMCB and each other Lender which has been designated as an Issuing Bank hereunder, agrees, subject to the terms and conditions set forth herein (including, without limitation, Section 4.03), that it shall issue Letters of Credit complying with the terms of this Agreement upon the request of the Borrower in the manner contemplated by this Section. It is understood and agreed that the Borrower shall be deemed to be a primary account party under, and obligated in respect of, each Letter of Credit issued at the request of the Borrower hereunder, notwithstanding the fact that a Restricted Subsidiary may be listed as the account party in the Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit referred to in clause (ii) of the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of participation fees and other fees due hereunder to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any Restricted Subsidiary that shall be a joint account party in respect of any such Letter of Credit).
     (ii) The parties hereto acknowledge and agree that, as of the Funding Date, the Existing JPM Letters of Credit shall constitute Letters of Credit hereunder for all purposes as fully as if such Existing JPM Letters of Credit had been issued as Letters of Credit hereunder.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In connection with any request for a Letter of Credit and if requested by the applicable Issuing Bank, the Borrower also shall submit (i) in the case of such request from JPMCB, a letter of credit application substantially in the form attached as an annex to the LC Continuing Agreement Form or (ii) in the case of such request from any other Issuing Bank, a letter of credit application substantially in the form attached as an annex to the LC Continuing Agreement with such changes as shall be agreed between the Borrower and such Issuing Bank. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments, (ii) the total LC Exposure shall not exceed $350,000,000, (iii) the portion of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not exceed the LC Commitment of such Issuing Bank and (iv) if such Letter of Credit is denominated in a Designated Foreign Currency, the US Dollar Equivalent of the portion of the LC Exposure attributable to Letters of Credit denominated in such Designated Foreign Currency and issued by the applicable Issuing Bank shall not exceed the cap (if any) imposed by such Applicable Bank with respect to such Designated Foreign Currency.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for renewal thereof under procedures reasonably satisfactory to the applicable Issuing Bank for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each such Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Revolving Percentage (determined as of the time or times at which the Revolving Credit Lenders are required to make payments in respect of unreimbursed LC Disbursements under such Letter of Credit pursuant to paragraph (e) below) of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason (or, if the currency of the applicable LC Disbursement or reimbursement payment shall be a Designated Foreign Currency, an amount equal to the US Dollar Equivalent thereof using the LC Exchange Rate in effect on the applicable LC Participation Calculation Date). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments or any fluctuation in currency values, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to reimburse any LC Disbursement when due, (i) if such payment relates to a Letter of Credit denominated in a Designated Foreign Currency, automatically and with no further action required, the obligation of the Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the LC Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (ii) in the case of each LC Disbursement, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Revolving Percentage of the payment then due from the

Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Revolving Credit Lenders or a Swingline Lender have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in respect of any Letter of Credit denominated in a currency other than US Dollars would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or other tax, expense or loss (including any loss resulting from changes in currency exchange rates between the date of any LC Disbursement and the date of any reimbursement payment in respect thereof), the Borrower shall pay the amount of any such tax, expense or loss requested by the Administrative Agent or the relevant Issuing Bank or Lender, as applicable.
     (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Credit Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such LC Disbursement.
     (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, (i) in the case of any LC Disbursement denominated in US Dollars and at all times following the conversion to US Dollars of an LC Disbursement made in a Designated Foreign Currency pursuant to paragraph (e) of this Section, at the rate per annum then applicable to ABR Revolving Loans, and (ii) if such LC Disbursement is made in a Designated Foreign Currency, at all times prior to its conversion to US Dollars pursuant to paragraph (e) of this Section, at a rate per annum reasonably determined by the applicable Issuing Bank to represent the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Margin applicable to Eurodollar Revolving Loans at such time; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Designation of Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent and the Revolving Credit Lenders designate as additional Issuing Banks one or more Revolving Credit Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Credit Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form reasonably satisfactory to the Borrower and the Administrative Agent, shall set forth the LC Commitment of such Revolving Credit Lender and shall be executed by such Revolving Credit Lender, the Borrower and the Administrative Agent and, from and after the effective date of such agreement, (i) such Revolving Credit Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Credit Lender in its capacity as an Issuing Bank.

     (j) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent (whose consent will not be unreasonably withheld or delayed) and the successor Issuing Bank. Any Issuing Bank so replaced shall continue to have the benefit of this Agreement in respect of any Letters of Credit of that Issuing Bank which remain outstanding. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b).
     (k) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Revolving Credit Loans has been accelerated, the Required Revolving Credit Lenders or any Issuing Bank with any outstanding Letter of Credit) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders, an amount in cash equal to 102% of the LC Exposure with respect to the applicable Letters of Credit as of such date plus any accrued and unpaid interest thereon; provided that (i) amounts payable in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article 7. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Permitted Investments at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving Credit Loans has been accelerated (but subject to the consent of the Required Revolving Credit Lenders and each Issuing Bank with any outstanding Letter of Credit), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
     (l) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (who shall promptly provide notice to the Revolving Credit Lenders of the contents thereof) (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iii) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
     SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Designated Payment Account; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.
     (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

     SECTION 2.08. Termination and Reduction of Commitments. (a) If the Funding Date does not occur on or prior to June 30, 2011, the Commitment of each Lender shall terminate at the close of business on June 30, 2011. Unless previously terminated, the Revolving Credit Commitment of each Revolving Credit Lender shall terminate on the Revolving Credit Maturity Date. Unless previously terminated, the Term Loan Commitment of each Term Lender shall automatically terminate upon the funding of Term Loans to be made by it on the Funding Date.
     (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Sections 2.11 and 2.12, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments.
     (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other debt or equity issuances, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments of such Class. The Borrower shall pay to the Administrative Agent for the account of the Lenders of the applicable Class, on the date of each termination or reduction under paragraph (b) of this Section, any applicable commitment fees on the amount of the Commitments of such Class so terminated or reduced accrued to but excluding the date of such termination or reduction.
     SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date, (ii) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan on the Term Loan Maturity Date and (iii) to the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of (A) the Revolving Credit Maturity Date and (B) the first date after such Swingline Loan is made that is five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to Sections 2.11(b) and 2.12(g), the Borrower shall repay to the Administrative Agent for the account of the Term Lenders, on the dates set forth below, or if any such date is not a Business Day, on the immediately succeeding Business Day a principal amount of the Term Loans in an amount equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date[1]	Amount
June __, 2011	$7,500,000
September __, 2011	$7,500,000
December __, 2011	$7,500,000
March __, 2012	$7,500,000
June __, 2012	$7,500,000
September __, 2012	$7,500,000
December __, 2012	$7,500,000
March __, 2013	$7,500,000
June __, 2013	$15,000,000
September __, 2013	$15,000,000
December __, 2013	$15,000,000
March __, 2014	$15,000,000
June __, 2014	$22,500,000

[1]	Repayment Dates (which shall be in 3-month intervals from the Funding Date) to be filled in by Administrative Agent and Borrower on Funding Date.

Repayment Date[1]	Amount
September __, 2014	$22,500,000
December __, 2014	$22,500,000
March __, 2015	$22,500,000
June __, 2015	$30,000,000
September __, 2015	$30,000,000
December __, 2015	$30,000,000
Term Maturity Date	Remaining outstanding principal amount
     (b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.
     SECTION 2.11. Voluntary Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided, however, that each partial prepayment shall be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000 or, if less, the amount outstanding.
     (b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lenders) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other debt or equity issuances, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided further that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice relating to a Borrowing of any Class, the Administrative Agent shall advise the Lenders of such Class of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Voluntary prepayments of outstanding Term Loans under this Section 2.11 shall be applied to future scheduled amortization payments pursuant to Section 2.10(a) as directed by the Borrower. Prepayments under this Section 2.11 shall be accompanied by accrued interest to the extent required by Section 2.14 and shall be subject to Section 2.17, but otherwise without premium or penalty.
     SECTION 2.12. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Loans and all outstanding Swingline Loans and replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and each applicable Issuing Bank with respect to) all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Loans or Swingline Loans (or a combination thereof) and, after the Revolving Loans and Swingline Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and each applicable Issuing Bank with respect to) Letters of Credit in an amount sufficient to eliminate such excess.
     (b) Not later than the fifth Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.12(g).
     (c) No later than 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2011, the Borrower shall prepay outstanding Term Loans in accordance with Section 2.12(g) in an aggregate principal amount equal to (x) the Applicable ECF Percentage of Excess Cash Flow minus (y) voluntary prepayments of Term Loans under Section 2.11 during such fiscal year but only to the extent that such prepayments do not occur in connection with a refinancing of all or any portion of Term Loans; provided, that the amount of Term Loans required to be repaid on any date pursuant to this Section 2.12(c) shall be reduced, to the extent thereof, by an amount equal to the Excess Cash Adjustment Amount as of such date (before giving effect to the reduction in the succeeding clause of this sentence), and the Gross ECF Overpayment Amount shall in such case also be reduced on a dollar-for-dollar basis on such date.
     (d) If any Excess Cash Withheld Amount has been determined (as of the end of the preceding fiscal year) in respect of a fiscal year, and certified in accordance with the definition of “Excess Cash Withheld Amount”, then at any time and from time to time during such fiscal year the Borrower may by written notice to the Administrative Agent reduce such Excess Cash Withheld Amount (to the extent thereof), and if such notice is given then (x) the Borrower shall promptly prepay outstanding Term Loans in accordance with Section 2.12(g) in an aggregate amount equal to the Applicable ECF Percentage (calculated as of the end of the prior fiscal year) of the amount by which such Excess Cash Withheld Amount is to be reduced, as specified in such notice, and (y) the Excess Cash Withheld Amount in respect of such fiscal year shall be deemed reduced by the amount of such reduction as so specified, and any calculation of Unused Withheld Amount and Excess Cash Flow Overpayment Amount with respect to such fiscal year shall refer to the amount of Excess Cash Withheld Amount as so reduced.
     (e) Not later than 45 days after the end of each fiscal year, commencing with the fiscal year ending on December 31, 2012, the Borrower shall prepay outstanding Term Loans in accordance with Section 2.12(g) in an aggregate amount equal to the Applicable ECF Percentage (calculated as of the end of the prior fiscal year) of the Unused Withheld Amount, if any (after giving effect to Section 2.12(d)), from the prior fiscal year.
     (f) In the event that the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness (other than the issuance or incurrence of Indebtedness permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by the Borrower or such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.12(g).
     (g) Mandatory prepayments of outstanding Term Loans under this Section 2.12 shall be applied to reduce scheduled amortization payments pursuant to Section 2.10(a) (i) in forward order of maturity to payments coming due within 12 months of the date of such prepayment and (ii) to the extent of any excess, ratably by amount to the remaining scheduled payments.
     (h) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.12 shall be subject to Section 2.17, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
     SECTION 2.13. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee equal to the Applicable Margin of the average daily unutilized amount of the Revolving Credit Commitments during the period from and including the Funding Date to but excluding the date on which the Revolving Credit Commitments terminate. For purposes of calculation of the commitment fee, Swingline Loans shall not, but LC Exposure shall, be deemed to be a utilization of the Revolving Credit Commitments. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the Funding Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to such Lender’s participations in Letters of Credit, which shall accrue on each day at a rate per annum equal to the Applicable Margin for Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Funding Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank, for its own account, a fronting fee, which shall accrue at a rate of 25 basis points per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Funding Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, and (iii) to each Issuing Bank, for its own account, such Issuing Bank’s standard fees (or such other fees as may be agreed to by such Issuing Bank and the Borrower from time to time) with respect to the amendment, renewal or extension of any Letter of Credit issued by it or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Funding Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (c) If the Effective Date occurs but the Funding Date does not occur on or prior to March 31, 2011, a ticking fee shall accrue on the Commitments starting from April 1, 2011 until the Funding Date as follows: (i) in the case of the Revolving Credit Commitments, at the rate of 0.50% per annum of the Revolving Credit Commitments during the period from and including April 1, 2011 to but excluding the Funding Date and (ii) in the case of the Term Loan Commitments, at the rate of 2.50% per annum of the Lenders’ Term Loan Commitments during the period from and including April 1, 2011 to but excluding the Funding Date. Such ticking fee shall be payable by the Borrower to the Administrative Agent for the account of each Lender on the Funding Date (if, but only if, the Funding Date occurs).
     (d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
     (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees, participation fees and ticking fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.
     SECTION 2.14. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
     (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
     (d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Loans, upon termination of the

Revolving Credit Commitments and (iii) in the case of Term Loans on the Term Maturity Date; provided that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
     SECTION 2.16. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

     (ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or
     (iii) subject any Lender, the Issuing Bank or the Administrative Agent to any Taxes (other than Indemnified Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), in each case by an amount deemed by that Lender or Issuing Bank in good faith to be material, then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or any Issuing Bank determines that any Change in Law regarding tax, capital requirements or other requirements of law has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company including those with respect to capital adequacy), in each case by an amount deemed by that Lender in good faith to be material, then from time to time the Borrower will, without duplication of payments required to be made by the Borrower pursuant to Section 2.18 hereof, pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth the basis for the determination thereof, together with supporting calculations, shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining such amount or amounts, such Lender or such Issuing Bank shall act reasonably and in good faith, and may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
     (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such

Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20 then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (which loss, cost or expense shall not include lost profits). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth the basis for the determination thereof, together with supporting calculations, shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining such amount or amounts, such Lender shall act reasonably and in good faith. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     SECTION 2.18. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall to the extent permitted by applicable law be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, a Lender or an Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) In addition, each Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 Business Days after written demand therefor (together with a reasonable basis for the determination thereof), for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Loan Party under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower and setting forth the basis for the determination thereof, delivered to a Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
     (d) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to each Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(d) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. The certificate shall be conclusive as between each Lender and the Administrative Agent of the amount so paid or payable absent manifest error.
     (e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of that portion of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (f) (i) Any Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times as prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not the Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A) through (F) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would, unless indemnified by the Borrower to the reasonable satisfaction of the Lender, materially prejudice the legal position or commercial operations of the Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.18(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, the Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
     (ii) Without limiting the generality of the foregoing, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which the Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
     (A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding;
     (B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to another article of such tax treaty including, without limitation, the “business profits” or “other income” article of such tax treaty;
     (C) in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with the Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
     (D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit I (a “U.S. Tax Certificate”) to the effect that the Lender is not (w) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (x) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (y) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (z) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

     (E) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each beneficial owner (or partner or Participant) if the beneficial owner (or partner or Participant) were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, the Lender may provide a “U.S. Tax Certificate” on behalf of the partners; or
     (F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with the supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
     (iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by law and at such other time or times reasonably requested by the Administrative Agent or the Borrower, the documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and the additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent or the relevant Borrower to comply with its obligations under FATCA, to determine that the Lender has or has not complied with the Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from the payment. Solely for purposes of this Section 2.18(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
     (g) If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) within thirty days after receipt of such refund; provided, that such Loan Party, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority and the reasonable fees and expenses of the Administrative Agent, such Lender or such Issuing Bank) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to

make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Loan Parties or any other Person.
     SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set Offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank or the Swingline Lenders as expressly provided herein and except that payments pursuant to Section 2.16, 2.17 or 2.18 and 9.03 shall be made directly to the Persons entitled thereto; in the case of each payment, Borrower may make such payment in accordance with the wire transfer instructions from time to time provided by the Administrative Agent to the Borrower in writing, executed in original counterpart on the Administrative Agent’s letterhead. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in US Dollars except as expressly provided herein.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
     (c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d), 2.05(e), 2.06(b), 2.19(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or Section 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If any Lender requests compensation under Section 2.16, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender of any Class becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender of such Class, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Credit Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.13(a);
     (b) the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby;
     (c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
     (i) so long as no Event of Default shall have occurred and be continuing, all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Applicable Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (y) the sum of any non-Defaulting Lender’s Revolving Credit Exposure plus its Applicable Revolving Percentage of such Defaulting Lenders’ Swingline Exposure and LC Exposure does not exceed such non-Defaulting Lender’s Revolving Credit Commitment;
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure is outstanding;
     (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
     (iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.13(a) and (b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Revolving Percentages; and
     (v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Revolving Credit Lender hereunder, all fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
     (d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders that are Revolving Credit Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).
     If (i) a Bankruptcy Event with respect to a Lender Parent of any Revolving Credit Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lenders or the applicable Issuing Bank has a good faith belief that any Revolving Credit Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lenders shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lenders or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
     In the event that the Administrative Agent, the Borrower, the Swingline Lenders and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Credit Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Credit Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Revolving Percentage.
ARTICLE 3
Representations and Warranties
     The Borrower represents and warrants to the Lenders that:
     SECTION 3.01. Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) has all requisite power and authority to carry on its business as now conducted and (ii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers. The Loan Documents have been duly authorized by the Borrower, and will have been duly authorized by each other Loan Party on or prior to the Funding Date. The other Transactions will have been duly authorized by each Loan Party on or prior to the Funding Date. This Agreement has been duly executed and delivered by each Loan Party party hereto and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 3.03. Governmental Approvals; No Conflicts. The execution and delivery of this Agreement by each Loan Party party hereto, and performance by each such Loan Party of its obligations hereunder, in each case from and after the date such Loan Party becomes a party hereto, (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except for (i) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (ii) recordation of the Mortgages and (iii) such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law, statute, rule or regulation or the certificate or articles of incorporation, by-laws or other organizational documents of the Borrower or any of the Restricted Subsidiaries or any order of any Governmental Authority, (c) will not be in conflict with, violate or result in a default or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any indenture, agreement or other instrument binding upon the Borrower or any of the Restricted Subsidiaries or its property or assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries (except pursuant to the Fee Letter or the Loan Documents) and (d) will not result in the creation or imposition of any Lien, other than Liens permitted under Section 6.02, on any property or any asset now owned or hereafter acquired by the Borrower or any of its Restricted Subsidiaries (other than any Lien created hereunder or under the Collateral Documents), where any such conflict, violation, breach or default referred to in clause (b) or (c) of this Section 3.03, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders the Main Shipbuilding Subsidiary’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Main Shipbuilding Subsidiary and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Main Shipbuilding Subsidiary and its consolidated Subsidiaries as of the dates thereof.
     (b) The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma statements of income, stockholder’s equity and cash flows as of December 31, 2010, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the date hereof to be reasonable), accurately reflect all material adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.
     (c) There has not occurred since December 31, 2010, any event, occurrence, change, state of circumstances or condition which, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.
     SECTION 3.05. Properties. (a) From and after the Funding Date, each of the Borrower and the Restricted Subsidiaries has good title to, or valid leasehold interests in, or easements or other limited property interests in, or is licensed to use, all its real and personal property material to its business (including all Mortgaged Properties), except for defects in the foregoing that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or other ownership rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. From and after the Funding Date, all such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

     (b) Each of the Borrower and the Restricted Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (c) As of the Effective Date, neither the Borrower nor any of the Restricted Subsidiaries has received any written notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding for any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.
     (d) As of the Effective Date, neither the Borrower nor any of the Restricted Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
     (e) Each of the Borrower and the Restricted Subsidiaries owns, or is licensed or otherwise has the right to use, or could obtain ownership or possession of, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except for those the failure to own, possess, license or have the right to use which would not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Borrower and the Restricted Subsidiaries does not, to the knowledge of any Responsible Officer of the Borrower, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     (f) Schedule 3.05(f) lists completely and correctly as of the Effective Date all real property owned in fee by the Borrower or the Restricted Subsidiaries (and the addresses thereof) that are material to their business.
     (g) Schedule 3.05(g) lists completely and correctly as of the Effective Date all real property leased by the Borrower or the Restricted Subsidiaries (and the addresses thereof) that are material to their business.
     SECTION 3.06. Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no actions, suits or proceedings at law or in equity by or before any arbitrator or Governmental Authority pending against or, to the knowledge of a Responsible Officer of the Borrower, threatened against or affecting the Borrower or any of the Restricted Subsidiaries or any business, property or rights of any such Person (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that challenge the enforceability of any Loan Document.
     (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material

Adverse Effect, neither the Borrower nor any of the Restricted Subsidiaries (i) has failed, or is failing, to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     SECTION 3.07. Compliance with Laws and Agreements. (a) Each of the Borrower and the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures or other agreements or instruments evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     (b) None of the Borrower or any of the Restricted Subsidiaries is in default under any agreement or instrument or in violation of any corporate restriction that, in each case, has resulted or would reasonably be expected to result in a Material Adverse Effect.
     (c) Neither the Borrower or any of the Restricted Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.
     (d) Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed, and true and complete copies of such certificates of occupancy have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.
     SECTION 3.08. Investment Company Status. Neither the Borrower nor any of the Restricted Subsidiaries is required to be registered as an “investment company” under the Investment Company Act of 1940.
     SECTION 3.09. Taxes. Each of the Borrower and the Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed, subject to any applicable extensions without penalty, and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.10. ERISA. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each of the Borrower and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.11. Disclosure. Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered pursuant thereto (as modified or supplemented by other information so furnished, and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     SECTION 3.12. Use of Proceeds. The Borrower will use (i) the proceeds of Term Loans solely to finance a portion of the Contribution and related Transactions and for other general corporate purposes, and (ii) the proceeds of the Revolving Loans and Swingline Loans and the Letters of Credit solely for working capital needs and other general corporate purposes.
     SECTION 3.13. Margin Regulations. None of the Borrower nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Neither the proceeds of any Loan nor any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with the provisions of the regulations of the Board, including Regulation U or Regulation X.
     SECTION 3.14. Subsidiaries. Schedule 3.14 sets forth as of the Effective Date a list of all Restricted Subsidiaries of the Borrower and the two entities that are to be designated as Unrestricted Subsidiaries on or prior to the Funding Date, and the percentage ownership interest of the Borrower therein (it being understood and agreed that prior to the Spin-off, the Northrop Grumman Retained Subsidiaries shall be deemed not to be Subsidiaries or Restricted Subsidiaries of the Borrower). As of the Funding Date, the shares of capital stock or other ownership interests in Restricted Subsidiaries so indicated on Schedule 3.14 are, or will be, fully paid and non-assessable and are, or will be, owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Collateral Documents, and statutory or other non-consensual Liens permitted under Section 6.02).
     SECTION 3.15. Collateral Documents. From and after the Funding Date (and subject, if applicable, to Section 5.14), all filings and other actions necessary to perfect and protect the Liens in the Collateral created under, and in the manner and to the extent contemplated by, the Collateral Documents will have been duly made or taken or otherwise provided for in the manner reasonably requested by the Administrative Agent and will be in full force and effect, and the

Collateral Documents will, upon execution and delivery thereof, create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority Lien in the Collateral (to the extent contemplated by the Collateral Documents), securing the payment of the Secured Obligations, subject to Liens permitted by Section 6.02.
     SECTION 3.16. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of a Responsible Officer of the Borrower, threatened that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. All material payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.
     SECTION 3.17. Solvency. Immediately after giving effect to the consummation of the Transactions (including the Spin-off), (a) the fair value of the assets of the Borrower and the Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise of the Borrower and the Restricted Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and the Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise of the Borrower and the Restricted Subsidiaries on a consolidated basis, as such debts and other liabilities become absolute and matured; (c) the Borrower and the Restricted Subsidiaries on a consolidated basis will be able to pay the debts and liabilities, subordinated, contingent or otherwise of the Borrower and the Restricted Subsidiaries on a consolidated basis, as such debts and liabilities become absolute and matured; and (d) the Borrower and the Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Funding Date.
     SECTION 3.18. Transaction Documents. As of the Effective Date, the Borrower has delivered to the Administrative Agent a complete and correct copy of the Transaction Documents that are in effect as of such date (including all schedules, exhibits, amendments, supplements and modifications thereto). Neither the Borrower nor any Loan Party or, to the knowledge of the Borrower or each Loan Party, any other Person party thereto is in default in the performance or compliance with any material provisions thereof.
     SECTION 3.19. Insurance. The Borrower and the Restricted Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

     SECTION 3.20. OFAC. Neither the Borrower nor any Restricted Subsidiary (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by section 2 of such executive order, or is otherwise associated with any such person in any manner violative of such section 2, or (iii) is a person on the list of “Specially Designated Nationals” and “Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     SECTION 3.21. Patriot Act. The Borrower and each Restricted Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE 4
Conditions
     SECTION 4.01. Effective Date. This Agreement shall become effective as of the date hereof upon the satisfaction of the conditions precedent set forth in this Section 4.01 (the date upon which all such conditions precedent under this Section 4.01 shall be satisfied referred to as the Effective Date):
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
     (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders and dated the Effective Date) of Gibson Dunn & Crutcher LLP, counsel for the Borrower, and covering such other matters relating to the Borrower or the Loan Documents as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
     (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the

Secretary or Assistant Secretary of the Borrower dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or the Administrative Agent may reasonably request.
     (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03.
     (e) The Lenders shall have received (i) the financial statements referred to in Sections 3.04(a) and 3.04(b) and (ii) forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on an annual basis for 2010 through 2015.
     (f) The Administrative Agent shall have received, at least 5 days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that have been requested by the Administrative Agent and the Lenders no later than 10 days prior to the Effective Date.
     (g) The Borrower shall have received (i) a corporate credit rating from Moody’s, a corporate family rating from S&P and an issuer default rating from Fitch, and (ii) a rating of the Senior Credit Facilities by Moody’s, S&P and Fitch.
     (h) The Collateral Agent shall have received a Perfection Certificate with respect to the Borrower and each Wholly Owned Domestic Restricted Subsidiary dated the Effective Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Borrower and each Wholly Owned Domestic Restricted Subsidiary in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

     (i) All material governmental and third party approvals necessary in connection with the Senior Credit Facilities and the Loan Documents shall have been obtained and be in full force and effect.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date.
     SECTION 4.02. Funding Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the following conditions is satisfied (or waived pursuant to Section 9.02) on or prior to June 30, 2011 (the date upon which all such conditions precedent under this Section 4.02 shall be satisfied or waived referred to as the Funding Date, and, in the event such conditions are not so satisfied or waived by June 30, 2011, the Commitments shall terminate on such date):
     (a) The Effective Date shall have occurred.
     (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders and dated the Funding Date) of Gibson Dunn & Crutcher LLP, counsel for the Borrower, Brownstein Hyatt Farber Schreck, LLP, Nevada counsel for the Borrower and George M. Simmerman, Vice President and Sector Counsel of Northrop Grumman Shipbuilding, Inc., and covering such other matters relating to the Loan Parties, the Collateral Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
     (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Guarantor, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of such Guarantor as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Guarantor dated the Funding Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Guarantor as in effect on the Funding Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Guarantor authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Guarantor have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Guarantor; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or the Administrative Agent may reasonably request
     (d) The Collateral Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Funding Date. The Collateral Agent shall be reasonably satisfied that all actions necessary to establish that the Collateral

Agent will have a security interest on behalf of the Secured Parties in the Collateral of the type and priority described in each Collateral Document shall have been taken. Nothing contained in the foregoing sentence shall be construed to require the satisfaction of the post-Funding Date obligations set forth in Section 5.14 prior to the Funding Date.
     (e) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.05 and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent. In addition, the Administrative Agent shall have received a schedule setting forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower or the Restricted Subsidiaries as of the Funding Date. As of such date, such insurance shall be in full force and effect and all premiums shall have been duly paid.
     (f) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Funding Date and duly executed by a Responsible Officer of the Borrower.
     (g) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Borrower and the Restricted Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent within the meaning of the term “solvency” as set forth in Section 3.17.
     (h) The final terms and conditions of each aspect of the Transactions, including without limitation, all tax aspects thereof, shall be consistent in all material respects with the terms set forth in the Distribution Agreement and the information set forth in the Form 10. The Lead Arrangers shall be reasonably satisfied with the terms and conditions of the Distribution Agreement and the other Transaction Documents, it being understood and agreed that the Lead Arrangers are reasonably satisfied with the terms and conditions set forth in the forms of the Transaction Documents delivered to the Lead Arrangers prior to the Effective Date. Since the Effective Date, the Transaction Documents shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived, in each case in a manner that is materially adverse to the interests of the Lenders, without the prior written consent of the Lead Arrangers. The Pre-Contribution Internal Reorganization shall have been consummated. The Lead Arrangers shall be reasonably satisfied that (x) the Contribution will be consummated substantially contemporaneously with the initial funding of the Senior Credit Facilities pursuant to this Section 4.02 and (y) all regulatory approvals necessary to consummate the Spin-off (after the Funding Date) shall have been (or substantially contemporaneously with the initial funding of the Senior Credit Facilities hereunder shall be) obtained and all other conditions necessary to consummate the Spin-off after the Funding Date (other than those which, pursuant to the Transaction Documents, are to be satisfied after the initial funding of the Senior Credit Facilities hereunder) shall have been (or substantially contemporaneously with the initial funding of the Senior Credit Facilities hereunder shall be) satisfied, in each case in accordance with the applicable Transaction Documents and applicable law. The proceeds of the issuance of the Senior Notes shall have been (or substantially contemporaneously with the initial funding of the Senior Credit Facilities hereunder shall be) released to the Borrower from the Senior Notes

Escrow in an aggregate principal amount that together with the aggregate principal amount of the Term Loans funded pursuant to this Section 4.02 shall be up to $1,775,000,000.
     (i) On the Funding Date, after giving effect to the Transactions, neither the Borrower nor any of its Restricted Subsidiaries shall have any material Indebtedness for borrowed money, other than (i) the Senior Credit Facilities, (ii) the Senior Notes, (iii) up to $83,700,000 of indebtedness under a loan agreement with the Mississippi Business Finance Corporation (“MBFC”) in connection with MBFC’s issuance of 7.81% Economic Development Revenue Bonds (Ingalls Shipbuilding, Inc. Project) Taxable Series 1999A due 2024 and (iv) up to $22,000,000 of indebtedness under a loan agreement with the MBFC in connection with the MBFC’s issuance of 4.55% Gulf Opportunity Zone Industrial Revenue Bonds (Northrop Grumman Ship Systems, Inc. Project) Series 2006 due 2028 (the “GO Zone Bonds”).
     (j) There shall not have occurred since December 31, 2010 any event, occurrence, change, state of circumstances or condition which, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.
     (k) The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Funding Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
     (l) The Administrative Agent shall have received a certificate, dated the Funding Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03.
     SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties made by or on behalf of the Borrower and the Restricted Subsidiaries set forth in this Agreement and in the Collateral Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 5
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that the Borrower will, and will (from and after the Funding Date in the case of Sections 5.05(a) and (c), 5.08, 5.11 and 5.14) cause each of the Restricted Subsidiaries to:
     SECTION 5.01. Financial Statements; Ratings Change and Other Information. In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:
     (a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;
     (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with a customary “management discussion and analysis” provision;
     (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a duly completed Compliance Certificate signed by a Financial Officer of the Borrower (i) certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.10, 6.11 and 6.12 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default under Section 6.11 or 6.12 (which certificate may be limited to the extent required by accounting rules or guidelines);
     (e) within 90 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget.
     (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
     (g) promptly after Moody’s, S&P or Fitch shall have announced a change in the rating established or deemed to have been established for the Borrower or the Senior Credit Facilities, written notice of such rating change;
     (h) promptly after the receipt thereof by the Borrower or any Restricted Subsidiary, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;
     (i) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
     (j) promptly following any request therefor, subject to compliance with applicable law and any restrictions imposed by a Governmental Authority, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request (for itself or on behalf of any Lender); and.
     (k) if there are any Unrestricted Subsidiaries as of the last day of any fiscal quarter, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.01(a) or 5.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of any Unrestricted Subsidiaries that constitute Significant Subsidiaries from such consolidated financial statements.
     Information required to be delivered pursuant to paragraphs (a), (b) or (f) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been delivered to the Administrative Agent in a format which is suitable for posting by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and the Borrower shall endeavor to deliver or cause to be delivered to the Administrative Agent a confirming electronic correspondence providing notice of such availability, provided that the failure to deliver such confirming electronic correspondence shall not constitute a default hereunder); provided that the Borrower shall deliver paper copies of such information to any Lender that requests such delivery. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
     SECTION 5.02. Notices of Material Events. Furnish to the Administrative Agent (for distribution to each Lender) promptly, upon a Responsible Officer of the Borrower obtaining actual knowledge thereof, written notice of the following:
     (a) the occurrence of any Default;
     (b) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding whether at law or in equity by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence or reasonably expected occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000; and
     (d) any other development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 5.03. Existence; Conduct of Business. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit the Transactions or any merger, consolidation, liquidation or dissolution permitted under Section 6.05.
     SECTION 5.04. Payment of Obligations. Pay and discharge all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a Lien upon the property of the Borrower or such Restricted Subsidiary; provided that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such Tax, assessment, charge, levy or claims (i) the payment of which is being contested in good faith and by proper proceedings, (ii) not yet delinquent or (iii) the non-payment of which, if taken in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.05. Maintenance of Properties; Insurance.
     (a) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and except where failure to do so would not reasonably be expected to result in a Material Adverse Effect.
     (b) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     (c) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Funding Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.
     (d) If at any time the area in which the Property (as specifically defined in a Mortgage) is located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and if available in the community in which the Property is located, obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.
     (e) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Agent as an additional insured, on forms satisfactory to the Collateral Agent.
     (f) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.05 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.
     SECTION 5.06. Books and Records; Inspection Rights; Maintenance of Ratings. (a) Keep proper books of record and account in accordance with GAAP.
     (b) Permit any representatives designated by the Administrative Agent (or, if any Event of Default has occurred and is continuing, any Lender), upon reasonable prior notice and subject to reasonable requirements of confidentiality, including the requirements imposed by any Governmental Authority or by contract, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested, provided that the exercise of rights under this Section shall not unreasonably interfere with the business of the Borrower and its Subsidiaries and the Administrative Agent and the Lenders shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s accountants.
     (c) Use commercially reasonable efforts to (i) cause the Senior Credit Facilities to be continuously rated by S&P and Moody’s and, at the Borrower’s election, Fitch, and (ii) maintain a corporate rating from S&P, a corporate family rating from Moody’s, and, at the Borrower’s election, an issuer default rating from Fitch, in each case in respect of the Borrower.
     SECTION 5.07. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.08. Use of Proceeds and Letters of Credit. Use the proceeds of the Loans and the issuance of Letters of Credit solely for the purposes described in Section 3.12.
     SECTION 5.09. Employee Benefits. Comply with the applicable provisions of ERISA and the Code, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.10. Compliance with Environmental Laws. Comply, and cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action required by Environmental Laws or by a Governmental Authority; provided, however, that none of the Borrower or any Restricted Subsidiary shall be required to undertake any remedial action or incur any compliance cost required by Environmental Laws or by a Governmental Authority to the extent that its obligation to do so is being contested in good faith and by proper proceedings and, if applicable, appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     SECTION 5.11. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents. The Borrower will cause any subsequently acquired or organized Wholly Owned Subsidiary that is a Domestic Restricted Subsidiary to become a Loan Party by executing the Guarantee and Security Agreement and each applicable Collateral Document in favor of the Collateral Agent. In addition, from time to time (other than during a Collateral Suspension Period), the Borrower will, at its cost and expense, promptly secure the Secured Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Secured Obligations shall be secured (other than during a Collateral Suspension Period) by substantially all the assets of the Borrower and its Restricted Subsidiaries (but, as to real property, shall be secured only by Material Real Property owned as of, or acquired subsequent to, the Effective Date)). Such security interests and Liens will be created under the Collateral Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (consistent with the items required under Section 5.14) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of any Material Real Property.
     SECTION 5.12. Designation of Subsidiaries. In the case of the Borrower, at any time and from time to time in its sole discretion, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Sections 6.11 and 6.12 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (c) no Subsidiary that owns any Equity Interests of any Restricted Subsidiary, shall be an Unrestricted Subsidiary, (d) (i) the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the applicable Restricted Subsidiary therein at the date of designation in an amount equal to the net book value (or, in the case of any guarantee or similar Investment, the fair market value thereof) of such Investments of the Borrower or such Restricted Subsidiary and (ii) no such designation shall be effective if, immediately after such designation, the sum of (x) the amount of all such Investments and (y) the amount of all Investments in majority-owned joint ventures, in each case net of cash returned to the Borrower or a Restricted Subsidiary in respect of such Investments, exceeds $150,000,000 in the aggregate, (e) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Notes, any other Permitted Senior Indebtedness or any Permitted Subordinated Indebtedness (unless it is concurrently designated as an Unrestricted Subsidiary for the purpose of such other Indebtedness) and (f) there shall be no Unrestricted Subsidiary (other than Titan II and Ascension) on the Effective Date or the Funding Date. If any Person becomes a Restricted Subsidiary on any date after the Funding Date (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), the Indebtedness of such Person outstanding on such date will be deemed to have been incurred by such Person on such date for purposes of Section 6.01, but will not be considered the sale or issuance of Equity Interests for purposes of Section 6.05. Titan II and Ascension will be deemed designated an Unrestricted Subsidiary immediately upon its becoming a Subsidiary of the Borrower, provided that the conditions in clauses (a) through (e) above are satisfied at such time.
     SECTION 5.13. Maintenance of Separate Existence. So long as Titan II shall exist, do all things necessary to cause Titan II to maintain a separate existence from the Borrower and each other Restricted Subsidiary, including, without limitation, causing Titan II to (i) maintain proper corporate records and books of account separate from those of the Borrower and each other Restricted Subsidiary; (ii) hold appropriate meetings of its board of directors, keep minutes of such meetings and of meetings of its members and observe all other necessary organizational formalities (and any successor shall observe similar procedures in accordance with its governing documents and applicable law); (iii) at all times hold itself out to the public under its own name as a legal entity separate and distinct from the Borrower and each other Restricted Subsidiary; and (iv) refrain from (A) having any assets other than as contemplated by the Transaction Documents, (B) guaranteeing, becoming obligated for or holding itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person, or otherwise having any liabilities except for the guarantees and related liabilities pursuant to the Titan II Guarantees or liabilities for which Titan II is indemnified under the Transaction Documents, (C) acting with the intent to hinder, delay or defraud any of its creditors in violation of applicable law, (D) acquiring any securities or debt instruments of its Affiliates or any other Person, and (E) making loans or advances, or transferring its assets, to any Person, except (in the case of clauses (A), (B) and (E) above) for liabilities permitted under Section 6.08(b) and de minimis assets, liabilities, advances, loans and transfers related to the maintenance of Titan II’s existence or to the conduct of the activities of Titan II permitted under Section 6.08(b).
     SECTION 5.14. Post-Funding Date Collateral Matters. Within 90 days after the Funding Date (or such later date as agreed to by the Administrative Agent), (i) execute and deliver to the Collateral Agent or cause to be executed and delivered to the Collateral Agent each of the Collateral Documents, in form and substance satisfactory to the Collateral Agent, relating to each of the Mortgaged Properties, (ii) cause each of such Collateral Documents to be filed and recorded in the recording office as specified on Schedule 7(A) to the Perfection Certificate and,

in connection therewith, provide to the Collateral Agent evidence satisfactory to it of each such filing and recordation (or a lender’s title insurance policy, in form and substance consistent with clause (iv) below and covering the “gap” of time between the delivery of the applicable Collateral Document and the recordation of such Collateral Document), (iii) cause the Collateral Agent to receive, in order to comply with the Flood Laws, the following documents relating to Mortgaged Properties: (A) a completed standard flood hazard determination form; (B) if any improvement(s) comprising part of the Mortgaged Properties are located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP; and (C) documentation evidencing the Borrower’s receipt of the Borrower Notice; and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the applicable property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Collateral Agent; and (iv) cause to be delivered to the Collateral Agent such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company selected by the Borrower and reasonably acceptable to the Collateral Agent, insuring such Collateral Document as a first lien on such Mortgaged Property, subject to no Liens other than the Liens permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as may be available in the applicable jurisdiction and reasonably requested by the Collateral Agent and the Lenders, with insurance amounts of not more than 105% of the actual value (as reasonably estimated by the Borrower based on real estate tax assessment information) of the applicable Mortgaged Property at the time such Collateral Document is recorded, together with such surveys, abstracts, appraisals and reasonable and customary legal opinions reasonably requested by the Collateral Agent.
ARTICLE 6
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that the Borrower will not, nor will it (from and after the Funding Date) cause or permit any of the Restricted Subsidiaries to:
     SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness existing on the date hereof or expected to be existing on the Funding Date and, in each case, set forth in Schedule 6.01, and any Permitted Refinancing thereof;
     (b) (i) Indebtedness created hereunder and under the other Loan Documents and (ii) Indebtedness in respect of the Senior Notes and any Permitted Refinancing thereof;

     (c) intercompany Indebtedness of the Borrower and the Restricted Subsidiaries to the extent permitted by Section 6.04; provided that Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations (as defined in the Guarantee and Security Agreement) pursuant to a Global Intercompany Note;
     (d) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including by way of a Permitted Acquisition), and any Permitted Refinancing thereof; provided that (i) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e) at any time outstanding shall not exceed the greater of (A) $50,000,000 and (B) 1.5% of Consolidated Net Tangible Assets;
     (e) Capital Lease Obligations and any Permitted Refinancing thereof, in an aggregate principal amount that, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), shall not exceed the greater of (i) $50,000,000 and (ii) 1.5% of Consolidated Net Tangible Assets;
     (f) Indebtedness under or with respect to self-insurance obligations, performance bonds, bid bonds, completion guarantees, appeal bonds, customs bonds, surety bonds, return of money bonds, bankers’ acceptances and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business and not in connection with Indebtedness for borrowed money, including those incurred to secure health, safety and environmental obligations (including with respect to workers’ compensation claims or other types of social security benefits, environmental financial responsibility requirements and environmental remediation programs or to secure the performance of statutory obligations and other obligations of a like nature arising from legal or regulatory requirements), in each case in the ordinary course of business;
     (g) Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person; provided that upon the occurrence of Indebtedness with respect to reimbursement obligations regarding worker’s compensation claims, such obligations are reimbursed in the ordinary course of business consistent with past practice;
     (h) Indebtedness in respect of the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;
     (i) Indebtedness incurred in the ordinary course of business to finance insurance policy premiums;

     (j) Indebtedness in respect of agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Borrower;
     (k) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof and any Permitted Refinancing thereof; provided that (i) such Indebtedness exists at the time such Persons becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (ii) immediately before and after such Person becomes a Restricted Subsidiary, no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(k) shall not exceed $50,000,000 at any time outstanding;
     (l) Indebtedness in respect of those Swap Contracts incurred in the ordinary course of business and not for speculative purposes and consistent with prudent business practice;
     (m) any Permitted Senior Indebtedness and any Permitted Subordinated Indebtedness; provided that in each case the Borrower and the Restricted Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Sections 6.11 and 6.12 after giving effect to such Indebtedness;
     (n) endorsements for collection or deposit in the ordinary course of business;
     (o) Indebtedness in respect of (i) customer advances received and held in the ordinary course of business or (ii) take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;
     (p) Indebtedness incurred on behalf of or representing Guarantees of Indebtedness of Unrestricted Subsidiaries or joint ventures in an amount not to exceed the amount of investments permitted under Section 6.04(p);
     (q) Guarantees of Indebtedness of the Borrower and its Restricted Subsidiaries that is permitted under clause (d), (e) or (n) of this Section 6.01; and
     (r) other Indebtedness of the Borrower or the Restricted Subsidiaries in an aggregate principal amount at any time outstanding not exceeding $200,000,000.
     SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
     (a) Liens on property or assets of the Borrower and its Restricted Subsidiaries existing on the date hereof or expected to be existing on the Funding Date and, in each case, set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and refinancings, extensions, renewals and replacements thereof permitted hereunder;
     (b) any Lien created under the Loan Documents;

     (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or assets of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Permitted Refinancing thereof, and (iii) such Lien does not apply to any other property or assets of the Borrower or any Restricted Subsidiary;
     (d) Liens for Taxes not yet due or which are being contested in compliance with Section 5.04;
     (e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s landlords’ or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days and payable or which are being contested in compliance with Section 5.04;
     (f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
     (g) pledges (in the ordinary course of business and consistent with past practice) and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, other obligations of a like nature incurred in the ordinary course of business, and other obligations permitted by Section 6.01(f), (g) or (h);
     (h) (i) encumbrances on real property that would be shown on a current and accurate survey and zoning restrictions, easements, rights-of-way, covenants, restrictions, agreements, reservations, riparian rights, mineral and air rights and similar encumbrances on real property imposed by law, recorded in the applicable land records, or arising in the ordinary course of business that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and (ii) all matters shown on or referred to in loan title policies issued to the Collateral Agent and the Lenders;
     (i) purchase money security interests in real property, improvements thereto or assets hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 120 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

     (j) judgment Liens securing judgments not constituting an Event of Default under Article 7 or securing appeal or other surety bonds related to such judgments;
     (k) Liens created in favor of the United States of America or any department or agency thereof or any other contracting party or customer in connection with advance or progress payments or similar forms of vendor financing or incentive arrangements;
     (l) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, or existing solely with respect to cash and Permitted Investments on deposit in one or more accounts maintained by any Loan Party or any Restricted Subsidiary of the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks which such accounts are maintained;
     (m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, and Liens on assets on loan, consignment or lease to the Borrower or a Restricted Subsidiary in the ordinary course of business, including UCC financing statements related to such assets;
     (n) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent of a Permitted Acquisition or other Investment otherwise permitted hereunder;
     (o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (p) Liens securing Capital Lease Obligations permitted under Section 6.01(e);
     (q) Liens on (i) insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 6.01(i) and (ii) deposits made in the ordinary course of business to secure liabilities for premiums to insurance carriers;
     (r) (i) Liens in the form of licenses, leases or subleases granted or created by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole and (ii) rights of Persons in possession under recorded or unrecorded leases, licenses, occupancy or concession agreements and easements entered into with the Borrower or any Restricted Subsidiary in the ordinary course of business;
     (s) Liens attaching to decommissioning trust funds as may be required pursuant to any requirement of law; and
     (t) other Liens in an aggregate amount not to exceed $50,000,000 at any time outstanding.

     SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.
     SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:
     (a) (i) investments by the Borrower and the Restricted Subsidiaries existing on the Funding Date in the Equity Interests of their respective Restricted Subsidiaries and joint ventures and (ii) additional investments by the Borrower and the Restricted Subsidiaries in the Equity Interests of the Restricted Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Security Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to therein) and (B) the aggregate amount of investments made pursuant to this clause (a) after the Funding Date by Loan Parties in, and loans and advances made pursuant to clause (c) below after the Funding Date by Loan Parties to, Restricted Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $10,000,000 at any time outstanding;
     (b) Permitted Investments;
     (c) loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a global intercompany note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Security Agreement, (ii) such loans and advances shall be unsecured, (iii) if owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party, such loans and advances shall be subordinated to the Secured Obligations (as defined in the Guarantee and Security Agreement) pursuant to a Global Intercompany Note and (iv) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties pursuant to this clause (c) shall be subject to the limitation set forth in clause (a) above;
     (d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (e) the Borrower and the Restricted Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof during any fiscal year (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $10,000,000;

     (f) investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;
     (g) the Borrower or any Restricted Subsidiary may acquire all or substantially all the assets of a Person or division or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Restricted Subsidiary; (ii) the Acquired Entity shall be in a Permitted Business; and (iii) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenants set forth in Sections 6.11 and 6.12 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.01(a) or Section 5.01(b), as the case may be, and Section 5.01(c) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.04(g) occurring after such period) as if such transaction had occurred as of the first day of such period; (C) if the total consideration of such acquisition exceeds $25,000,000, the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent and (D) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.11 and the Security Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) being referred to herein as a “Permitted Acquisition”);
     (h) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 6.05(b);
     (i) Investments by the Borrower or any Restricted Subsidiary constituting receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
     (j) Investments in connection with the Transactions;
     (k) Investments resulting from the disposition of interests in the shipyard in Avondale, Louisiana or the facilities in Waggaman, Louisiana, or Tallulah, Louisiana;
     (l) Guarantees constituting Indebtedness permitted by Section 6.01(b);
     (m) Investments by the Borrower in Swap Contracts permitted under Section 6.01(l);
     (n) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, investments in an aggregate amount, in each case net of cash returned to the Borrower or a Restricted Subsidiary in respect of such Investments, not to exceed the portion, if any, of the Available Retained Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.04(n), such election to be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the amount of the Available Retained Basket Amount immediately prior to such election and the amount thereof elected to be so applied (which amount shall, upon such application, increase the Available Retained Basket Usage Amount);
     (o) Investments constituting the guarantee of performance under a contract (other than Indebtedness) in the ordinary course of business;
     (p) investments, loans and advances by the Borrower and the Restricted Subsidiaries in Unrestricted Subsidiaries or majority-owned joint ventures so long as the aggregate amount invested, loaned or advanced pursuant to this Section 6.04(p) (determined without regard to any write-downs or write-offs of such investments, loans and advances), in each case net of cash returned to the Borrower or a Restricted Subsidiary in respect of such Investments, does not exceed $150,000,000 in the aggregate; and
     (q) in addition to investments permitted by paragraphs (a) through (o) above, additional investments, loans and advances by the Borrower and the Restricted Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this Section 6.04(q) (determined without regard to any write-downs or write-offs of such investments, loans and advances), in each case net of cash returned to the Borrower or a Restricted Subsidiary in respect of such Investments, does not exceed $150,000,000 in the aggregate.
     SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Restricted Subsidiary, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or division or line of business of such Person, except that (i) the Borrower and any Restricted Subsidiary may purchase and sell inventory in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (1) any Wholly Owned Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (2) any Wholly Owned Restricted Subsidiary may merge into or consolidate with any other Wholly Owned Restricted Subsidiary in a transaction in which the surviving entity is a Wholly Owned Restricted Subsidiary (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (3) any Restricted Subsidiary may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary (which such recipient Restricted Subsidiary shall be a Loan Party if the disposing Restricted Subsidiary is a Loan Party), (4) any Restricted Subsidiary may liquidate (other than in connection with a merger or a consolidation which shall be governed by the other clauses of this Section 6.05(a)) and distribute its assets ratably to its shareholders if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, and (5) the Borrower and the Restricted Subsidiaries may make Permitted Acquisitions, including by means of mergers or consolidations.

     (b) Make any Asset Sale otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 75% of which consists of cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed the greater of (i) $100,000,000 and (ii) 3.0% of the Consolidated Net Tangible Assets in any fiscal year.
     SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that:
     (i) any Restricted Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;
     (ii) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Borrower in connection with issuances of Equity Interests pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees, which purchase, redemption or other acquisition or retirement for value is in order to minimize dilution; provided, however, that the aggregate cash consideration paid for such purchase, redemption, acquisition or retirement for value does not exceed $10,000,000 in any fiscal year; provided, further, that any unused amounts in any fiscal year may be carried forward to one or more future periods subject to a maximum aggregate amount of repurchases made pursuant to this clause (ii) not to exceed $20,000,000 in any fiscal year;
     (iii) the Borrower may make Restricted Payments so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Borrower shall have a minimum of $300,000,000 of cash, Permitted Investments and/or availability under the Revolving Credit Facility and (C) each such Restricted Payment pursuant to this clause (iii) does not exceed the portion of the Available Retained Basket Amount on the date of such Restricted Payment that the Borrower elects to apply to such Restricted Payment pursuant to this Section 6.06(a)(iii), such election to be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the amount of the Available Retained Basket Amount immediately prior to such election and the amount thereof elected to be so applied (which amount shall, upon such application, increase the Available Retained Basket Usage Amount);
     (iv) the Borrower and each Subsidiary of the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
     (v) the Borrower and each Subsidiary of the Borrower may make Restricted Payments for the cashless exercise of options and warrants in respect of Equity Interests that represent a portion of the exercise price of such options;
     (vi) so long as no Default or Event of Default shall have occurred or be continuing or result therefrom, the Borrower and each Subsidiary of the Borrower may declare and make regular dividend payments or other distributions, or other Restricted Payments, in an amount not to exceed $30,000,000 in any fiscal year; provided that the amount of payments pursuant to this clause (vi) in respect of any fiscal year commencing with the fiscal year ending on December 31, 2012 shall be increased by an amount equal to unused amount of payments permitted pursuant to this clause (vi) in any preceding fiscal year (the “Restricted Payment Rollover Amount”); provided that any portion of the Restricted Payment Rollover Amount allocated to increase the amount of payments permitted pursuant to this clause (vi) for one fiscal year shall not be allocated to increase the amount of such permitted payments for any other fiscal year;
     (vii) the Borrower may make Restricted Payments so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) the Borrower shall have a minimum of $300,000,000 of cash, Permitted Investments and/or availability under the Revolving Credit Facility, (C) after giving effect thereto, the Leverage Ratio is below 2.75:1 and (D) the sum of (1) the aggregate amount of such Restricted Payments pursuant to this clause (vii) plus (2) the aggregate amount of Restricted Prepayments made pursuant to Section 6.09(b)(iii), does not exceed $100,000,000 in the aggregate; provided that (x) any Restricted Payments made pursuant to this clause (vii) shall be applied to increase dollar-for-dollar the Available Retained Basket Usage Amount and (y) such application shall be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the amount of the Available Retained Basket Amount immediately prior to such application and the amount thereof to be so applied; and
     (viii) the Borrower may consummate the Spin-off in accordance with the Distribution Agreement, and the Borrower and its Restricted Subsidiaries may make other Restricted Payments pursuant to the Transaction Documents.
     (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or Transaction Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to (x) any agreement in effect on the date hereof or on the Funding Date and set forth on Schedule 6.06 (including (1) in the case of any such agreement evidencing Indebtedness, any Permitted Refinancing and (2) in the case of any other such agreement, any amendment or renewal thereof that is not prohibited by any Loan Documents so long as such agreement, as so amended or renewed is no more restrictive with respect to such limitation than such agreement prior to giving effect to such amendment or renewal thereof) or (y) at the time any Person first becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (E) clause (i) of the foregoing shall not apply to (x) customary provisions in leases and other contracts restricting the assignment thereof and (y) encumbrances or restrictions that are customary provisions in asset sale agreements, stock sale agreements, sale leaseback agreements or other similar arrangements with respect to the disposition or distribution of assets or property subject to such agreements, and (F) the foregoing shall not apply to customary provisions in joint venture agreements, in each case applicable solely to such joint venture entered into in the ordinary course of business.
     SECTION 6.07. Transactions with Affiliates. Except for transactions between or among the Restricted Companies, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, other than:
     (i) transactions at prices and on terms and conditions not materially less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties,
     (ii) any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business,
     (iii) transactions pursuant to permitted agreements in existence on the Effective Date or expected to be existing on the Funding Date and, in each case, set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,
     (iv) any employment agreement or employee benefit plan entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto,
     (v) transactions otherwise permitted under Section 6.04 and Section 6.06,
     (vi) the existence of, or the performance by the Borrower or any of the Restricted Subsidiaries of its obligations under the terms of, the Distribution Agreement, or any agreement contemplated thereunder to which it is a party as of the Effective Date, provided, however, that the existence of, or the performance by the Borrower or any Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this clause (vi) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders in any material respect,
     (vii) any transaction or series of related transactions with an aggregate value or payment (and, if applicable, annual value or payment) of less than $1,000,000;

     (viii) transactions with any Affiliate for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business, and
     (ix) the Transactions.
     SECTION 6.08. Business of Borrower and Restricted Subsidiaries and Titan II. (a) Engage at any time in any business other than the Permitted Business.
     (b) Permit or cause Titan II, after (but not including) the Funding Date, to engage at any time in any business or have any assets or liabilities, other than (i) its liabilities as a guarantor under the Titan II Guarantees or liabilities for which Titan II is indemnified under the Transaction Documents, (ii) liabilities reasonably incurred in connection with the maintenance of Titan II’s corporate existence or arising from the Transaction Documents, and (iii) indemnities from the Borrower in support of the foregoing. For the avoidance of doubt, it is understood and agreed that in no event shall Titan II be merged into or consolidated with the Borrower or any other Subsidiary, other than an Unrestricted Subsidiary formed solely for the purpose of such merger that does not have any assets or operations (other than assets or operations incidental to its formation); provided that after such merger such surviving Unrestricted Subsidiary shall be deemed to be “Titan II” thereafter for purposes of this Agreement (including without limitation, Section 5.13).
     SECTION 6.09. Certain Other Indebtedness. (a) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Senior Notes, any other Permitted Senior Indebtedness or any Permitted Subordinated Indebtedness is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially impair the value of the interest or rights of any Loan Party thereunder or would materially impair the rights or interests of the Agent or any Lender, other than any termination thereof in connection with the payment in full of all obligations thereunder in accordance with the terms of this Agreement (including, without limitation, Section 6.09(b) hereof).
     (b) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any Senior Notes, any other Permitted Senior Indebtedness or any Permitted Subordinated Indebtedness or make any payment in violation of any subordination terms of any Permitted Subordinated Indebtedness (collectively, “Restricted Prepayments”), except:
     (i) the refinancing thereof with net cash proceeds of (A) in the case of Permitted Subordinated Indebtedness, any issuance of Qualified Capital Stock or other Permitted Subordinated Indebtedness, and (B) in the case of the Senior Notes or any other Permitted Senior Indebtedness, any issuance of Qualified Capital Stock, Permitted Subordinated Indebtedness or other Permitted Senior Indebtedness;
     (ii) the conversion of any Permitted Subordinated Indebtedness, any Senior Notes or any other Permitted Senior Indebtedness to Qualified Capital Stock;

     (iii) so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) no Revolving Loans are outstanding at such time, Restricted Prepayments in an amount, in the case of each such Restricted Prepayment, up to the portion, if any, of the Available Retained Basket Amount on the date of such Restricted Prepayment that the Borrower elects to apply to this Section 6.09(b)(iii), such election to be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the amount of the Available Retained Basket Amount immediately prior to such election and the amount thereof elected to be so applied (which amount shall, upon such application, increase the Available Retained Basket Usage Amount);
     (iv) so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) the Borrower has at such time a minimum of $300,000,000 of cash, Permitted Investments and/or availability under the Revolving Credit Facility, (C) after giving effect thereto, the Leverage Ratio is below 2.75:1 and (D) the sum of (1) the aggregate amount of such Restricted Prepayments pursuant to this clause (iv) plus (2) the aggregate amount of Restricted Payments made pursuant to Section 6.06(a)(vii) does not exceed $100,000,000 in the aggregate; provided that (x) any Restricted Prepayments made pursuant to this clause (iv) shall be applied to increase dollar-for dollar the Available Retained Basket Usage Amount and (y) such application shall be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the amount of the Available Retained Basket Amount immediately prior to such application and the amount thereof to be so applied; and
     (v) in addition to Restricted Prepayments permitted by paragraphs (i) through (iii) above, additional Restricted Prepayments in an aggregate amount not to exceed $100,000,000 during the term of this Agreement; provided that at the time of any such prepayment, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Borrower has at such time a minimum of $300,000,000 of cash, Permitted Investments and/or availability under the Revolving Credit Facility.
     SECTION 6.10. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Borrower and the Restricted Subsidiaries in any period set forth below to exceed (i) the amount of such Capital Expenditures made with the portion, if any, of the Available Retained Basket Amount on the date of any election that the Borrower elects to apply to this Section 6.10(i), such election to be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the amount of the Available Retained Basket Amount immediately prior to such election and the amount thereof elected to be so applied (which amount shall, upon such Capital Expenditure, increase the Available Retained Basket Usage Amount), plus (ii) the amount set forth below for such period:

Fiscal Year	Amount
2011	$350,000,000
2012	$200,000,000
2013	$200,000,000
2014	$200,000,000
2015 and thereafter	$200,000,000

     The amount of permitted Capital Expenditures set forth in the table above in respect of any fiscal year commencing with the fiscal year ending on December 31, 2012 (the “Specified Permitted CapEx Amount”) shall be increased (but not decreased) by the amount of the unused Specified Permitted CapEx Amount for the immediately preceding fiscal year (the “CapEx Rollover Amount”); provided that any CapEx Rollover Amount shall be available to be used in such fiscal year only after the Specified Permitted CapEx Amount for such fiscal year has been fully used in such fiscal year. In addition, the amount of permitted Capital Expenditures that would otherwise be permitted in any fiscal year pursuant to this Section 6.10 (including as a result of the preceding sentence) may be increased by an amount not to exceed 50% of the Specified Permitted CapEx Amount for the immediately succeeding fiscal year (the “CapEx Pull Forward Amount”); provided that before any Capital Expenditures are made in a fiscal year pursuant to the CapEx Pull Forward Amount, Capital Expenditures shall have been made in such fiscal year in an amount equal to the Capital Expenditures otherwise permitted in such fiscal year (including as a result of the application of the preceding sentence). The actual CapEx Pull Forward Amount that is used in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the Specified Permitted CapEx Amount for the immediately succeeding fiscal year. Notwithstanding anything to the contrary in this paragraph, the amount of Capital Expenditures permitted to be made pursuant to clause (ii) of this Section 6.10 (including as a result of the application of the preceding sentences) in any fiscal year shall not exceed 200% of the Specified Permitted CapEx Amount for such fiscal year.
     SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on a date or during any period set forth below to be less than the ratio set forth opposite such date or period below:

Date or Period	Ratio
Quarter ending March 31, 2011	3.50:1
Quarter ending June 30, 2011	3.50:1
Quarter ending September 30, 2011	3.50:1
Quarter ending December 31, 2011	3.50:1
Quarter ending March 31, 2012	3.50:1
Quarter ending June 30, 2012	3.50:1
Quarter ending September 30, 2012	3.75:1
Quarter ending December 31, 2012	3.75:1
Quarter ending March 31, 2013	3.75:1
Quarter ending June 30, 2013	3.75:1
Quarter ending September 30, 2013	4.00:1
Quarter ending December 31, 2013	4.00:1
Quarter ending March 31, 2014	4.25:1
Quarter ending June 30, 2014	4.25:1
Quarter ending September 30, 2014	4.25:1
Quarter ending December 31, 2014	4.25:1
Quarter ending March 31, 2015 and thereafter	4.50:1

     SECTION 6.12. Maximum Leverage Ratio. Permit the Leverage Ratio as of the last day of any period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
Quarter ending March 31, 2011	4.50:1
Quarter ending June 30, 2011	4.50:1
Quarter ending September 30, 2011	4.50:1
Quarter ending December 31, 2011	4.25:1
Quarter ending March 31, 2012	4.25:1
Quarter ending June 30, 2012	4.25:1
Quarter ending September 30, 2012	4.00:1
Quarter ending December 31, 2012	4.00:1
Quarter ending March 31, 2013	3.75:1
Quarter ending June 30, 2013	3.75:1
Quarter ending September 30, 2013	3.50:1
Quarter ending December 31, 2013	3.25:1
Quarter ending March 31, 2014	3.00:1
Quarter ending June 30, 2014	3.00:1
Quarter ending September 30, 2014	3.00:1
Quarter ending December 31, 2014	3.00:1
Quarter ending March 31, 2015 and thereafter	2.75:1
     SECTION 6.13. Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than December 31.
     SECTION 6.14. Transactions. For the avoidance of doubt, notwithstanding anything else to the contrary in this Agreement, the Borrower and the Restricted Subsidiaries shall be permitted to consummate the Transactions.
ARTICLE 7
Events of Default
     If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or LC Disbursement or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

     (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement, any other Loan Document, the borrowings or issuances of Letters of Credit hereunder or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made, deemed made or furnished;
     (d) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.05(k)(ii), 5.02(a), 5.03 (with respect to the Borrower’s existence), 5.08, 5.12 or in Article 6;
     (e) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
     (f) the Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable;
     (g) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (and the lapse of any applicable grace periods in respect thereof); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (h) an involuntary case or other proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its property or assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or other similar law now or hereafter in effect or seeking (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the

Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (v) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (vi) make a general assignment for the benefit of creditors or (vii) take any action for the purpose of effecting any of the foregoing;
     (j) one or more judgments for (x) the payment of money in an aggregate amount in excess of $40,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company and does not dispute coverage) or (y) injunctive relief which would reasonably be expected to result in a Material Adverse Effect shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall, in each case, remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, by reason of a pending appeal or otherwise, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;
     (k) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would be expected to result in liability of the Borrower and its Restricted Subsidiaries in an aggregate amount exceeding $40,000,000;
     (l) any Guarantee under the Guarantee and Security Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Security Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);
     (m) any security interest purported to be created by any Collateral Document in any material portion of the Collateral shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in the securities, assets or properties covered thereby;
     (n) any Permitted Subordinated Indebtedness of the Borrower and its Restricted Subsidiaries constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such Indebtedness;
     (o) a Change in Control shall occur; or
     (p) the Spin-off shall not have occurred as soon as practicable and within 5 Business Days of the Funding Date;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (or in the case of terminating the Revolving Credit Commitments pursuant to clause (i) below, the Required

Revolving Credit Lenders), shall, by notice to the Borrower, take any or all of the following actions, as applicable, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided that in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Nothing in this Agreement shall constitute a waiver of any rights or remedies the Lenders may otherwise have, including setoff rights.
ARTICLE 8
The Administrative Agent and the Collateral Agent
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article 8, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) as its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.
     Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, neither Agent shall not have any duty to disclose, and nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent and/or Collateral Agent or any of its

Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent and to confirm the occurrence of the Effective Date in accordance with Section 4.02.
     The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Senior Credit Facilities as well as activities as Agent.
     Subject to the appointment and acceptance of a successor Agent as provided below, each Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor (such successor to be approved by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, if an Event of Default shall exist at such time, no approval of the Borrower shall be required). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing

Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank and the Swingline Lender, in which case such resigning Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights, duties and obligations as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, as an Issuing Bank (and shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit) and a Swingline Lender, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
     It is agreed that the Syndication Agent, Documentation Agents, Lead Arrangers and Joint Bookrunners shall, in their capacities as such, have no duties or responsibilities under this Agreement or liability in connection with this Agreement. None of the Syndication Agent, Documentation Agents, Lead Arrangers and Joint Bookrunners, in their capacities as such, has or is deemed to have any fiduciary relationship with any Lender.

ARTICLE 9
Miscellaneous
     SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Borrower, to it at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607, Attention of D.R. Wyatt (Telecopy No. (757) 688-6449);
     (ii) if to the Administrative Agent to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of Omar Jones (Telecopy No. (713) 750-2938), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Matthew Massie (Telecopy No. (212) 270-5100, E-mail: Matthew.Massie@jpmorgan.com);
     (iii) if to the Swingline Lenders, to them at (A) JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of Omar Jones (Telecopy No. (713) 750-2938), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Matthew Massie (Telecopy No. (212) 270-5100, E-mail: Matthew.Massie@jpmorgan.com); and
     (iv) if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     (d) Each Lender is responsible for providing prompt notice to the Administrative Agent of any changes to the information set forth in its Administrative Questionnaire.
     SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any other Loan Document (other than any LC Continuing Agreement) nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders and (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or any LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b), 2.19(c) or any other provision of the Loan Documents in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each affected Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Credit Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) without the written consent of each Lender, (vii) release all or substantially all of the Collateral without the written consent of each Lender, (viii) change any of the provisions in Section 9.04(b) in such a way that imposes greater restrictions on a Lender’s ability to assign all or a portion of its rights and obligations under this Agreement without the written consent of each Lender adversely affected thereby, (ix) change any of the provisions of Section 15 (Application of Proceeds) of the Guarantee and Security Agreement without the consent of each Lender and (x) amend, modify, supplement or waive any condition precedent to any Revolving Loan set forth in Section 4.03 without the written consent of the Required Revolving Credit Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be.

     Notwithstanding anything to the contrary contained in this Section 9.02(b), on the Funding Date the Administrative Agent and the Borrower shall be permitted, without the consent of any other Lender, to complete the column under “Repayment Dates” in the table set forth in Section 2.10(a) to reflect repayment dates that are in successive 3-month intervals from the Funding Date.
     (c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all the Lenders, if the consent of Lenders representing the Required Lenders to such Proposed Change is obtained, but the consent of any other Lender is not obtained (any such Lender whose consent is not obtained as described in this Section 9.02(c) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, any assignee identified by the Borrower (with the consent of such assignee) that is a Lender, an Affiliate of a Lender, an Approved Fund or otherwise reasonably acceptable to the Administrative Agent (and that is not a Non-Consenting Lender) shall have the right, after consultation of the Borrower with the Administrative Agent (and with the consent of the Administrative Agent to the extent such assignment would require its consent under Section 9.04(b)(i)), to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender (including with respect to any processing and recordation fees that may be applicable pursuant to Section 9.04(b)(ii)), all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of such Proposed Change, for an amount equal to the principal balance of all Loans (and funded participations in Swingline Loans and unreimbursed LC Disbursements) held by such Non-Consenting Lender and all accrued interest, accrued fees and other amounts with respect thereto through the date of sale (including amounts under Sections 2.16, 2.17 and 2.18), such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 9.04(b) (which Assignment and Assumption need not be signed by such Non-Consenting Lender).
     SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Lead Arrangers, the Collateral Agent, each Issuing Bank and Swingline Lender, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP and any other special or local counsel for the Administrative Agent as may have been retained by the Administrative Agent after consultation with the Borrower, in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or any amendments, modifications or waivers of the provisions hereof (in each case whether or not the Transactions are consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights under or in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Lead Arrangers each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the arrangement and the syndication of the credit facilities provided for herein, the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release or threatened release of Hazardous Materials at, under, on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Affiliates, officers, directors, employees, advisors or agents. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages from any non-Tax claim.
     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).
     (d) To the extent permitted by applicable law, neither the Borrower nor any Indemnitee shall have liability for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof (other than in respect of such damages incurred or paid by an Indemnitee to a third party).
     (e) All amounts due under this Section shall be payable promptly/not later than 10 days after written demand therefor, together with reasonable detail and supporting documentation.
     (f) The provisions of this Section 9.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.
     SECTION 9.04. Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (but only to the extent expressly provided for in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
     (B) the Administrative Agent, and in the case of a Revolving Credit Commitment, each of the Swingline Lenders; provided that no consent of the Administrative Agent or the Swingline Lenders shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

     (C) any Issuing Bank with LC Exposure; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
     (D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
     (E) no assignment shall be permitted to (x) the Borrower or any of its Subsidiaries or Affiliates without the approval of the Required Lenders or (y) a natural person.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such

Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent and, if required, the Borrower shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d), 2.05(e), 2.06(b), 2.19(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and the LC Disbursements owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.16, 2.17 and 2.18 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (D) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(f) as though it were a Lender.
     (iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 9.05. Survival. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document. All covenants, agreements, representations and warranties made by the Borrower and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or LC Disbursement or any fee or any other amount payable under this Agreement or any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Borrower and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, PDF or other electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower, any other Loan Party or any other Domestic Subsidiary that is a Restricted Subsidiary against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.

The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the Loan Documents (except, as to any other Loan Document, as expressly set forth therein) shall be construed in accordance with and governed by the law of the State of New York.
     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
     (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent, each Issuing Bank and the Lenders (each, a “Recipient”) acknowledges that the Borrower considers the Information (as defined below) to include confidential, sensitive or proprietary information and agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to such Recipient’s and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (collectively, such Recipient’s “Representatives”) (provided that such Representatives shall be informed by such Recipient of the confidential nature of such information prior to the disclosure and shall be directed to treat such information in accordance with the terms hereof, and each Recipient hereby agrees to be, and shall be, responsible for any breach of the confidentiality provisions of this Section 9.12 by its Representatives), (ii) to the extent requested in any legal, judicial, administrative proceeding or other compulsory process (including for purposes of establishing a “due diligence” defense in connection with such proceeding or process) or as required by applicable law or regulations, or upon the request or demand of any regulatory authority having jurisdiction over such Recipient or its affiliates (provided that, to the extent not prohibited by law or legal process, the disclosing Recipient will notify the Borrower as soon as practical in the event of any such disclosure pursuant to this clause (ii) (other than any disclosure made in the course of any examination conducted by a bank regulatory authority)), (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (v) subject to a Confidentiality Agreement executed (including in the form of a binding electronic “click-through” agreement) in favor of the Borrower, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) designated by the Loan Parties to any swap or derivative transaction relating to the Borrower and its obligations, (vi) with the written consent of the Borrower acting through a Financial Officer or (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, its Subsidiaries or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower.
     (b) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE

SECURITIES LAWS (AND IN ACCORDANCE WITH THE PROVISIONS OF CLAUSE (A) ABOVE).
     (c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW(AND IN ACCORDANCE WITH THE PROVISIONS OF CLAUSE (A) ABOVE).
     (d) The Administrative Agent shall, upon the written request of the Borrower (and in any case no more frequently than once every thirty days) provide to the Borrower a list of financial institutions or other entities that have accessed private-side Information on the IntraLinks site established in connection with the Senior Credit Facilities (it being understood and agreed that each such Person shall have executed (including by “click-through”) a Confidentiality Agreement).
     SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 9.14. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
     (b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
     SECTION 9.15. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
     SECTION 9.16. Collateral Release and Recapture. (a) At such time as the Borrower has achieved the Collateral Suspension Ratings Level and so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the right by written notice to the Administrative Agent to require that the Collateral be released from any security interest created by the Loan Documents. On any such date (the “Collateral Suspension Date”), all rights to the Collateral shall transfer and revert to the relevant Loan Parties and all Liens and security interests created by the Loan Documents shall automatically terminate. On any such Collateral Suspension Date, the Borrower and each other Loan Party shall be authorized and the Collateral Agent hereby authorizes the Borrower and each other Loan Party, to prepare and record UCC termination statements, PTO termination of assignment filings, or other analogous documents and filings with respect to any financing statements or collateral assignments recorded by the Collateral Agent under the Collateral Documents. At the request and sole expense of the Borrower following the Collateral Suspension Date, the Collateral Agent shall deliver to the Borrower any Collateral (including certificates representing the Pledged Stock (as defined in the Guarantee and Security Agreement)) held by the Collateral Agent pursuant to the Collateral Documents, and execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination, including without limitation, original executed releases of the Mortgages in recordable form.
     (b) If on any subsequent date the Borrower fails to satisfy the Collateral Suspension Ratings Level (such subsequent date, the “Collateral Reversion Date”), any Collateral that was released from Liens securing the Secured Obligations, as well as any Collateral acquired since the Collateral Suspension Date, will be restored and pledged to secure the Secured Obligations in accordance with the Collateral Documents and Section 5.11. The period of time between the Collateral Suspension Date and the Collateral Reversion Date is referred to herein as the “Collateral Suspension Period.”
     SECTION 9.17. Collateral and Guaranty Release. Each Lender irrevocably authorizes the Agents:

     (a) to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet due and payable) and the expiration or termination of all Letters of Credit, (ii) that is disposed of or to be disposed of to a Person other than a Loan Party as part of or in connection with any sale or other transfer permitted hereunder or under any other Loan Document, or (iii) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to release any Guarantor from its obligations under the Guarantee and Security Agreement if such Person ceases to be a Wholly Own Domestic Restricted Subsidiary as a result of a transaction permitted hereunder; and
     (c) to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) and (p).
     In each case as specified in this Section 9.17, the Administrative Agent and Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee and Security Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.17. In each case as specified in this Section 9.17, the Administrative Agent and Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment, security interest and Lien granted under the Collateral Documents, and, if applicable, return any possessory collateral or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.17. In each case as specified in this Section 9.17, the Administrative Agent and Collateral Agent hereby authorize the applicable Loan Parties to prepare and record UCC termination statements, PTO termination of assignment filings, or other analogous documents and filings with respect to any financing statements or collateral assignments recorded by the Collateral Agent under the Collateral Documents.
     SECTION 9.18. Security Clearance. The Lenders, the Agents and the Issuing Banks acknowledge that the Loan Parties and their Subsidiaries perform classified contracts funded by or for the benefit of the United States Federal government and, accordingly, neither the Loan Parties nor their Subsidiaries will release, disclose or otherwise make available to any Lender, any Agent or any Issuing Bank any classified information or nuclear material in violation of any requirement of law, including laws restricting release of such information or material to any parties not in possession of a valid security clearance and authorized by the appropriate agency of the United States Federal government to receive such information or material. The Lenders, the Agents and the Issuing Banks acknowledge that in connection with any exercise of a right or remedy the United States Federal government may remove classified information or government-issued property prior to any remedial action which would give the Lenders, the Agents or the Issuing Banks access to or control over such classified information or government-issued property. The Lenders, the Agents and the Issuing Banks acknowledge that any exercise of rights or remedies under the Loan Documents or applicable laws may be subject to the federal National Industrial Security Program Operating Manual (“NISPOM”), including, without limitation, the rules governing Foreign Ownership Control or Influence (as defined therein). Notwithstanding any notice requirements or other obligations of the Loan Parties under this Agreement, none of the Loan Parties or their Subsidiaries shall be required to furnish any classified or other confidential information to the extent that furnishing such information would not be permitted under applicable requirements of law (including, without limitation, the National Industrial Security Program established by Executive Order 12829 for the protection of information classified under, inter alia, the Atomic Energy Act of 1954 and the procedures set forth in NISPOM and the Department of Energy security regulations, including, without limitation, the foreign ownership, control or influence regulations under 48 CFR 904.70003, et seq.). Nothing in this Section 9.18 shall relieve the Loan Parties and their Subsidiaries of the obligation pursuant to Section 5.02 to furnish to the Administrative Agent written notice of any actual knowledge of the Borrower of any development in connection with any classified contract that may have a material adverse effect on the value of such contract to a Loan Party or Subsidiary, including but not limited to notice of cancellation received by the Loan Parties or their Subsidiaries or allegation of default with respect to such contract to the extent compliance with such specific notice obligations is not prohibited by applicable law or regulation.
     SECTION 9.19. No Fiduciary Relationship. Each of the Loan Parties hereby acknowledges that none of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement, and the relationship between the Administrative Agent, the Lead Arrangers, the Lenders, and the Issuing Banks or any of their Affiliates, on the one hand, and the Loan Parties, on the other hand, in connection herewith is solely that of debtor and creditor.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HUNTINGTON INGALLS INDUSTRIES, INC.
By:	/s/ Mark Rabinowitz
	Name:	Mark Rabinowitz
	Title:	Treasurer

JPMORGAN CHASE BANK, individually and as Administrative Agent
By:	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director

By:	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director

CREDIT SUISSE A.G., CAYMAN ISLANDS BRANCH
By:	/s/ John D. Toronto
	Name:	John D. Toronto
	Title:	Managing Director

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Associate

THE ROYAL BANK OF SCOTLAND PLC
By:	/s/ L. Peter Yetman
	Name:	L. Peter Yetman
	Title:	Director

WELLS FARGO BANK, N.A.
By:	/s/ Scott Santa Cruz
	Name:	Scott Santa Cruz
	Title:	Director

BNP PARIBAS
By:	/s/ Rick Pace
	Name:	Rick Pace
	Title:	Managing Director

By:	/s/ Berangere Allen
	Name:	Berangere Allen
	Title:	Director

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ William Ginn
	Name:	William Ginn
	Title:	Executive Officer

SUNTRUST BANK
By:	/s/ Keith Cox
	Name:	Keith Cox
	Title:	Managing Director

BANK OF AMERICA, N.A.
By:	/s/ Kenneth Beck
	Name:	Kenneth Beck
	Title:	Managing Director

THE BANK OF NOVA SCOTIA
By:	/s/ John Matthews
	Name:	John Matthews
	Title:	Director

TD BANK, N.A.
By:	/s/ Marla Willner
	Name:	Marla Willner
	Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Blake Malia
	Name:	Blake Malia
	Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A.
By:	/s/ Sheresse Clarke
	Name:	Sheresse Clarke
	Title:	Authorized Signatory

BRANCH BANKING AND TRUST COMPANY
By:	/s/ Daniel T. Laurenzi
	Name:	Daniel T. Laurenzi
	Title:	Vice President

CAPITAL ONE LEVERAGE FINANCE CORP.
By:	/s/ Paul Dellova
	Name:	Paul Dellova
	Title:	Senior Vice President

COMERICA BANK
By:	/s/ Blake Arnett
	Name:	Blake Arnett
	Title:	Vice President

THE NORTHERN TRUST COMPANY
By:	/s/ Michael J. Kingsley
	Name:	Michael J. Kingsley
	Title:	Senior Vice President

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Juan G. Sierra
	Name:	Juan G. Sierra
	Title:	Vice President

TAIWAN BUSINESS BRANCH, L.A. BRANCH
By:	/s/ Alex Wang
	Name:	Alex Wang
	Title:	S.V.P. & General Manager

TAIWAN COOPERATIVE BANK SEATTLE BRANCH
By:	/s/ Ming-Chih Chen
	Name:	Ming-Chih Chen
	Title:	VP & General Manager

Schedule 1.01A
Spin-off Transactions
     Capitalized terms used but not defined in this Schedule 1.01A have the respective meanings ascribed to such terms in the Credit Agreement to which this Schedule 1.01A is attached.
     The transactions described in Steps 1 through 13 are referred to as the “Internal Reorganization”. Steps 1 through 9 below are referred to as the “Pre-Contribution Internal Reorganization”. For the avoidance of doubt, Steps 11 through 13 shall occur on the Funding Date substantially concurrently with Step 10. The transactions described below have occurred or will occur prior to the Spin-off in the following order:

Step 1:	Current NGC Parent has formed (a) New NGC, (b) the Borrower, (c) Titan Holdings I, LLC, a Delaware limited liability company (“Holdings LLC”), (d) Titan Holdings II, L.P., a Delaware limited partnership (“Holdings LP”), and (e) Titan Merger Sub Inc., a Delaware corporation (“Merger Sub”). New NGC initially will own all the stock of the Borrower, the sole membership interest in Holdings LLC and the sole general partner interest in Holdings LP. Holdings LLC will initially own the sole limited partner interest in Holdings LP. Holdings LP will initially own all of the stock of Merger Sub.

Step 2:	The Current NGC Parent will contribute to New NGC and the Borrower (or one or more of their respective subsidiaries), as allocated in accordance with the Distribution Agreement, all of its assets other than the capital stock in the Main Shipbuilding Subsidiary and Northrop Grumman Systems Corporation, a Delaware corporation (“NGSC”), and New NGC and the Borrower will assume all of the liabilities of the Current NGC Parent, as allocated in accordance with the Distribution Agreement, except for the Current NGC Parent’s obligations under the Amended and Restated Credit Agreement, dated as of August 10, 2007, between the Current NGC Parent, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A. and the other parties named therein (the “NGC Credit Agreement”) and the Current NGC Parent’s obligations under the Titan II Guarantees and the guarantee of the GO-Zone Bonds (the “GO-Zone Bonds Guarantee”).

Step 3:	Each of the Main Shipbuilding Subsidiary’s subsidiaries will distribute to the Main Shipbuilding Subsidiary all of the open account debt owed to it by NGSC, if any. The Main Shipbuilding Subsidiary will distribute to the Current NGC Parent all of the open account debt owed to it by NGSC, including such debt distributed to it by its Subsidiaries (all such debt, the “Intercompany Debt Receivable”).

Step 4:	The Holding Company Merger will be consummated.

Step 5:	New NGC will contribute its membership interest in Holdings LLC and its partnership interest in Holdings LP to the Borrower.

Step 6:	The Current NGC Parent will distribute (the “NGC Distribution”) to Holdings LP all of the Current NGC Parent’s assets (including the stock of NGSC, the Main Shipbuilding Subsidiary and the Intercompany Debt Receivable), and Holdings LP will assume all of the Current NGC Parent’s liabilities and other obligations (including the Current NGC Parent’s obligations under the NGC Credit Agreement) except the Current NGC Parent’s obligations under the Titan II Guarantees and the GO-Zone Bonds Guarantee.

Step 7:	Concurrent with the NGC Distribution, the Borrower will enter into certain performance and indemnity agreements, forms of which have been filed as Exhibits 10.13 and 10.14 to the Form 10 pursuant to which the Borrower will agree to perform all of the Current NGC Parent’s obligations under the Titan II Guarantees and the GO-Zone Bonds Guarantee and indemnify the Current NGC Parent for any costs arising from such obligations.

Step 8:	Holdings LP will distribute to Holdings LLC, its limited partner, and the Borrower, its general partner, all of the stock of the Main Shipbuilding Subsidiary and the Current NGC Parent (the “Holdings LP Distribution”).

Step 9:	Holdings LLC will distribute to the Borrower the shares of the Current NGC Parent and the Main Shipbuilding Subsidiary that it received in the Holdings LP Distribution.

Step 10:	The Borrower will receive the net cash proceeds from the Senior Notes out of an escrow account to be maintained pursuant to the Escrow and Security Agreement, dated as of March 11, 2011, among HII, as grantor, Wells Fargo Bank National Association, as escrow agent and financial institution, and The Bank of New York Mellon, as trustee (the “Senior Notes Escrow”). In addition, the Borrower will receive the net cash proceeds from the Term Loans. $300 million of such net cash proceeds will be retained by the Borrower (the “Retained Cash”). Such cash proceeds less the Retained Cash are referred to as the “Transferred Debt Proceeds”.

Step 11:	The Borrower will contribute (a) to Holdings LLC a portion of the Transferred Debt Proceeds equal to Holdings LLC’s proportionate interest in Holdings LP (approximately $715 million) and (b) to Holdings LP the remaining amount of the Transferred Debt Proceeds (approximately $715 million).

Step 12:	Holdings LLC will contribute to Holdings LP the amount of the Transferred Debt Proceeds contributed to it by the Borrower, and Holdings LP will contribute to NGSC the entire amount of the Transferred Debt Proceeds (such contributions, together with the contributions in Step 11, the “Contribution”). Holdings LP will also contribute to NGSC the entire amount of the Intercompany Debt Receivable.

Step 13:	The Borrower will distribute all of its membership interest in Holdings LLC and all of its partnership interest in Holdings LP to New NGC.

2

After completion of the Internal Reorganization, New NGC will distribute to the holders of record of the common stock, par value $1.00 per share, of New NGC as of the record date (which record date will be the close of business on the date the Internal Reorganization is completed), on a pro rata basis, all the outstanding shares of common stock, par value $.01 per share, of the Borrower owned by New NGC on the date of such distribution.

3

Schedule 1.01B
Initial Mortgaged Real Properties
Gulf Coast
Mortgaged Property
PASCAGOULA
all of the land owned by Borrower or any Restricted Subsidiary (including Northrop Grumman Shipbuilding, Inc.) and improvements located thereon in Jackson County, MS
Exclusions
That certain land included in tax parcel 40408003.025 (the “Point Property”) shall either be (a) excluded as part of the above referenced mortgaged property, or (b) included, but subject to the right to release said Point Property from the lien of the applicable deed of trust
GULFPORT
all of the land owned by Borrower or any Restricted Subsidiary (including Northrop Grumman Shipbuilding, Inc.) and improvements located thereon in Harrison County, MS
Newport News
Mortgaged Property
all of the land owned by Borrower or any Restricted Subsidiary (including Northrop Grumman Shipbuilding, Inc.) and improvements located thereon in Hampton, VA all of the land owned by Northrop Grumman Shipbuilding, Inc. and improvements located thereon in Newport News, VA
Exclusions
That certain land commonly known as 6801 Shipyard Drive, Newport News, VA 23607, which is leased to AREVA Newport News LLC (“Tenant”) shall be, subject to the Collateral Agent being reasonably satisfied that the Lien on the remaining property would not be adversely affected, excluded as part of the above referenced mortgaged property

4

Schedule 2.01
Commitments

	RevolvingCredit	Term Loan
Lender	Commitment	Commitment	Total
JPMorgan Chase Bank, N.A.	$87,551,020	$77,448,980	$165,000,000
Credit Suisse AG, Cayman Islands Branch	87,551,020	77,448,980	165,000,000
The Royal Bank of Scotland plc	66,326,531	58,673,469	125,000,000
Wells Fargo Bank, N.A.	66,326,531	58,673,469	125,000,000
BNP Paribas	39,795,918	35,204,082	75,000,000
Sumitomo Mitsui Banking Corporation	39,795,918	35,204,082	75,000,000
SunTrust Bank	39,795,918	35,204,082	75,000,000
Bank of America, N.A.	26,530,612	23,469,388	50,000,000
The Bank of Nova Scotia	26,530,612	23,469,388	50,000,000
TD Bank, N.A.	26,530,612	23,469,388	50,000,000
U.S. Bank National Association	26,530,612	23,469,388	50,000,000
The Bank of Tokyo — Mitsubishi UFJ, Ltd.	19,897,959	17,602,041	37,500,000
Morgan Stanley Bank, N.A.	19,897,959	17,602,041	37,500,000
Branch Banking and Trust Company	13,265,306	11,734,694	25,000,000
Capital One Leverage Finance Corp.	13,265,306	11,734,694	25,000,000
Comerica Bank	13,265,306	11,734,694	25,000,000
The Northern Trust Company	13,265,306	11,734,694	25,000,000
State Street Bank and Trust Company	13,265,306	11,734,694	25,000,000
Taiwan Business Bank, L.A. Branch	5,306,122	4,693,878	10,000,000
Taiwan Cooperative Bank Seattle Branch	5,306,122	4,693,878	10,000,000

Total	$650,000,000	$575,000,000	$1,225,000,000

Schedule 2.05A
LC Commitments

Issuing Bank	LC Commitment
JPMorgan Chase Bank, N.A.	$350,000,000

Schedule 2.05B
Existing Letters of Credit

Expiry Date	Issue Date	Issuing Bank	L/C Number	Beneficiary	Contract Amount
12/31/2011	7/15/2003	Bank Of Nova Scotia	95526/80085	U.S. Department of Labor	17,000,000
12/31/2011	7/15/2003	Bank Of Nova Scotia	95527/80085	U.S. Department of Labor	40,000,000
10/31/2011	11/1/2001	Bayerische Landesbank	0067/01	American Home Insurance	15,000,000
12/31/2011	12/5/2002	Bayerische Landesbank	0123/02	Pacific Employers Insurance Co.	50,000
6/30/2011	7/3/2002	Bayerische Landesbank	0081/02	National Fire Ins. Co. of Hartford	3,200,000
8/3/2011	7/31/2002	Bayerische Landesbank	0085/02	American Home Assurance Company	13,050,000
4/1/2011	2/6/2003	JPMorgan Chase Bank	LPLS-633197	Majestic Insurance Co	180,941
6/30/2011	12/12/2002	Sumitomo Mitsui Banking Corp	432424	National Union Fire Insurance Company of Pittburgh	12,000,000

4/5/2012	4/5/2000	Wells Fargo/Wachovia Bank	412298	US Bank	17,115,777.40

Schedule 3.05(f)
Owned Real Property1
Gulf Coast
Property
PASCAGOULA OWNED
all of the land owned by Borrower or any Restricted Subsidiary (including Northrop Grumman Shipbuilding, Inc.) and improvements located thereon in Jackson County, MS
GULFPORT OWNED
all of the land owned by Borrower or any Restricted Subsidiary (including Northrop Grumman Shipbuilding, Inc.) and improvements located thereon in Harrison County, MS
AVONDALE OWNED
all of the land owned by Borrower or any Restricted Subsidiary (including Northrop Grumman Shipbuilding, Inc.) and improvements located thereon in Jefferson Parrish, LA
CMSD OWNED
all of the land owned by Borrower or any Restricted Subsidiary (including Northrop Grumman Shipbuilding, Inc.) and improvements located thereon in San Diego County, CA
Newport News
Property Name
HAMPTON OWNED
all of the land owned by Borrower or any Restricted Subsidiary (including Northrop Grumman Shipbuilding, Inc.) and improvements located thereon in Hampton, VA
NEWPORT NEWS OWNED
all of the land owned by Northrop Grumman Shipbuilding, Inc. and improvements located thereon in Newport News, VA

[1]	Each of the above listed Owned Real Properties is more fully described in those certain schedules previously disclosed to Collateral Agent by Borrower, and which are currently on file with the Collateral Agent.

2

Schedule 3.05(g)
Leased Real Property
Gulf Coast

Property Name	Address	Lessor	Lessee
LEASED TRAILERS
Leased Trailers — Pascagoula	1000 Access Road Pascagoula, MS 39568

Leased Trailers — Gulfport	Gulfport, MS 39503

Leased Trailers — Avondale	5100 River Rd Avondale, LA 70094

PASCAGOULA LEASED SPACE
Singing River Island	Singing River Island Pascagoula, MS 39568	Jackson County Board of Supervisors, Jackson County Port Authority	Northrop Grumman Ship Systems, Inc.

Singing River Mall	2800 US Highway 90, Suite 5000 Gautier, MS 39553	Stirling Properties, Inc.	Northrop Grumman Ship Systems, Inc.

500-510 Krebs Ave	500-510 Krebs Ave Pascagoula, MS 39568	American Bonded Storage	Northrop Grumman Ship Systems, Inc.

Singing River Mall Variety	2800 Highway 90, Suite 1080 and 1234 Gautier, MS 39553	Stirling Properties, Inc.	Northrop Grumman Ship Systems, Inc.

1126 Jackson Avenue	1126 Jackson Street Avenue Pascagoula, MS 39568	First Corporate Center, LLC, as successor-in-interest to Arcata 2 Properties, LLC and Millette and Associates	Northrop Grumman Shipbuilding, Inc.

4908 Chicot Rd	4908 Chicot Rd Pascagoula, MS 39568	Dantzler Family, LLC	Northrop Grumman Ship Systems, Inc.

2614 Telephone Rd	2614 Telephone Rd Bldg F Unit A Pascagoula, MS 39568	Dantzler Family, LLC	Northrop Grumman Ship Systems, Inc.

2810 Louise Street	2810 Louise Street Pascagoula, MS 39568	Misty Meadows Farm Corporation	Northrop Grumman Shipbuilding, Inc.

2614 Telephone Ave	2614 Telephone Ave Bldg F Units B, C & E Pascagoula, MS 39568	Dantzler Family, LLC	Northrop Grumman Ship Systems, Inc.

Kmart Building, 3943 Denny Ave.	3943 Denny Ave Pascagoula, MS 39568	LSAC Pascagoula L.P. (assigned by 2003 Pascagoula Associates, LLC)	Northrop Grumman Systems Corporation

3

Property Name	Address	Lessor	Lessee
PASCAGOULA LEASED LAND
West Bank	Pascagoula, MS 39568	Jackson County Port Authority, and the Mississippi Development Authority, as successor-in-interest to Mississippi Agricultural and Industrial Board	Northrop Grumman Ship Systems, Inc, as successor-in-interest to Ingalls Shipbuilding Corporation

Parking Lot to Kmart Building, 3943 Denny Ave	3943 Denny Ave Pascagoula, MS 39568	Phillip’s Distributor’s Inc.	Northrop Grumman Shipbuilding, Inc.

WASHINGTON LEASED
300 M Street	300 M Street Washington, DC 20003	Federal Center Limited Partnership	NG Mission Systems (shared with Northrop Grumman Shipbuilding, Inc.)

AVONDALE LEASED SPACE
5100 River Road — UNO	5100 River Road Avondale, LA 70094	University of New Orleans Research and Technology Foundation, Inc.	Avondale Industries, Inc.

1420 Sams Avenue	1420 Sams Avenue Harahan, LA 70003	Four Star Harahan, LLC	Northrop Grumman Shipbuilding, Inc.

AVONDALE LEASED LAND
5100 River Rd — Marrero	5100 River Rd Avondale, LA 70094	The Marrero Land and Improvement Association, Limited	Northrop Grumman Shipbuilding, Inc.

5100 River Rd — Union Pacific	5100 River Rd Avondale, LA 70094	Texas and New Orleans Railroad Company, predecessor in title to Southern Pacific Company	Avondale Marine Ways, Inc., predecessor in title to Avondale Shipyards, Inc.

LA 18 — Marrero	5201 Westbank Expressway Marrero, LA 70094	The Marrero Land and Improvement Association, Limited	Northrop Grumman Shipbuilding, Inc.

5100 River Rd — Entergy	5100 River Rd Avondale, LA 70094	Louisiana Power & Light Company	Avondale Industries, Inc.

4

Property Name	Address	Lessor	Lessee
Bridge City Parking Lot	Avondale Marrero, LA 70072	The Marrero Land and Improvement Association, Limited	Northrop Grumman Shipbuilding, Inc.

5100 River Rd — Robinson Track	5100 River Road Avondale, LA 70094	Robert A. Robinson	Avondale Shipyards, Inc.

CMD LEASED LAND
Continental Maritime	1995 Bayfront Street San Diego, CA 71282	San Diego Unified Port District	Continental Maritime of San Diego, Inc.

AMSEC LEASED SPACE
Werner Road Facility	5780 West Werner Road Bremerton, WA 98312	Schourup LLC	AMSEC LLC

Hawaii Warehouse	3060 Ualena St. (includes, Warehouse Unit 3050C, Bay A, Bay A-1, and Unit 3060B) Honolulu, HI	Taihook Associates	AMSEC LLC

Hawaii Office	3375 Koapaka Street, Suite B200 Honolulu, HI 96819	AIPA Properties, L.L.C.	AMSEC LLC

Mayport Florida Office	2920 Mayport Road Jacksonville, FL 32233	Inlere, Inc.	AMSEC LLC

NY Office	112 34th Street New York, NY 10020	112 West 34th St, LLC	AMSEC LLC

Scoop Warehouse	6701 College Avenue (Suites 155, 155A, 180A & 190) Suffolk, VA 23435	Ashley Bridgeway, LLC	AMSEC LLC

Virginia Beach Corporate Headquarters	2829 Guardian Lane Virginia Beach, VA 23452	Campus Point Realty Corporation	AMSEC LLC

Net Center Office	5200 Mercury Blvd Hampton, VA 23605	NetCenter Partners, LLC, as successor to Sans Holding Corporation	AMSEC LLC

CVN 77 — 78	6701 College Avenue, Suite 170 Suffolk, VA 23435	Ashley Bridgeway, LLC	AMSEC LLC

Woodlake Warehouse	550 Woodlake Drive Chesapeake, VA 23320	Woodlake LLC	AMSEC LLC

Suffolk 045 Facility NGSB	6701 College Avenue (Suite 160) Suffolk, VA 23435	Ashley Bridgeway, LLC	AMSEC LLC

045FES Suffolk Warehouse	1 College Drive (Suite 185) Suffolk, VA 23435	Ashley Bridgeway	AMSEC LLC

Norfolk sublease	7437 Central Business Park Drive Norfolk, CT 23513	Delphinus Engineering, Inc.	AMSEC LLC

5

Property Name	Address	Lessor	Lessee
Philadelphia Office 1st lease	4900 S. Broad Street, Philadelphia, PA 19112	4900 S. Broad St. Associates-Tenant, L.P.	AMSEC LLC

Philadelphia Office lease number 2	4900 S. Broad Street, Philadelphia, PA 19112	4900 S. Broad St. Associates-Tenant, L.P.	AMSEC LLC

New Hampshire Office	One New Hampshire Avenue Portsmouth, NH 23709	IOS Business Centers	AMSEC LLC

National City Warehouse	131 W. 33rd Street National City, CA 91950	RIF IV — West 33rd Street, LLC	AMSEC LLC
NEWPORT NEWS

LEASED OFFICES
Building 901 (VSS Building)	2800 Washington Avenue Newport News, VA 23607	Economic Development Authority of the City of Newport News, Virginia	Newport News Shipbuilding and Dry Dock Company

Building 902 (Sears Building)	2700 Huntington Avenue Newport News, VA 23607	Economic Development Authority of the City of Newport News, Virginia	Newport News Shipbuilding and Dry Dock Company

Building 903 (Eng Bldg)	300 29th Street Newport News, VA 23607	Economic Development Authority of the City of Newport News, Virginia	Newport News Shipbuilding and Dry Dock Company

Building 903 — 1st Floor	300 29th Street (Units 4 and 5) Newport News, VA 23607	Economic Development Authority of the City of Newport News, Virginia	Newport News Shipbuilding and Dry Dock Company

Building 802-NetCenter-RPPY & IIS	5200 W. Mercury Boulevard Hampton, VA 23605	NetCenter HH, LLC	Newport News Shipbuilding and Dry Dock Company

Building 802-NetCenter-8th Quadrant	5200 W. Mercury Boulevard Hampton, VA 23605	NetCenter HH, LLC	Newport News Shipbuilding and Dry Dock Company

Building 802-NetCenter-CATIA Training	5200 W. Mercury (Suite 195) Boulevard Hampton, VA 23605	NetCenter HH, LLC	Newport News Shipbuilding and Dry Dock Company

6

1715 Pratt Dr, Ste#1300, Blacksburg, VA	1715 Pratt Drive Blacksburg, VA 24060	Virginia Tech Corporate Research Center, Inc.	Newport News Shipbuilding and Dry Dock Company

Rouse Tower, 10th & 11th Flrs	6060 Jefferson Avenue Newport News, VA 23605	Economic Development Authority of the City of Newport News, Virginia	Northrop Grumman Shipbuilding, Inc.

WAREHOUSES
ALRE, 814 Maxwell Ave	814 Maxwell Drive Hampton, VA 23661	Tidewater Warehouse Associates, L.L.C.	Northrop Grumman Shipbuilding, Inc.

MDC, 2175 Aluminum Ave, Bldg B	2175 Aluminum Avenue Hampton, VA 23661	BEH BLD LC (f/k/a BEH LC)	Newport News Shipbuilding and Dry Dock Company

PRODUCTION FACILITIES
Building 861, 505 Howmet Dr	505 Howmet Drive Hampton, VA 23661	Lamar Investments	Northrop Grumman Shipbuilding, Inc., as successor-in-interest to Newport News Shipbuilding and Dry Dock Company

NNS AS ADMINISTRATOR
NNI Main Office, Bldg #906	182 Enterprise Drive Newport News, VA 23603	Newport News Shipbuilding and Dry Dock Company	Newport News Industrial Corporation

NNI 220 Pickets Line	220 Picketts Line Newport News, VA 23603	Susquehanna Stewart, LLP	Newport News Industrial Corporation

NNI Swisslog Building	161 Enterprise Drive Newport News, VA 23603	Swisslog Logistics, Inc.	Newport News Industrial Corporation

LEASED TRAILERS
Leased Trailers — Newport News	4101 Washington Avenue Newport News, VA 23607

LAND LEASES
AREVA Newport News, LLC	6801 Shipyard Drive Newport News, VA 23607	Northrop Grumman Shipbuilding, Inc.	AREVA Newport News, LLC

SUB-LEASES
Rouse Tower, 10th Flr	6060 Jefferson Avenue Newport News, VA 23605	Northrop Grumman Shipbuilding, Inc.	AREVA Newport News, LLC

7

Schedule 3.06
Disclosed Matters
None.

8

Schedule 3.14
Subsidiaries
None
Restricted Subsidiaries (as of the Funding Date)2

		Percentage of
		Ownership
Company	Holder	Interests
Northrop Grumman Shipbuilding, Inc.	Huntington Ingalls Industries, Inc.	100%
Newport News Energy Company	Northrop Grumman Shipbuilding, Inc.	100%
Newport News Reactor Services, Inc.	Northrop Grumman Shipbuilding, Inc.	100%
Newport News Industrial Corporation	Northrop Grumman Shipbuilding, Inc.	100%
Newport News Nuclear Inc.	Northrop Grumman Shipbuilding, Inc.	100%
Newport News Shipbuilding and Dry Dock Company	Northrop Grumman Shipbuilding, Inc.	100%
Ingalls Shipbuilding, Inc.	Northrop Grumman Shipbuilding, Inc.	100%
Northrop Grumman Ship Systems International, Inc.	Northrop Grumman Shipbuilding, Inc.	100%
Continental Maritime of San Diego, Inc.	Northrop Grumman Shipbuilding, Inc.	100%
Fleet Services Holding Corp.	Northrop Grumman Shipbuilding, Inc.	100%
AMSEC LLC	Fleet Services Holding Corp.	100%

[2]	These entities are not Subsidiaries of Huntington Ingalls Industries, Inc. as of the Effective Date.

9

Unrestricted Subsidiaries

		Percentage of
		Ownership
Company	Holder	Interests
Ascension Holding Company, LLC	Northrop Grumman Shipbuilding, Inc.	50.7%
Northrop Grumman Corporation	Huntington Ingalls Industries Inc.[4]	100%

[3]	These entities are not Subsidiaries of Huntington Ingalls Industries, Inc. as of the Effective Date.

[4]	Holder as of the consummation of the transactions described in Schedule 1.01A.

10

Schedule 6.01
Existing Indebtedness

Debtor	Creditor	Principal Amount	Date of Note	Maturity Date
Newport News Shipbuilding Inc.[5]	Northrop Grumman Systems Corporation	$407,995,838.04	02/22/2002	On Demand
Newport News Shipbuilding Inc.[6]	Northrop Grumman Corporation	$128,676,275.30	11/30/2001	On Demand
Northrop Grumman Shipbuilding Inc.[7]	Northrop Grumman Systems Corporation	$178,395,000.00	12/02/2010	On Demand
Northrop Grumman Ship Systems, Inc.	Mississippi Business Finance Corporation	$21,605,000.00	12/01/2006	12/01/2028
Ingalls Shipbuilding, Inc	Mississippi Business Finance Corporation	$83,700,000.00	05/01/1999	05/01/2024
Huntington Ingalls Industries, Inc.[8]	Northrop Grumman Systems Corporation	Up to $60,000,000	N/A	(To be paid upon release of funds from Senior Notes Escrow.)
Indebtedness in Respect of Existing Letters of Credit (see Schedule 2.05B)

[5]	Note will be settled prior to Step 3 of the Internal Reorganization described in Section 1.01A.

[6]	Note will be settled prior to Step 3 of the Internal Reorganization described in Section 1.01A.

[7]	Note will be settled prior to Step 3 of the Internal Reorganization described in Section 1.01A.

[8]	Note will be settled in connection with Step 10 of the Internal Reorganization described in Section 1.01A.

11

Schedule 6.02
Existing Liens
None.

12

Schedule 6.06
Existing Agreements
None.

Schedule 6.07
Permitted Transactions with Affiliates
On or prior to the Spin-Off Date, agreements and transactions among the Restricted Companies, Northrop Grumman and the Northrop Grumman Retained Subsidiaries.

14

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
          This Huntington Ingalls Industries, Inc. Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and among each of the Persons identified on the signature pages hereto as an Assignor (each, an “Assignor” and collectively, the “Assignors”) and JPMorgan Chase Bank, N.A. (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, each Assignor hereby irrevocably sells and assigns to the Assignee as described below, and the Assignee hereby irrevocably purchases and assumes from the applicable Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date, (i) all of the applicable Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and/or percentage interest identified below of the applicable Assignor’s outstanding rights and obligations under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the applicable Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above are in each case hereinafter referred to as an “Assigned Interest”). Such sale and assignment is without recourse to any of the Assignors and, except as expressly provided in this Assignment and Assumption, without representation or warranty by any of the Assignors.

1.	Borrower:	Huntington Ingalls Industries, Inc.

2.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

3.	Credit Agreement:	Credit Agreement dated as of February [•], 2011 among Huntington Ingalls Industries, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, an Issuing Bank and a Swingline Lender, and Credit Suisse AG, as Swingline Lender

4.	Assigned Interests:

				Aggregate Amount		Percentage
				of	Amount of	Assigned of
			Facility	Commitment/Loans	Commitment/Loans	Commitment/
	Assignors	Assignees	Assigned	for all Lenders	Assigned	Loans[1]
1.	[LENDER]	[•]	[•]	$	$	%
2.	[LENDER]	[•]	[•]	$	$	%
3.	[LENDER]	[•]	[•]	$	$	%
4.	[LENDER]	[•]	[•]	$	$	%
5.	[LENDER]	[•]	[•]	$	$	%
     6.      Effective Date: [__________] [___], 20[__]2
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

[2]	To be inserted by Administrative Agent and which shall be the Effective Date of recordation of transfer in the Register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

		,	as

Assignor,

By

Name:
Title:

By

Name:
Title:

		,	as

Assignee,

By

Name:
Title:

By

Name:
Title:

[Consented to and][3] Accepted:

[ADMINISTRATIVE AGENT], as Administrative Agent

By
Name:
Title:

[Consented to:

[BORROWER]

By
Name:
Title: ][4]

[Consented to:

[ISSUING BANK]

By
Name:
Title: ][5]

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION AGREEMENT
1.	Representations and Warranties.
1.1.	Assignors. Each Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interests transferred by it hereunder, (ii) each Assigned Interest transferred by it hereunder is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions by it contemplated hereby. Neither any Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interests and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interests acquired by it hereunder, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interests acquired by it hereunder on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to [Section 2.18(f)], duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignors or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.	Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interests (including payments of principal, interest, fees and other amounts) to the applicable Assignors for amounts which have accrued to but excluding the

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.	General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
FORM OF BORROWING REQUEST
JPMorgan Chase Bank, N.A., as Administrative Agent
      for the Lenders referred to below,
270 Park Avenue
New York, New York 10017
Attention of [  ]
[Date]1
Ladies and Gentlemen:
     This Borrowing Request is delivered pursuant to the Credit Agreement dated as of March [  ], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Huntington Ingalls Industries, Inc., the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, an Issuing Bank and a Swingline Lender, and Credit Suisse AG, as Swingline Lender. Terms used herein and not defined have the meanings assigned to them in the Credit Agreement.
     The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement as follows:

1.	Aggregate Amount of Borrowing[2]	$__________________.

2.	Date of Borrowing	_____________, 20___.
(which is a Business Day)

3.	Type of Borrowing[3]	___________________.

4.	Interest Period[4]	___________________.
     The Borrower certifies that on and as of the date of the proposed Borrowing:

[1]	Must be notified by telephone no later than 12:00 noon, New York City time, in the case of Eurodollar Borrowings, three Business Days before, and in the case of the ABR Borrowings, one Business Day before the date of the proposed Borrowing and confirmed promptly by written Borrowing Request; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) of the Credit Agreement may be given not later than 10 a.m., New York City time, on the date of the proposed Borrowing.

[2]	Eurodollar Revolving Borrowings must be in an aggregate amount not less than $2,000,000 and in an integral multiple of $500,000. ABR Revolving Borrowings must be in an aggregate amount not less than $2,000,000 and in an integral multiple of $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) of the Credit Agreement.

[3]	Specify Term Borrowing or Revolving Borrowing and ABR Borrowing or Eurodollar Borrowing.

[4]	Applicable only to Eurodollar Borrowings, and subject to the definition of “Interest Period” and Section 2.02 of the Credit Agreement.

B-1

     (i) the representations and warranties of the Borrower set forth in the Credit Agreement shall be true and correct in all material respects (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); and
     (ii) at the time of and immediately after giving effect to such proposed Borrowing, no Default or Event of Default shall have occurred and be continuing.

HUNTINGTON INGALLS INDUSTRIES, INC.
By:
Name:
Title:

B-2

EXHIBIT C
For Bank use only, insert Applicant’s name:
_________________________
CONTINUING AGREEMENT FOR
COMMERCIAL & STANDBY LETTERS OF CREDIT
To induce [Issuing Bank] and/or any of its subsidiaries or affiliates (individually and collectively, “Bank”), in its sole discretion, to issue one or more standby or commercial letters of credit or other independent undertakings from time to time at the request of the undersigned (“Applicant”), Applicant agrees as follows, including as to each such letter of credit or other independent undertaking (together with any extensions or modifications, each a “Credit”):
1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement (as defined below). The following terms shall have the meanings set forth below, unless the context requires otherwise:
“Agreement” means this Continuing Agreement for Commercial & Standby Letters of Credit, as amended, supplemented or otherwise modified from time to time.
“Application” means a request to issue a Credit in the form of Exhibit A — Application for Irrevocable Standby Letter of Credit or Exhibit B — Application for Irrevocable Commercial Letter of Credit or a request to amend a Credit in the form of Exhibit C — Application for Amendment hereto.
“Credit Agreement” means the Credit Agreement (as amended, extended, restated or otherwise modified from time to time) dated as of March __, 2011 among Huntington Ingalls Industries, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, Issuing Bank and Swingline Lender, and Credit Suisse AG, as Swingline Lender.
“Drawing Document” means any document presented for purposes of drawing under a Credit (including any draft or other demand or request for honor of a Credit).
“Instructions” means any inquiries, communications or instructions (whether oral, telephonic, written, facsimile, electronic or other) regarding a Credit, an Application or this Agreement (and the term “Application” is subsumed within the term “Instructions”).
“LOI” means a steamship guarantee, release or letter of indemnity in favor of a carrier issued by Bank upon Instruction of Applicant.
2. Applications/Instructions. Each Application shall be irrevocable and in such form as Bank shall from time to time require (including any type of electronic form or means of communication); provided that the form of application set forth as Exhibit A and Exhibit B, as applicable, shall be acceptable to Bank. Bank’s records of the content of any Instruction shall be conclusive absent manifest error. Applicant’s ultimate responsibility for the final text of each Credit shall not be affected by any assistance Bank may provide, such as by drafting or recommending text.
3. Payment Terms; Obligations Absolute. (a) For each Credit, Applicant shall pay to the Administrative Agent for the account of Bank: (i) the amount of each drawing paid by Bank under such Credit, in accordance with Section 2.05(e) of the Credit Agreement; (ii) commissions, fees and charges in respect of such Credit, in accordance with in Section 2.13(b) of the Credit Agreement; (iii) interest in accordance with Section 2.05(h) of the Credit Agreement; and (iv) Bank’s charges, costs and expenses, in accordance with Section 9.03(a) of the Credit Agreement.
(b) If the amount drawn under any Credit is in a Designated Foreign Currency, Applicant shall pay under Section 3(a)(i) the US Dollar Equivalent of such amount, in accordance with Section 2.05(e) of the Credit Agreement.
(c) Applicant’s payment obligations under this Section 3 are absolute, unconditional and irrevocable under any and all circumstances whatsoever, as provided in Section 2.05(f) of the Credit Agreement.
4. Additional Provisions Applicable to Commercial Credits. (a) Transport Documents and LOIs. If Bank issues a LOI or endorses a bill of lading at the Instruction of Applicant, then: (i) except as may be otherwise set forth herein, such LOI shall be deemed issued by Bank subject to the same terms and conditions set forth herein for Credits (including payment obligations, indemnification provisions and limitations of liability); (ii) Applicant shall be liable for any payment made under such LOI on demand; (iii) Bank shall have the right in its sole discretion and without notice to or approval of Applicant, to pay, settle or adjust any claim or demand made against or upon Bank in connection therewith without inquiry or determination, on Bank’s part, of the circumstances, merits or validity of such claim or demand; (iv) Applicant shall take whatever steps are reasonably necessary to obtain the shipping documents relating to such LOI; (v) promptly following Applicant’s receipt of such shipping documents, Applicant shall deliver them to the carrier, duly endorsed by all parties whose endorsement is required by the carrier, and obtain from the carrier and deliver to Bank, the LOI and a release of Bank’s liability to the carrier; (vi) Bank is hereby authorized to honor any drawing under the Credit related to such LOI, whether or not the drawing complies with the terms and conditions of such Credit; and (vii) Applicant acknowledges that it may be required to reimburse Bank for payments made by Bank under both such LOI and the Credit related to such LOI.).
(b) Absence of Written Instructions. In the absence of written instructions to the contrary, Applicant agrees that (a) if any commercial Credit authorizes drawings and/or shipments in installments and any installment is not drawn and/or shipped within the period allowed for that installment but Applicant waives such discrepancy, Bank is authorized to honor any subsequent installments so long as documents for such installments are presented within the period allowed for such installments; and (b) each negotiation Credit shall expire at the counters of the nominated person even if notice of the presentation or any documents contained in the presentation is not received by Bank until after the expiry date of such Credit or any installment thereof.
(c) Pledge and Assignment of Security. As security for the payment and performance of all obligations and liabilities of Applicant to Bank in respect of any commercial Credit or any related LOI issued hereunder (if any) and under this Agreement, Applicant hereby grants to Bank a continuing lien and security interest in all of Applicant’s right, title and interest in, to and under all Property, including any goods and documents which have been or at any time shall be delivered to, received by or otherwise come into the possession or control of Bank, its correspondents or Applicant in connection with such Credit. As used herein, “Property” means, in respect of any commercial Credit, any and all right, title and interest of Applicant in any goods and documents relating to or presented under such Credit, and any identifiable proceeds thereof.
5. Covenants. Applicant shall comply with all foreign and domestic laws, rules and regulations (including the USA Patriot Act, foreign exchange control regulations, foreign asset control regulations and other trade-related regulations) now or hereafter applicable to each Credit, the transactions underlying such Credit or Applicant’s execution, delivery and performance of this Agreement, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
6. Remedies. If any Event of Default as defined in the Credit Agreement shall have occurred and be continuing, in addition to the remedies specified therein, Bank may require Applicant to (and Applicant agrees that it shall) use its reasonable efforts to cause Bank to be promptly released from its obligations under each Credit.
7. Electronic Transmissions. Bank is authorized to accept and process any Application and any amendments, transfers, assignments of proceeds, Instructions, consents, waivers or other documents relating to any Credit or Application which are sent to Bank by any form of electronic transmission and such communications shall be binding upon Applicant. If it is a condition of any Credit that payment may be made upon receipt by Bank of an electronic transmission advising negotiation or honor, Applicant agrees to reimburse Bank on demand for the amount indicated in such electronic transmission advice, and further agrees to hold Bank harmless if documents fail to arrive, or if, upon arrival of documents, Bank determines that such documents do not comply with the terms and conditions of such Credit.
8. Auto Extend Notice. If any Credit provides for automatic extension without amendment, Applicant agrees that it will notify Bank in writing at least thirty (30) days prior to the last day specified in such Credit by which Bank must give notice of nonextension as to whether or not it wishes such Credit to be extended. Except as may be provided in any Credit or as Bank may otherwise agree in writing in its sole discretion, Bank has no duty to (i) send or refrain from sending notice of its election not to extend such Credit or (ii) otherwise amend or modify any Credit.
9. Continuing Agreement; Survival. This Agreement shall be effective immediately upon execution and delivery by Applicant (with acceptance by Bank being waived) and shall remain in effect until Applicant or Bank gives the other at least 30 days’ prior written notice of termination (which notice may be given whether or not any Event of Default exists). Termination shall not release Applicant from any liability for any payment obligations (whether or not contingent) existing at the time of termination or resulting from or incidental to any Credit issued on or before such date (regardless of when such Credit expires or is cancelled). The provisions hereof relating to payments, indemnities, exculpations, limitations of liability, suretyship defenses, jurisdiction and waiver of jury trial shall survive and remain in full force and effect regardless of the consummation of any transactions contemplated hereby, the reimbursement or repayment of any drawings, the expiration or termination of the Credits or LOIs, the termination of the Credit Agreement, or the termination of this Agreement or any provision hereof.
10. Amendment; Severability. This Agreement may not be amended without the written consent of Applicant and Bank. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11. Bank hereby notifies Applicant that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies Applicant, which information includes the name and address of Applicant and other information that will allow Bank to identify Applicant in accordance with such Act.
12. Credit Agreement Controls. It is understood and agreed that each Credit shall be subject to the terms and conditions set forth in the Credit Agreement, including, without limitation, Sections 2.05 and 2.16 thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control. For the avoidance of doubt, the provisions of the Credit Agreement shall govern with respect to all matters not expressly provided for herein.
13. Applicable Law; Jurisdiction; Jury Trial. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b) Applicant hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Agreement against the Applicant or its properties in the courts of any jurisdiction. Applicant hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this paragraph (b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(c) APPLICANT WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING IN WHICH BANK AND APPLICANT ARE PARTIES (WHETHER OR NOT THE ONLY PARTIES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUCTION OR ANY CREDIT.
[Remainder of page intentionally left blank]

The undersigned hereby agrees to all the terms and conditions set forth herein as of the date set forth below.

Address for Notices, etc. to Applicant:

Fax:

Telephone:

Attention:

Agent for service per Section 15(b), if applicable:

Name:

Address:

(which must be in the State of New York)

(Applicant)

(Place and Type of Organization)

(Authorized Signature)

(Print Name)

(Title)

(Date)

EXHIBIT A
Form of Application for Irrevocable Standby Letter of Credit
This application and the Letter of Credit issued hereunder are subject to and governed by the CONTINUING AGREEMENT FOR COMMERCIAL & STANDBY LETTERS OF CREDIT executed by the undersigned in favor of [Issuing Bank] on       (the “Agreement”).
When Transmitting this application by facsimile all pages must be transmitted.
To: [Issuing Bank] and/or its subsidiaries and/or affiliates. Date:
I. Pursuant to the Terms and Conditions contained herein, please issue an IRREVOCABLE STANDBY Letter of Credit (together with any replacements, extensions or modifications, the “Credit”) and transmit it by:
☐ Teletransmission       ☐ Courier
If completing in Microsoft Word, please enter data by ‘clicking’ on the gray boxes.

Applicant/Obligor (Full name and address- jointly and	Beneficiary (Full name and address):
severally if more than one, individually and collectively, “Applicant/Obligor”):

[Signature lines are on last page].

Account Party (Full name and address of entity to be named in Letter of Credit if different than the above Applicant/Obligor):	Advising Bank-Optional (If blank, Issuer will select its branch or affiliate or correspondent in the domicile of the beneficiary):

Amount: Up to an aggregate amount of If not USD, indicate currency	Expiry Date: Demands/claims must be presented to the counters of the Nominated bank not later than

Complete only if Automatic Extension of the expiry date is required.
Credit to contain Automatic Extension clause with extension period of ☐ one year/☐ other       (please specify).
No less than       calendar days non-extension notice to the beneficiary.
Automatic Extension final expiration date:       (the date after which the Credit will no longer be subject to Automatic Extension).

AVAILABLE BY (indicate A, B or C)
☐	A. Beneficiary’s dated statement referencing [Issuing Bank] Letter of Credit Number indicating amount of demand/claim and purportedly signed by an authorized person reading as follows (Please state within the quotation marks the wording to appear on the statement to be presented):

“ (insert appropriate reason for drawing) ”
☐ Demands received by authenticated teletransmission are acceptable in lieu of the beneficiary’s signed and dated statement provided that such authenticated teletransmission contains the beneficiary’s statement as provided for in the Credit.

☐	B. See attached sheet(s) for continuation of other documents and/or special instructions, which form an integral part of this Application and such specimen should be approved and signed by the applicant/obligor.

☐	C. Other:

Complete only when the Beneficiary’s bank or Correspondent is to issue its guarantee or undertaking based on the issued Standby Letter of Credit.
We understand and agree that by making this request, we shall remain liable under this Credit until Issuer is fully released in writing by such entity.
☐	Request Beneficiary’s bank to issue and deliver its: (Specify type of bid or performance bond, guarantee, undertaking or other)

In favor of:	Name(s)
Attention Party Name
Address

City/State/Zip/Country
Telephone
Fax
For an amount not exceeding that specified above, effective immediately and expiring at their office on (at least 30 days prior to Expiry Date above) covering (brief description): .

☐	Multiple drawings prohibited (if blank, multiple drawings will be permitted).

☐	Partial drawings prohibited (if blank, partial drawings will be permitted).

☐	Credit is transferable only in its entirety (Issuer is authorized to include its standard transfer conditions and is authorized to nominate a transferring bank, if applicable).
The Credit, or any Credit issued shall be subject to the International Standby Practices 1998, International Chamber of Commerce Publication 590 (“ISP”) or, ☐ if box is checked, it shall be subject to the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 (“UCP”).

Please include a brief description of the purpose of the Standby Letter of Credit including goods description, pricing, country of origin of the goods, shipment from and shipment to countries, as applicable:
Unless otherwise stated herein, the nominated bank (if any) is authorized to send all documents to you in one airmail or courier service, if available.

THE UNDERSIGNED HEREBY AGREES TO ALL THE TERMS AND CONDITIONS SET FORTH IN THE AGREEMENT, ALL OF WHICH HAVE BEEN READ AND UNDERSTOOD BY THE UNDERSIGNED.

(Applicant/Obligor)

(Authorized Signature)

(Title)

(Phone)

(Fax)

(Date)

EXHIBIT B
Form of Application for Irrevocable Commercial Letter of Credit
This application and the Letter of Credit issued hereunder are subject to and governed by the CONTINUING AGREEMENT FOR COMMERCIAL & STANDBY LETTERS OF CREDIT executed by the undersigned in favor of [Issuing Bank] on (the “Agreement”).
When transmitting this application by facsimile all pages must be transmitted.
To: [Issuing Bank] and/or its subsidiaries and/or affiliates. Date:
I. Pursuant to the Terms and Conditions contained herein, please issue an IRREVOCABLE DOCUMENTARY COMMERCIAL Letter of Credit (together with any replacements, extensions or modifications, the “Credit”) and transmit it by:
☐ Teletransmission      ☐ Courier
If completing in Microsoft Word, please enter data by ‘clicking’ on the gray boxes.

Applicant/Obligor (Full name and address):

[Signature lines are on last page].

Account Party (Full name and address of entity to be named in Letter of Credit if different than the above Applicant/Obligor):

Advising Bank-Optional (If blank, Issuer will select its branch or affiliate or correspondent in the domicile of the beneficiary):

Beneficiary (Full name and address):

Amount (In Figures):

Amount (In words):

Indicate plus or minus percentage if applicable
     ☐ Plus ☐ Minus                     %

☐	Credit is transferable. (Issuer is authorized to include its standard transfer conditions and is authorized to nominate a Transferring Bank.)

Partial Shipment	Transhipment
☐ Not Allowed (if blank, allowed)	☐ Not Allowed (if blank, allowed)

Shipment:
Shipment from:
For Transportation to:
Latest Shipment Date:

Credit available:
☐	At sight.

☐	By deferred payment at:

☐	By acceptance of drafts at:

☐	Discount Charges, if any, for the account of the (specify only if credit is available by acceptance)
☐ Beneficiary       ☐ Applicant
Against the documents detailed herein and Beneficiary’s draft(s) drawn on Issuer or Issuer’s branch or affiliate or correspondent (at Issuer’s option) for 100% or                     % of the invoice value.

Insurance:
☐	Insurance effected by us. We agree to keep insurance in force until this transaction is complete (no document required if checked).
If above is not checked, the following documents are required:
☐	Negotiable Insurance Policy or Certificate covering the following
☐ All Risks ☐ War SR&CC ☐ Other Risks (specify)
☐	Indicate if a full set is required.

☐	Insurance coverage for % (Unless otherwise specified the minimum amount of insurance must be for

Expiry Date:

Place of Expiry Unless the undersigned or Issuer nominates a bank which is authorized to pay, to accept. to incur a deferred payment undertaking, or to negotiate, the Credit will be freely negotiable. Issuer may nominate such a bank in its sole discretion or stipulate that the Credit is available with Issuer only.
If the Credit is freely negotiable, it will be considered to be freely negotiable by any bank anywhere. (Issuer in its sole discretion may specify that the Credit will expire in the country of the beneficiary).
☐	Commercial Invoice originals copies.

☐	Custom Invoice originals copies.

☐	Visaed Customs Invoice originals copies.
Transport Documents:
☐	Full Set of Marine/Ocean Bill of Lading covering a port to port shipment consigned to the order of [Issuing Bank] marked notify Applicant indicating the name of the carrier, and indicating the goods have been loaded on board or shipped on a named vessel.

☐	Full Set of Multimodal Transport document consigned to the order of [Issuing Bank] marked notify Applicant indicating the name of the carrier or Multimodal transport operator, and indicating that the goods have been dispatched, taken in charge or loaded on board.

☐	Air Waybill consigned to [Issuing Bank] marked notify Applicant indicating the name of the carrier.

☐	If Consignee other than [Issuing Bank] (please specify):

☐	If notify party other than Applicant (please specify):

☐	Truck Bill of Lading consigned to marked notify Applicant indicating the name of the carrier.

☐	Rail Bill of Lading consigned to marked notify Applicant indicating the name of the carrier.
The Transport Document must be marked
☐	Freight Collect

☐	Freight Prepaid
100% of the CIF or CIP value plus 10%. If the CIF or CIP value cannot be determined from the documents on their face, insurance must be for a minimum amount of 110% of the drawing amount or 110% of the gross invoice amount, whichever is greater.)

☐	Packing List originals copies.

☐	Certificate of Origin originals copies.

☐	Forwarders Cargo Receipt (‘FCR’) issued by

indicating that the merchandise has been received (indicate in the space below any further requirements-Note: a FCR is not a transport document):

☐	Inspection Certificate issued by and purportedly signed by originals copies

Specify Inspection Certificate content (if blank, document will be accepted as tendered.)

☐	Other Documents

☐	See attached sheet for continuation or other documents or further special instructions which form and are an integral part of this Application.

Covering: Merchandise described in the invoice as (Mention commodity only in generic terms omitting details as to grade, quality, etc. Do not attach copy of Purchase Order. Reference may be made to it for information only.)
Trade Terms: ☐ Check if Incoterms 2000 applies ☐ FAS ☐ FOB      (named port of shipment);
☐ FCA           (named place of shipment); ☐ CIP            (named place of destination);
☐ CFR ☐ CIF           (named port of destination); ☐ Other
Documents must be presented for payment, acceptance, negotiation within days (unless otherwise specified 21 days will be stipulated) after the date of shipment of the transport documents (or in the case of a FCR or Air Waybill 21 days after its date) but within the validity of the Credit.
☐	All bank charges other than those of Issuer are for the beneficiary’s account.

Unless otherwise stated herein, the negotiating/nominated bank (if any) is authorized to send all documents to you in one airmail or courier service, if available.
The Credit, or any Credit issued shall be subject to the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 (“UCP”) and any subsequent revision thereof adhered to by Bank on the date such Credit is issued.

THE UNDERSIGNED HEREBY AGREES TO ALL THE TERMS AND CONDITIONS SET FORTH IN THE CONTINUING AGREEMENT, ALL OF WHICH HAVE BEEN READ AND UNDERSTOOD BY THE UNDERSIGNED.

(Applicant/Obligor)

(Authorized Signature)

(Title)

(Phone)

(Fax)

(Date)

EXHIBIT C
Form of Application for Amendment
On Beneficiary Letterhead

Date:	[ ]

To:	[Issuing Bank]
[Address]
ATTN: [ ]
Phone: [ ]
FAX: [ ]

From:	[Name and Address of Beneficiary]
RE: [Issuing Bank] Letter of Credit Number [SPECIFY NUMBER] issued on behalf of [SPECIFY APPLICANT NAME] in the amount of [SPECIFY CURRENCY AND AMOUNT].
Gentlemen:
We hereby agree to amend the above referenced letter of credit as follows:
➢	[Decrease the available amount of the letter of credit by USD__________ to a new balance of USD______________.]

➢	[Change the expiration date to ____________________.]

➢	[OTHER:_________________________]
Please contact [SPECIFY BENEFICIARY CONTACT NAME / PHONE/ EMAIL] with any questions.
Regards,
_________________________________________
COMPANY NAME: __________________________
NAME OF SIGNER:__________________________
TITLE OF SIGNER:__________________________

On Obligor Letterhead

Date:	[ ]

To:	[Issuing Bank]
[Address]
ATTN: [ ]
Phone: [ ]
FAX: [ ]

From:	[Name and Address of Obligor]
RE: [Issuing Bank ] Letter of Credit Number [SPECIFY NUMBER] issued on behalf of [SPECIFY APPLICANT NAME1*] in the amount of [SPECIFY CURRENCY AND AMOUNT] in favor of [SPECIFY NAME OF BENEFICIARY].
Gentlemen:
We request the above referenced letter of credit be amended as follows:
➢	[Increase / Decrease the available amount of the letter of credit by USD__________ to a new balance of USD[2]______________.]

➢	[Extend the expiration date to ____________________.]

➢	[OTHER:_________________________]
Regards,
_________________________________________
COMPANY NAME: __________________________
NAME OF SIGNER:__________________________
TITLE OF SIGNER:__________________________

[1]	Obligor must submit the request to amend but, if the applicant is a party other than the obligor, the applicant name is included for reference.

[2]	Amendment must be made in the currency the letter of credit was issued.

EXHIBIT D
GUARANTEE AND SECURITY AGREEMENT
dated as of
March [•], 2011
among
HUNTINGTON INGALLS INDUSTRIES, INC.,
THE GUARANTORS PARTY HERETO
and
JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

SCHEDULES:

Schedule 1	Material Government Contracts

Schedule 2	Material Commercial Tort Claims

EXHIBITS:

Exhibit A	Security Agreement Supplement

Exhibit B	Copyright Security Agreement

Exhibit C	Patent Security Agreement

Exhibit D	Trademark Security Agreement

Exhibit E	Perfection Certificate

Exhibit F	Issuer Control Agreement

Exhibit G-1	Assignment of Government Contract

Exhibit G-2	Notice of Assignment of Government Contract

ii

GUARANTEE AND SECURITY AGREEMENT
     AGREEMENT dated as of March [•], 2011 among HUNTINGTON INGALLS INDUSTRIES, INC., as Borrower, the GUARANTORS party hereto and JPMORGAN CHASE BANK, N.A., as Collateral Agent.
     WHEREAS, the Borrower has entered into the Credit Agreement described in Section 1 hereof, pursuant to which the Borrower intends to borrow funds and obtain letters of credit for the purposes set forth therein;
     WHEREAS, the Borrower is willing to secure (i) its obligations under the Credit Agreement and (ii) certain other obligations, by granting Liens on its assets to the Collateral Agent as provided in the Security Documents;
     WHEREAS, the Borrower is willing to cause each of its Wholly Owned Domestic Restricted Subsidiaries to guarantee the foregoing obligations of the Borrower and to secure its guarantee thereof by granting Liens on its assets to the Collateral Agent as provided in the Security Documents; and
     WHEREAS, the Lenders and each Issuing Bank are not willing to make loans or issue or participate in letters of credit under the Credit Agreement unless (i) the foregoing obligations of the Borrower are secured and guaranteed as described above and (ii) each guarantee thereof is secured by Liens on assets of the relevant Guarantor as provided in the Security Documents;
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     SECTION 1. Definitions.
     (a) Terms Defined in Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined in subsection (b) or (c) of this Section have, as used herein, the respective meanings provided for therein. The rules of construction specified in Sections 1.03 and 1.04 of the Credit Agreement also apply to this Agreement.
     (b) Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Account	9-102
Authenticate	9-102
Certificated Security	8-102

Term	UCC
Chattel Paper	9-102
Commercial Tort Claim	9-102
Commodity Account	9-102
Commodity Customer	9-102
Deposit Account	9-102
Document	9-102
Entitlement Holder	8-102
Entitlement Order	8-102
Equipment	9-102
Financial Asset	8-102 & 103
General Intangibles	9-102
Instrument	9-102
Inventory	9-102
Investment Property	9-102
Letter-of-Credit Right	9-102
Nominated Person	5-102
Record	9-102
Securities Account	8-501
Securities Intermediary	8-102
Security	8-102 & 103
Security Entitlement	8-102
Supporting Obligations	9-102
Uncertificated Security	8-102
     (c) Additional Definitions. The following additional terms, as used herein, have the following meanings:
     “Bank Product Obligations” means obligations in respect of (i) Cash Management Services and (ii) Secured Swap Agreements.
     “Cash Distributions” means dividends, interest and other distributions and payments (including proceeds of liquidation, sale or other disposition) made or received in cash upon or with respect to any Collateral.
     “Cash Management Services” means any services provided from time to time by any Lender or any of its Affiliates to any Loan Party in connection with (i) operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services and (ii) commercial credit card, purchasing card and merchant card services.

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     “Collateral” means all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Collateral Agent pursuant to the Security Documents. When used with respect to a specific Grantor, the term “Collateral” means all its property on which such a Lien is granted or purports to be granted.
     “Collateral Accounts” means, collectively, the Cash Collateral Accounts, Deposit Accounts and Securities Accounts.
     “Contingent Secured Obligation” means, at any time, any Secured Obligation (or portion thereof) that is contingent in nature at such time, including any Secured Obligation that is:
     (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it;
     (ii) an obligation under a Secured Swap Agreement to make payments that cannot be quantified at such time;
     (iii) any other obligation (including any guarantee) that is contingent in nature at such time; or
     (iv) an obligation to provide collateral to secure any of the foregoing types of obligations.
     “Control” has the following meanings:
     (a) when used with respect to any Security or Security Entitlement, the meaning specified in UCC Section 8-106;
     (b) when used with respect to any Deposit Account, the meaning specified in UCC Section 9-104;
     (c) when used with respect to any Electronic Chattel Paper, the meaning specified in UCC Section 9-105;
     (d) when used with respect to any Commodity Account or Commodity Contract, the meaning specified in UCC Section 9-106(b); and
     (e) when used with respect to any right to payment or performance by the issuer or a Nominated Person in respect of a letter of credit, the meaning specified in UCC Section 9-107.

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     “Copyright License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials on which a Copyright is in existence or may come into existence, including any agreement identified in Schedule 1 to any Copyright Security Agreement.
     “Copyrights” means all the following: (i) all copyrights under the laws of the United States or any other country (whether or not the underlying works of authorship have been published), all registrations and recordings thereof, all copyrightable works of authorship (whether or not published), and all applications for copyrights under the laws of the United States or any other country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Copyright Security Agreement, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.
     “Copyright Security Agreement” means a Copyright Security Agreement, substantially in the form of Exhibit B (with any changes that the Collateral Agent shall have approved), executed and delivered by a Grantor in favor of the Collateral Agent for the benefit of the Secured Parties.
     “Credit Agreement” means the Credit Agreement dated as of March [ • ], 2011 among Huntington Ingalls Industries, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Issuing Bank and Swingline Lender and Credit Suisse, as Swingline Lender.
     “Equity Interest” means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof, (v) any warrant, option or other right to acquire any Equity Interest described in this definition or (vi) any Security Entitlement in respect of any Equity Interest described in this definition.
     “FACA” means the Federal Assignment of Claims Act, as amended, 31 U.S.C. §3727 and 41 U.S.C. §15.

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     “Federal Government” means the federal government of the United States or any agency or instrumentality thereof.
     “Funding Date Perfection Certificate” shall mean the Perfection Certificate with respect to the Original Grantors delivered on the Funding Date.
     “Grantors” means the Borrower and the Guarantors.
     “Guarantors” means each Subsidiary listed on the signature pages hereof under the caption “Guarantors” and each Subsidiary that shall, at any time after the date hereof, become a “Guarantor” pursuant to Section 21.
     “Intellectual Property” means all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including trade secrets, confidential or proprietary technical and business information, know-how or other data or information, in each case to the extent subject to protection under applicable law, Patents, Copyrights, Licenses and Trademarks, including any of the foregoing that protect, are embodied by, or are incorporated in software and databases.
     “Intellectual Property Filing” means (i) with respect to any Patent, Patent License, Trademark or Trademark License, the filing of the applicable Patent Security Agreement or Trademark Security Agreement with the United States Patent and Trademark Office, together with an appropriately completed recordation form, and (ii) with respect to any Copyright or Copyright License, the filing of the applicable Copyright Security Agreement with the United States Copyright Office, together with an appropriately completed recordation form, in each case sufficient to record the Transaction Lien granted to the Collateral Agent in such Recordable Intellectual Property.
     “Intellectual Property Security Agreement” means a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement.
     “Issuer Control Agreement” means an Issuer Control Agreement substantially in the form of Exhibit F (with any changes that the Collateral Agent shall have approved, such approval to be evidenced by the Collateral Agent’s execution and delivery of such Issuer Control Agreement).
     “License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party.
     “Material Commercial Tort Claim” means a Commercial Tort Claim involving a claim for more than $5,000,000.

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     “Material Government Contract” means a contract, between a Grantor and either (i) the Federal Government or (ii) a state or local government or any agency or instrumentality thereof, that provides (or can reasonably be expected to provide) for payments to such Grantor in an aggregate amount exceeding $350,000,000.
     “Non-Contingent Secured Obligation” means at any time any Secured Obligation (or portion thereof) that is not a Contingent Secured Obligation at such time.
     “Original Grantor” means any Grantor that grants a Lien on any of its assets hereunder on the Funding Date.
     “own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.
     “Patent License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right with respect to any Patent, including any agreement identified in Schedule 1 to any Patent Security Agreement.
     “Patents” means (i) all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Patent Security Agreement, (ii) all reissues, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.
     “Patent Security Agreement” means a Patent Security Agreement, substantially in the form of Exhibit C (with any changes that the Collateral Agent shall have approved), executed and delivered by a Grantor in favor of the Collateral Agent for the benefit of the Secured Parties.
     “Perfection Certificate” means, with respect to any Grantor, a certificate substantially in the form of Exhibit E (with any changes that the Collateral Agent shall have approved), completed and supplemented with the schedules contemplated thereby to the satisfaction of the Collateral Agent, and signed by an

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officer of such Grantor, it being understood and agreed that an abbreviated version of such certificate as agreed to by the Collateral Agent and the Borrower shall have been delivered on the Effective Date.
     “Permitted Liens” means (i) the Transaction Liens and (ii) any other Liens on the Collateral permitted to be created or assumed or to exist pursuant to Section 6.02 of the Credit Agreement.
     “Personal Property Collateral” means all property included in the Collateral except Real Property Collateral.
     “Pledged”, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, “Pledged Equity Interest” means an Equity Interest that is included in the Collateral at such time.
     “Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Grantors (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.
     “Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.
     “Real Property Collateral” means all real property (including leasehold interests in real property) included in the Collateral.
     “Recordable Intellectual Property” means (i) any Patent registered with the United States Patent and Trademark Office, and any Patent License with respect to a Patent so registered under which exclusive rights are granted to any Grantor, (ii) any Trademark registered with the United States Patent and Trademark Office, and any Trademark License with respect to a Trademark so registered under which exclusive rights are granted to any Grantor, (iii) any Copyright registered with the United States Copyright Office and any Copyright License with respect to a Copyright so registered under which exclusive rights are granted to any Grantor, and all rights in or under any of the foregoing.

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     “Release Conditions” means the following conditions for releasing all the Secured Guarantees and terminating all the Transaction Liens:
     (i) all Commitments under the Credit Agreement shall have expired or been terminated;
     (ii) all Non-Contingent Secured Obligations shall have been paid in full; and
     (iii) no Contingent Secured Obligation (other than contingent indemnification and expense reimbursement obligations as to which no claim shall have been asserted) shall remain outstanding.
     “Secured Agreement”, when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of the Borrower, obligations of a guarantor and/or rights of the holder with respect to such Secured Obligation.
     “Secured Guarantee” means, with respect to each Guarantor, its guarantee of the Secured Obligations under Section 2 hereof or Section 1 of a Security Agreement Supplement.
     “Secured Obligations” means (i) all principal of all Loans and LC Disbursements outstanding from time to time under the Credit Agreement, all interest (including Post-Petition Interest) on such Loans and LC Disbursements and all other amounts now or hereafter payable by the Borrower pursuant to the Loan Documents and (ii) all Bank Product Obligations.
     “Secured Parties” means the holders from time to time of the Secured Obligations, including the Administrative Agent and the Collateral Agent.
     “Secured Swap Agreement” means any Swap Agreement (i) existing on the Funding Date and entered into by any Loan Party with a counterparty that is a Lender or an Affiliate thereof on the Funding Date and (ii) entered into by any Loan Party after the Funding Date with a counterparty that is a Lender or an Affiliate thereof at the time of entry into such agreement.
     “Security Agreement Supplement” means a Security Agreement Supplement, substantially in the form of Exhibit A, signed and delivered to the Collateral Agent for the purpose of adding a Subsidiary as a party hereto pursuant to Section 21 and/or adding additional property to the Collateral.
     “Security Documents” means this Agreement, the Security Agreement Supplements, the Issuer Control Agreements, the Mortgages, the Intellectual Property Security Agreements and all other supplemental or additional security

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agreements, control agreements, mortgages or similar instruments delivered pursuant to the Loan Documents.
     “Specified Instrument” means (i) any Instrument with a value greater than or equal to $5,000,000 (other than checks or similar Instruments received, and to be deposited, in the ordinary course of business) and (ii) and any Instrument representing Indebtedness for borrowed money owed by one Restricted Company to another Restricted Company.
     “Trademark License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use any Trademark, including any agreement identified in Schedule 1 to any Trademark Security Agreement.
     “Trademarks” means: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, trade dress, prints and labels on which any of the foregoing have appeared or appear, package and other designs, and all other source or business identifiers, and all general intangibles of like nature, and the rights in any of the foregoing which arise under applicable law, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Trademark Security Agreement, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.
     “Trademark Security Agreement” means a Trademark Security Agreement, substantially in the form of Exhibit D (with any changes that the Collateral Agent shall have approved), executed and delivered by a Grantor in favor of the Collateral Agent for the benefit of the Secured Parties.
     “Transaction Liens” means the Liens granted by the Grantors under the Security Documents.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code

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as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     SECTION 2. Guarantees by Guarantors.
     (a) Secured Guarantees. Each Guarantor unconditionally guarantees the full and punctual payment of each Secured Obligation when due (whether at stated maturity, upon acceleration or otherwise). If the Borrower fails to pay any Secured Obligation punctually when due, each Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in the relevant Secured Agreement.
     (b) Secured Guarantees Unconditional. The obligations of each Guarantor under its Secured Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
     (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement, by operation of law or otherwise;
     (ii) any modification or amendment of or supplement to any Secured Agreement;
     (iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement;
     (iv) any change in the legal existence (including the form thereof), structure or ownership of the Borrower, any other Guarantor or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Guarantor or any other Person or any of their assets or any resulting release or discharge of any obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement;
     (v) the existence of any claim, set-off or other right that such Guarantor may have at any time against the Borrower, any other Guarantor, any Secured Party or any other Person, whether in connection with the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

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     (vi) any invalidity or unenforceability relating to or against the Borrower, any other Guarantor or any other Person for any reason of any Secured Agreement, or any provision of applicable law or regulation purporting to prohibit the payment of any Secured Obligation by the Borrower, any other Guarantor or any other Person; or
     (vii) any other act or omission to act or delay of any kind by the Borrower, any other Guarantor, any other party to any Secured Agreement, any Secured Party or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of or defense to any obligation of any Guarantor hereunder, other than satisfaction in full of the Release Conditions or indefeasible payment in cash of the Secured Obligations.
     (c) Release of Secured Guarantees. (i) All the Secured Guarantees will be released when all the Release Conditions are satisfied. If at any time any payment of a Secured Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Borrower or otherwise, the Secured Guarantees shall be reinstated with respect thereto as though such payment had been due but not made at such time.
     (ii) If all the capital stock of a Guarantor or all the assets of a Guarantor are sold to a Person other than the Borrower or one of its Subsidiaries in a transaction permitted by the Credit Agreement (any such sale, a “Sale of Guarantor”), the Secured Guarantee of such Guarantor shall automatically be discharged and released without further action by the Collateral Agent or any other Secured Party effective as of the time of such Sale of Guarantor; provided that, if such sale constitutes an Asset Sale for purposes of Section 2.12(b) of the Credit Agreement, arrangements reasonably satisfactory to the Collateral Agent have been made to apply the Net Proceeds thereof as (and to the extent) required by the Credit Agreement. Such release shall not require the consent of any Secured Party, and the Collateral Agent shall be fully protected in relying on a certificate of the Borrower as to whether any particular sale constitutes a Sale of Guarantor.
     (iii) In addition to any release permitted by subsection (ii), the Collateral Agent may release any Secured Guarantee with the prior written consent of the Required Lenders; provided that any release of all or substantially all the Secured Guarantees shall require the consent of all the Lenders.

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     (iv) Upon any release of a Secured Guarantee, the Collateral Agent will, at the expense of the relevant Guarantor, promptly execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request to evidence the release of such Secured Guarantee.
     (d) Waiver by Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other Guarantor or any other Person.
     (e) Subrogation. A Guarantor that makes a payment with respect to a Secured Obligation hereunder shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that no Guarantor shall enforce any payment by way of subrogation against the Borrower, or by reason of contribution against any other guarantor of such Secured Obligation, until all the Release Conditions have been satisfied.
     (f) Stay of Acceleration. If acceleration of the time for payment of any Secured Obligation by the Borrower is stayed by reason of the insolvency or receivership of the Borrower or otherwise, all Secured Obligations otherwise subject to acceleration under the terms of any Secured Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Collateral Agent.
     (g) Right of Set-Off. If any Secured Obligation is not paid promptly when due (after the passage of any applicable grace period as set forth in the Loan Documents), each of the Secured Parties and their respective Affiliates is authorized, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party or Affiliate to or for the credit or the account of any Guarantor against the obligations of such Guarantor under its Secured Guarantee, irrespective of whether or not such Secured Party shall have made any demand thereunder and although such obligations may be unmatured. The rights of each Secured Party under this subsection are in addition to all other rights and remedies (including other rights of set-off) that such Secured Party may have.
     (h) Continuing Guarantee. Each Secured Guarantee is a continuing guarantee, shall be binding on the relevant Guarantor and its successors and assigns, and shall be enforceable by the Collateral Agent and the other Secured Parties. If all or part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights under each Secured Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

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     (i) Limitation on Obligations of Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Secured Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render such Secured Guarantee subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.
     SECTION 3. Grant of Transaction Liens.
     (a) The Borrower, in order to secure the Secured Obligations, and each Guarantor listed on the signature pages hereof or subsequently becoming a Guarantor, in order to secure its Secured Guarantee, grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all of the Borrower’s or such Guarantor’s, as the case may be, right, title and interest in and to the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located:
     (i) all Accounts;
     (ii) all Chattel Paper;
     (iii) all cash and Deposit Accounts;
     (iv) all Documents;
     (v) all Equipment;
     (vi) all General Intangibles (including (x) any Equity Interests in other Persons that do not constitute Investment Property and (y) any Intellectual Property);
     (vii) all Instruments;
     (viii) all Inventory;
     (ix) all Investment Property;
     (x) the Commercial Tort Claims described in Schedule 2;
     (xi) all Letter-of-Credit Rights;
     (xii) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Grantor pertaining to any of its Collateral;

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     (xiii) such Grantor’s ownership interest in (1) its Collateral Accounts, (2) all Financial Assets credited to its Collateral Accounts from time to time and all Security Entitlements in respect thereof, (3) all cash held in its Collateral Accounts from time to time and (4) all other money in the possession of the Collateral Agent; and
     (xiv) all Proceeds of the Collateral described in the foregoing clauses (i) through (xiii);
provided that the following property is excluded from the foregoing security interests: (A) motor vehicles the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction, (B) voting Equity Interests in any Foreign Subsidiary, to the extent (but only to the extent) required to prevent the Collateral from including more than 65% of all voting Equity Interests in such Foreign Subsidiary, (C) any Trademark that is a United States intent-to-use trademark application for which, and solely during the period in which, an amendment to allege use or statement of use has not been filed under 15 U.S.C. Section 1051(c) or 15 U.S.C. Section 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. Section 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office; provided, that upon such filing and acceptance, such intent-to-use trademark application shall no longer be excluded from the foregoing security interests, (D) any leasehold interest in real property, (E) any funds subject to Liens permitted under Section 6.02(f), 6.02(g) or 6.02(n) of the Credit Agreement, but only to the extent such funds are held in a segregated deposit account of the Grantors or a deposit account under the control of the Person in whose favor such Lien has been granted, (F) property subject to Liens permitted under Section 6.02(i) or 6.02(p) of the Credit Agreement, but only to the extent the terms of the Indebtedness secured thereby prohibit the grant of a security interest therein, (G) any property or assets if the Administrative Agent shall determine in its sole discretion and shall have confirmed in writing to the Borrower that the cost to the Borrower or the Guarantors of creating or perfecting such security interests in such property or assets in favor of the Collateral Agent for the benefit of the Secured Parties is excessive in relation to the benefits to be obtained therefrom by the Secured Parties and (H) any property to the extent that the grant of a security interest therein is prohibited by any applicable law or regulation, requires a consent not obtained of any Governmental Authority pursuant to any applicable law or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, any applicable organizational document or shareholder or similar agreement, except to the extent that such law or regulation or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for

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such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law. Each Grantor shall upon request of the Collateral Agent use commercially reasonable efforts to obtain any such required consent that is reasonably obtainable.
     (b) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.
     (c) The Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer any obligation or liability of any Grantor with respect to any of the Collateral or any transaction in connection therewith.
     SECTION 4. General Representations and Warranties. Each Grantor represents and warrants that:
     (a) With respect to each Original Grantor, such Grantor is, as of the Funding Date, duly organized, validly existing and in good standing under the laws of the jurisdiction identified as its jurisdiction of organization in its Perfection Certificate.
     (b) All Pledged Equity Interests of any Subsidiary that are owned by such Grantor are owned by it free and clear of any Lien other than (i) the Transaction Liens, (ii) Liens permitted under Section 6.02(c) or 6.02(j) of the Credit Agreement and (iii) any inchoate tax liens. All shares of capital stock included in such Pledged Equity Interests (including shares of capital stock in respect of which such Grantor owns a Security Entitlement) have been duly authorized and validly issued and are fully paid and non-assessable.
     (c) No authorized financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by such Grantor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to Permitted Liens. After the Funding Date, no Collateral owned by such Grantor will be in the possession or under the Control of any other Person having a security interest therein, other than a Permitted Lien.
     (d) When the relevant Mortgages have been duly executed and delivered, the Transaction Liens on all Material Real Property included in the Collateral owned by such Grantor as of the Funding Date will have been validly

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created and will secure all the Secured Obligations or such Grantor’s Secured Guarantee, as the case may be. When each such Mortgage has been duly recorded, such Transaction Liens will rank prior to all other Liens (except Permitted Liens) on such Material Real Property covered by such Mortgage.
     (e) Such Grantor has delivered a Perfection Certificate to the Collateral Agent. With respect to each Original Grantor, information set forth in such Grantor’s Funding Date Perfection Certificate is correct and complete as of the Funding Date.
     (f) When UCC financing statements describing the Personal Property Collateral as “all personal property” have been filed in the offices specified in the Perfection Certificate referred to in Section 4(e), the Transaction Liens will constitute perfected security interests in the Personal Property Collateral owned by such Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Liens. When, in addition to the filing of such UCC financing statements, the applicable Intellectual Property Filings have been made with respect to such Grantor’s Recordable Intellectual Property (including any future filings required pursuant to Sections 5(a) and 6(a)), the Transaction Liens will constitute perfected security interests in all right, title and interest of such Grantor in its Recordable Intellectual Property to the extent that security interests therein may be perfected by such filings, prior to all Liens and rights of others therein except Permitted Liens. Except for (i) the filing of such UCC financing statements, (ii) such Intellectual Property Filings and (iii) the due recordation of the Mortgages, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Security Documents or is necessary for the validity or enforceability thereof or for the initial perfection or due recordation of the Transaction Liens or for the enforcement of the Transaction Liens.
     SECTION 5. Further Assurances; General Covenants. Each Grantor covenants as follows:
     (a) Such Grantor will, from time to time, at the Borrower’s expense, and subject to Sections 5(g) and 8(e) execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any Intellectual Property Filing) that from time to time may be necessary, or that the Collateral Agent may reasonably request, in order to:
     (i) create, preserve, perfect, confirm or ensure the validity of the Transaction Liens on such Grantor’s Collateral;

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     (ii) in the case of Pledged Investment Property, Pledged Instruments and Pledged Letter-of-Credit Rights, cause the Collateral Agent to have Control thereof; or
     (iii) enable the Collateral Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Grantor’s Collateral.
Such Grantor authorizes the Collateral Agent to execute and file such financing statements or continuation statements in such jurisdictions with such descriptions of collateral (including “all assets” or “all personal property” or other words to that effect) and other information set forth therein as the Collateral Agent may deem necessary or desirable for the purposes set forth in the preceding sentence. Each Grantor also ratifies its authorization for the Collateral Agent to file in any such jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party. The Borrower will pay the costs of, or incidental to, any Intellectual Property Filings and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.
     (b) Such Grantor will not (i) change its name or organizational form or structure or (ii) change its location (determined as provided in UCC Section 9-307) unless it shall have given the Collateral Agent 10 days’ prior written notice thereof. Such Grantor will not effect or permit any change referred to in the preceding sentence or become bound, as provided in UCC Section 9 203(d) or otherwise, by a security agreement entered into by another Person, unless all filings have been made (or will be made in a timely fashion) under the UCC or any other applicable law that are required to perfect (to the extent such perfection is otherwise required hereunder or under any other Loan Document) the Transaction Liens (except any continuation statements that are to be filed more than six months after the date of such change).
     (c) If any of its Collateral is in the possession or control of a warehouseman, bailee or agent at any time, and an Event of Default shall have occurred and be continuing, such Grantor will, upon the request of the Collateral Agent, (i) notify such warehouseman, bailee or agent of the relevant Transaction Liens, (ii) instruct such warehouseman, bailee or agent to hold all such Collateral for the Collateral Agent’s account subject to the Collateral Agent’s instructions,

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(iii) use commercially reasonable efforts to cause such warehouseman, bailee or agent to Authenticate a Record acknowledging that it holds possession of such Collateral for the Collateral Agent’s benefit and (iv) make such Authenticated Record available to the Collateral Agent.
     (d) Such Grantor will not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral if (i) doing so would violate a covenant in the Credit Agreement or (ii) except in the case of any such sales, leases, exchanges, assignments, or other dispositions of, or grants of options with respect to, inventory in the ordinary course of business, the maturity of any or all of the Secured Obligations shall have been accelerated. Concurrently with any sale, lease or other disposition (except a sale or disposition to another Grantor or a lease) not prohibited by the preceding sentence, the Transaction Liens on the assets sold or disposed of (but not in any Proceeds arising from such sale or disposition) will be released and cease immediately without any notice to or action by the Collateral Agent or any other Secured Party. The Collateral Agent will, at the Borrower’s expense, execute and deliver to the relevant Grantor such documents as such Grantor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to a Transaction Lien.
     (e) Such Grantor will, promptly upon request, provide to the Collateral Agent all information and evidence concerning such Grantor’s Collateral that the Collateral Agent may reasonably request from time to time to enable it to enforce the provisions of the Security Documents.
     (f) Notwithstanding any to the contrary in this Agreement or any other Loan Document, no control agreement shall be required in respect of any Deposit Account or Securities Account.
     SECTION 6. Recordable Intellectual Property. Each Grantor covenants as follows:
     (a) On the Funding Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will sign and deliver to the Collateral Agent Intellectual Property Security Agreements with respect to all Recordable Intellectual Property then owned by it. Within 30 days after each March 31 and September 30 thereafter (starting with September 30, 2011), it will sign and deliver to the Collateral Agent an appropriate Intellectual Property Security Agreement covering any Recordable Intellectual Property owned by it on such March 31 or September 30 that is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it. The Collateral Agent is hereby authorized by each Grantor to make all Intellectual Property Filings

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necessary to record the Transaction Liens on such Recordable Intellectual Property.
     (b) Such Grantor will notify the Collateral Agent promptly if it knows that any application or registration relating to any Recordable Intellectual Property owned or licensed by it may become abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any adverse determination or development in, any proceeding in the United States Copyright Office, the United States Patent and Trademark Office or any court) regarding such Grantor’s ownership of such Recordable Intellectual Property, its right to register or patent the same, or its right to keep and maintain the same; provided that the foregoing shall not apply to the extent that any such event, individually or together with all such events, would not reasonably be expected to have a Material Adverse Effect. If any of such Grantor’s rights to any Recordable Intellectual Property are infringed, misappropriated or diluted by a third party in a manner that materially and adversely affects such Grantor’s business, such Grantor will notify the Collateral Agent within 30 days after it learns thereof and will, to the extent it reasonably determines that doing so is necessary or economically desirable for the operation of the business under the circumstances, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Recordable Intellectual Property.
     (c) Upon the occurrence and during the continuance of an Event of Default, if requested by the Collateral Agent, each Grantor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent, for the ratable benefit of the Secured Parties, or its designee.
     SECTION 7. Investment Property. Each Grantor represents, warrants and covenants as follows:
     (a) Certificated Securities. On the Funding Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will deliver to the Collateral Agent as Collateral hereunder all certificates representing Pledged Certificated Securities then owned by such Grantor. Thereafter, whenever such Grantor acquires any other certificate representing a Pledged Certificated Security, such Grantor will promptly, and in any event within 5 Business Days, deliver such certificate to the Collateral Agent as Collateral hereunder. The Grantors shall have the right to not comply with the preceding

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two sentences with respect to Pledged Certificated Securities (other than Pledged Certificated Securities issued by any Subsidiary) having an aggregate value, for both such sentences for all Grantors, not in excess of $1,000,000). The provisions of this subsection are subject to the limitation in Section 7(g) in the case of voting Equity Interests in a Foreign Subsidiary.
     (b) Uncertificated Securities. On the Funding Date (in the case of an Original Grantor) or within 5 Business Days following the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will enter into (and, if the relevant issuer is a Subsidiary, cause, or if the relevant issuer is not a Subsidiary, use commercially reasonable efforts to cause, the relevant issuer to enter into) an Issuer Control Agreement in respect of each Pledged Uncertificated Security then owned by such Grantor and deliver such Issuer Control Agreement to the Collateral Agent (which shall enter into the same). Thereafter, whenever such Grantor acquires any other Pledged Uncertificated Security, such Grantor will promptly, and in any event within 5 Business Days, enter into (and, if the relevant issuer is a Subsidiary, cause, or if the relevant issuer is not a Subsidiary, use commercially reasonable efforts to cause, the relevant issuer to enter into) an Issuer Control Agreement in respect of such Pledged Uncertificated Security and deliver such Issuer Control Agreement to the Collateral Agent (which shall enter into the same). The Grantors shall have the right to not comply with the preceding two sentences with respect to Pledged Uncertificated Securities (other than Pledged Uncertificated Securities issued by any Subsidiary) having an aggregate value, for both such sentences for all Grantors, not in excess of $1,000,000). The provisions of this subsection are subject to the limitation in Section 7(g) in the case of voting Equity Interests in a Foreign Subsidiary.
     (c) Perfection as to Certificated Securities. When such Grantor delivers the certificate representing any Pledged Certificated Security owned by it to the Collateral Agent and complies with Section 7(e) in connection with such delivery, (i) the Transaction Lien on such Pledged Certificated Security will be perfected, subject to no prior Liens or rights of others (other than, in the case of any Pledged Certificated Security issued by a Person not organized under the laws of the United States or any State thereof or the District of Columbia, rights arising under foreign law), (ii) the Collateral Agent will have Control of such Pledged Certificated Security and (iii) the Collateral Agent (unless it has notice of any adverse claim with respect thereto) will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.
     (d) Perfection as to Uncertificated Securities. When such Grantor, the Collateral Agent and the issuer of any Pledged Uncertificated Security owned by such Grantor enter into an Issuer Control Agreement with respect thereto, (i) the Transaction Lien on such Pledged Uncertificated Security will be perfected,

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subject to no prior Liens of others (other than, in the case of any Pledged Uncertificated Security issued by a Person not organized under the laws of the United States or any State thereof or the District of Columbia, Liens arising under foreign law), (ii) the Collateral Agent will have Control of such Pledged Uncertificated Security and (iii) the Collateral Agent (unless it has notice of any adverse claim with respect thereto) will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.
     (e) Delivery of Pledged Certificates. All certificates representing Pledged Certificated Securities, when delivered to the Collateral Agent, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank in form reasonably satisfactory to the Collateral Agent.
     (f) Communications. Each Grantor will promptly give to the Collateral Agent copies of any notices and other communications received by it with respect to (i) Pledged Securities registered in the name of such Grantor or its nominee and (ii) Pledged Security Entitlements as to which such Grantor is the Entitlement Holder, in each case (x) upon the Collateral Agent’s request, while an Event of Default has occurred and is continuing or (y) in the case of Securities of any Subsidiary, relating to any matter that would reasonably be expected to have a Material Adverse Effect.
     (g) Foreign Subsidiaries. A Grantor will not be obligated to comply with the provisions of this Section at any time with respect to any voting Equity Interest in a Foreign Subsidiary if and to the extent (but only to the extent) that such voting Equity Interest is excluded from the Transaction Liens at such time pursuant to clause (B) of the proviso at the end of Section 3(a) and/or the comparable provisions of one or more Security Agreement Supplements.
     (h) Compliance with Applicable Foreign Laws. If at any time and so long as (i) the Collateral includes any Equity Interest in a Foreign Subsidiary and (ii) an Event of Default has occurred and is continuing, the relevant Grantor will upon reasonable request of the Collateral Agent take all such action as may be required and available under the laws of such foreign jurisdiction to ensure that the Transaction Lien on such Collateral ranks prior to all Liens and rights of others therein other than Permitted Liens that have priority over the Transaction Liens by operation of law.
     (i) Certification of Limited Liability Company and Partnership Interests. Any limited liability company and any partnership that is a direct subsidiary of any Grantor and whose Equity Interests are pledged hereunder shall either (i) not include in its operative documents any provision that any Equity Interests in such limited liability company or such partnership be a “security” as

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defined under Article 8 of the Uniform Commercial Code, or (ii) certificate any Equity Interests in any such limited liability company or such partnership. To the extent an interest in any limited liability company or partnership that is a direct subsidiary of any Grantor and pledged hereunder is certificated or becomes certificated, each such certificate shall be delivered to the Collateral Agent pursuant to Section 7(a) (subject to Section 7(g))and such Grantor shall fulfill all other requirements under Section 7 applicable in respect thereof.
     (j) Instruments. (i) On the Funding Date (in the case of an Original Grantor) or within 5 Business Days of the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will deliver to the Collateral Agent as Collateral hereunder all Pledged Specified Instruments then owned by such Grantor. Thereafter, whenever such Grantor acquires any other Pledged Specified Instrument, such Grantor will promptly, and in any event within 5 Business Days, deliver such Pledged Specified Instrument to the Collateral Agent as Collateral hereunder. All such Pledged Specified Instruments owned by such Grantor, when delivered to the Collateral Agent, will be indorsed to the order of the Collateral Agent, or accompanied by duly executed instruments of assignment all in form reasonably satisfactory to the Collateral Agent. Upon the delivery of any Pledged Specified Instrument owned by such Grantor to the Collateral Agent, the Transaction Lien on such Collateral will be perfected, subject to no prior Liens or rights of others other than inchoate tax liens or Permitted Liens that have priority over the Transaction Liens by operation of law.
     (ii) So long as no Event of Default shall have occurred and be continuing, the Collateral Agent will, promptly upon request by the relevant Grantor, make appropriate arrangements for making any Pledged Instrument available to it for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Collateral Agent, against trust receipt or like document).
     (k) Letter-of-Credit Rights. Each Grantor will, upon the request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, use commercially reasonable efforts to obtain from other Persons agreements evidencing Control of the Collateral Agent over any Collateral that are Letter-of-Credit Rights in excess of $5,000,000 individually where confirmation of the Control of the Collateral Agent over the particular Letter-of-Credit Rights is required in order to perfect a security interest therein.
     SECTION 8. Material Government Contracts. Each Grantor represents, warrants and covenants as follows:

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     (a) In the case of an Original Grantor, Schedule 1 lists all Material Government Contracts to which such Grantor is a party as of the Funding Date. In the case of any other Grantor, Schedule 1 to its first Security Agreement Supplement will list all Material Government Contracts to which such Grantor is a party as of the date on which it signs and delivers such Security Agreement Supplement. Within 60 days after the Funding Date (in the case of an Original Grantor) or after the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor) such Grantor will use commercially reasonable efforts to comply with FACA and other similar applicable state or local law in respect of such Material Government Contracts and in connection therewith, (x) if any such Material Government Contract is with the Federal Government, execute and deliver to the Collateral Agent assignments and notices of assignment, substantially in the forms of Exhibits G-1 and G-2, with respect to each of its Material Government Contracts with the Federal Government and (y) if any such Material Government Contract is with a state or local government or agency, execute and deliver to the Collateral Agent all assignments, notices of assignment and other documents required to be filed with any state or local government or agency to insure that such Grantor’s Material Government Contracts with such government or agency are validly assigned to the Collateral Agent to the extent that such validity is governed by applicable provisions of state or local law.
     (b) Each Grantor will, from time to time, amend and supplement the relevant Schedule 1 to include each Material Government Contract entered into by it after the Funding Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), by delivering to the Collateral Agent a supplemental schedule of Material Government Contracts. Within 60 days after the delivery of such amended Schedule 1, such Grantor will use commercially reasonable efforts to comply with FACA and other similar applicable state laws and in connection therewith, (x) if any such Material Government Contract is with the Federal Government, execute and deliver to the Collateral Agent assignments and notices of assignment, substantially in the forms of Exhibits G-1 and G-2, with respect to each Material Government Contract with the Federal Government listed on such supplemental schedule and (y) if any such Material Government Contract is with a state or local government or agency, execute and deliver to the Collateral Agent all assignments, notices of assignment and other documents required to be filed with any state or local government or agency to insure that such Grantor’s Material Government Contracts with such government or agency are validly assigned to the Collateral Agent to the extent that such validity is governed by applicable provisions of state or local law.
     (c) If an Event of Default shall have occurred, shall not have been cured, remedied or waived within 5 days of such occurrence and shall be

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continuing (or if the maturity of the Loans shall have been accelerated pursuant to Article 7 of the Credit Agreement), the Collateral Agent may, at the Borrower’s expense:
     (i) file, deliver and record with the Federal Government in accordance with FACA any or all assignments and/or notices of assignment executed and delivered to the Collateral Agent pursuant to subsection (a) or (b) above; and
     (ii) file, deliver and/or record with the relevant state or local government or agency any or all assignments, notices of assignment and/or other documents executed and delivered to the Collateral Agent pursuant to subsection (a) or (b) above.
     (d) When the Collateral Agent files any notice of assignment referred to in subsection (a) or (b) above with the governmental authority or agency or other office described therein, the filing of such notice will constitute a valid assignment of the Material Government Contract identified therein, to the extent that such validity is governed by FACA.
     (e) It is understood and agreed that except with respect to Material Government Contracts (as set forth in this Section 8), the Grantors shall not be required to comply with FACA or other similar applicable state or local law with respect to contracts with Governmental Authorities, or accounts receivable on which a Governmental Authority is the obligor.
     SECTION 9. Cash Collateral Accounts. If and when the Grantors shall be required by any Loan Document to provide cash collateral, the Collateral Agent will establish with respect to each Grantor an account (its “Cash Collateral Account”), in the name and under the exclusive control of the Collateral Agent, into which all amounts owned by such Grantor that are to be deposited therein pursuant to the Loan Documents shall be deposited from time to time. Funds held in any Cash Collateral Account may, until withdrawn, be invested and reinvested in such Permitted Investments as the relevant Grantor shall request from time to time; provided that if an Event of Default shall have occurred and be continuing, the Collateral Agent may select such Permitted Investments. Subject to Section 15, withdrawal of funds on deposit in any Cash Collateral Account shall be permitted if, as and when expressly so provided in or in respect of the applicable provision of the Loan Documents pursuant to which such Cash Collateral Account was required to be established.
     SECTION 10. Commercial Tort Claims. Each Grantor represents, warrants and covenants as follows:

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     (a) In the case of an Original Grantor, Schedule 2 accurately describes, with the specificity required to satisfy Official Comment 5 to UCC Section 9-108, each Material Commercial Tort Claim with respect to which such Original Grantor is the claimant as of the Funding Date. In the case of any other Grantor, Schedule 2 to its first Security Agreement Supplement will accurately describe, with the specificity required to satisfy said Official Comment 5, each Material Commercial Tort Claim with respect to which such Grantor is the claimant as of the date on which it signs and delivers such Security Agreement Supplement.
     (b) If any Grantor acquires a Material Commercial Tort Claim after the Funding Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will promptly sign and deliver to the Collateral Agent a Security Agreement Supplement granting a security interest in such Commercial Tort Claim (which shall be described therein with the specificity required to satisfy said Official Comment 5) to the Collateral Agent for the benefit of the Secured Parties.
     SECTION 11. Transfer of Record Ownership. At any time when an Event of Default shall have occurred and be continuing, the Collateral Agent may (and to the extent that action by it is required, the relevant Grantor, if directed to do so by the Collateral Agent, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Collateral Agent or its nominee; provided that if no Event of Default is continuing, to the extent any of the Pledged Securities (or a portion thereof) have been transferred of record into the name of the Collateral Agent or its nominee, the Collateral Agent will cooperate reasonably with the relevant Grantor to cause such Pledged Security (or portion thereof) to be re-registered (as promptly as practicable) in the name of such Grantor. Each Grantor will take any and all actions reasonably requested by the Collateral Agent to facilitate compliance with this Section. If the provisions of this Section are implemented, Section 7(b) shall not thereafter apply to any Pledged Security that is registered in the name of the Collateral Agent or its nominee. The Collateral Agent will promptly give to the relevant Grantor copies of any notices and other communications received by the Collateral Agent with respect to Pledged Securities registered in the name of the Collateral Agent or its nominee.
     SECTION 12. Right to Vote Securities. (a) Unless an Event of Default shall have occurred and be continuing, each Grantor will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any Pledged Security owned by it and the Financial Asset underlying any Pledged Security Entitlement owned by it, and the Collateral Agent will, upon receiving a written request from such Grantor, promptly deliver to such Grantor or as

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specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged Security that is registered in the name of, or held by, the Collateral Agent or its nominee or any such Pledged Security Entitlement as to which the Collateral Agent or its nominee is the Entitlement Holder, in each case as shall be specified in such request and be in form and substance reasonably satisfactory to the Collateral Agent.
     (b) If an Event of Default shall have occurred and be continuing, and after written notice from the Collateral Agent to such Grantor, the Collateral Agent will have the exclusive right to the extent permitted by law (and in the case of a pledged interest in a partnership or LLC, by the relevant partnership agreement, limited liability company agreement, operating agreement or other governing document) to vote, to give consents, ratifications and waivers and to take any other action with respect to the Pledged Investment Property, the other Pledged Equity Interests and the Financial Assets underlying the Pledged Security Entitlements, with the same force and effect as if the Collateral Agent were the absolute and sole owner thereof, and each Grantor will take all such action as the Collateral Agent may reasonably request from time to time to give effect to such right.
     SECTION 13. Certain Cash Distributions. (a) Unless an Event of Default shall have occurred and be continuing, each Grantor will have the right to receive and retain all Cash Distributions in respect of any Pledged Equity Interest or Pledged Indebtedness owned by it and the Financial Asset underlying any Pledged Security Entitlement owned by it, and the Collateral Agent will, upon receiving a written request from such Grantor, promptly deliver to such Grantor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged Security that is registered in the name of, or held by, the Collateral Agent or its nominee) or any such Pledged Security Entitlement as to which the Collateral Agent or its nominee is the Entitlement Holder, in each case as shall be specified in such request and be in form and substance reasonably satisfactory to the Collateral Agent.
     (b) If an Event of Default shall have occurred and be continuing, all Cash Distributions received by any Grantor in respect of any Pledged Equity Interest or Pledged Indebtedness owned by it or the Financial Asset underlying any Pledged Security Entitlement owned by it shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).
     SECTION 14. Remedies upon Event of Default. (a) If an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise

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(or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Security Documents.
     (b) Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Personal Property Collateral and, in addition, the Collateral Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. To the maximum extent permitted by applicable law, any Secured Party may be the purchaser of any or all of the Collateral at any such sale and (with the consent of the Collateral Agent, which may be withheld in its discretion) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obliged to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. The Collateral Agent may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other

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disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.
     (c) If the Collateral Agent sells any of the Collateral upon credit, the Grantors will be credited only with payment actually made by the purchaser and received by the Collateral Agent. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the same, subject to the same rights and duties set forth herein.
     (d) Notice of any such sale or other disposition shall be given to the relevant Grantor(s) as (and if) required by Section 17.
     (e) For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided that, without limiting any other rights and remedies of the Collateral Agent under this Agreement, any other Loan Document or applicable law, nothing in the foregoing license grant shall be construed as granting the Collateral Agent rights in and to such Collateral in contravention of any License existing and made available to the Collateral Agent as of the date hereof. The foregoing license grant may be exercised by the Collateral Agent only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license or sublicense granted by the Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.
     (f) The foregoing provisions of this Section shall not apply to Real Property Collateral other than Fixtures as to which such provisions shall apply to the extent such Fixtures are governed by Article 9 of the UCC.
     SECTION 15. Application of Proceeds. (a) If an Event of Default shall have occurred and be continuing, the Collateral Agent may apply (i) any cash held in the Collateral Accounts and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priorities:
     first, to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or

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made by the Collateral Agent in connection with the Security Documents, and any other amounts then due and payable to the Collateral Agent pursuant to Section 16 or pursuant to Section 9.03 of the Credit Agreement;
     second, to pay ratably all accrued and unpaid interest (including Post-Petition Interest) on the Secured Obligations payable under the Credit Agreement, until payment in full of all such interest shall have been made;
     third, to pay the unpaid principal of the Secured Obligations (including all payments in respect of Bank Product Obligations) ratably (or provide for the payment thereof pursuant to Section 15(b)), until payment in full of all such Secured Obligations shall have been made (or so provided for);
     fourth, to pay all other unpaid Secured Obligations ratably (or provide for the payment thereof pursuant to Section 15(b)), until payment in full of all such other Secured Obligations shall have been made (or so provided for); and
     finally, to pay to the relevant Grantor, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it;
provided that Collateral owned by a Subsidiary Guarantor and any proceeds thereof shall be applied pursuant to the foregoing clauses first, second, third and fourth only to the extent permitted by the limitation in Section 2(i). The Collateral Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.
     (b) If at any time any portion of any monies collected or received by the Collateral Agent would, but for the provisions of this Section 15(b), be payable pursuant to Section 15(a) in respect of a Contingent Secured Obligation, the Collateral Agent shall not apply any monies to pay such Contingent Secured Obligation but instead shall request the holder thereof, at least 10 days before each proposed distribution hereunder, to notify the Collateral Agent as to the maximum amount of such Contingent Secured Obligation if then ascertainable (e.g., in the case of a letter of credit, the maximum amount available for subsequent drawings thereunder). If the holder of such Contingent Secured Obligation does not notify the Collateral Agent of the maximum ascertainable amount thereof at least two Business Days before such distribution, such holder will not be entitled to share in such distribution. If such holder does so notify the Collateral Agent as to the maximum ascertainable amount thereof, the Collateral Agent will allocate to such holder a portion of the monies to be distributed in such

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distribution, calculated as if such Contingent Secured Obligation were outstanding in such maximum ascertainable amount. However, the Collateral Agent will not apply such portion of such monies to pay such Contingent Secured Obligation, but instead will hold such monies or invest such monies in Permitted Investments. All such monies and Permitted Investments and all proceeds thereof will constitute Collateral hereunder, but will be subject to distribution in accordance with this Section 15(b) rather than Section 15(a). The Collateral Agent will hold all such monies and Permitted Investments and the net proceeds thereof in trust until all or part of such Contingent Secured Obligation becomes a Non-Contingent Secured Obligation, whereupon the Collateral Agent at the request of the relevant Secured Party will apply the amount so held in trust to pay such Non-Contingent Secured Obligation; provided that, if the other Secured Obligations theretofore paid pursuant to the same clause of Section 15(a) (i.e., clause second or fourth) were not paid in full, the Collateral Agent will apply the amount so held in trust to pay the same percentage of such Non-Contingent Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to the same clause of Section 15(a). If (i) the holder of such Contingent Secured Obligation shall advise the Collateral Agent that no portion thereof remains in the category of a Contingent Secured Obligation and (ii) the Collateral Agent still holds any amount held in trust pursuant to this Section 15(b) in respect of such Contingent Secured Obligation (after paying all amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Non-Contingent Secured Obligations), such remaining amount will be applied by the Collateral Agent in the order of priorities set forth in Section 15(a).
     (c) In making the payments and allocations required by this Section, the Collateral Agent may rely upon information supplied to it pursuant to Section 19(c). All distributions made by the Collateral Agent pursuant to this Section shall be final (except in the event of manifest error) and the Collateral Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.
     SECTION 16. Fees and Expenses; Indemnification. (a) Without duplication of (and without limiting) the Borrower’s obligations under Section 9.03 of the Credit Agreement, the Borrower will:
     (i) reimburse the Collateral Agent for the amount of any taxes that the Collateral Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon; and
     (ii) indemnify the Collateral Agent for, or hold it harmless and defend it against, any loss, liability or expense (including the reasonable

30

fees and expenses of its counsel and any experts or sub-agents appointed by it hereunder) incurred or suffered by the Collateral Agent in connection with the Security Documents, except to the extent that such loss, liability or expense arises from the gross negligence or willful misconduct of the Collateral Agent or its Affiliates, officers, directors, employees, advisors or agents, or a breach of any duty that the Collateral Agent has under this Agreement (after giving effect to Sections 18 and 21).
     (b) If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Security Documents, the Borrower will pay (or will reimburse the Collateral Agent to the extent the Collateral Agent has paid) such tax and provide any required tax stamps to the Collateral Agent or as otherwise required by law.
     (c) Amounts payable by the Borrower under this Section 16 shall be paid promptly and in any event not later than 10 days after written demand therefor, together with reasonable detail and supporting documentation.
     SECTION 17. Authority to Administer Collateral.
     (a) Each Grantor irrevocably appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of such Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Borrower’s expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Grantor’s Collateral:
     (i) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,
     (ii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,
     (iii) to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and
     (iv) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;
provided that, except in the case of Personal Property Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent will give the relevant Grantor at least ten days’ prior written notice of the time and place of any public sale thereof or the

31

time after which any private sale or other intended disposition thereof will be made. Any such notice shall (A) contain the information specified in UCC Section 9-613, (B) be Authenticated and (C) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.
     (b) The foregoing provisions of this Section shall not apply to Real Property Collateral other than Fixtures as to which such provisions shall apply to the extent such Fixtures are governed by Article 9 of the UCC.
     SECTION 18. Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof and accounting for monies received by it in connection with any exercise of remedies provided for hereunder, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith, except to the extent that such liability arises from the Collateral Agent’s gross negligence or willful misconduct.
     SECTION 19. General Provisions Concerning the Collateral Agent.
     (a) The provisions of Article 8 of the Credit Agreement shall inure to the benefit of the Collateral Agent, and shall be binding upon all Grantors and all Secured Parties, in connection with this Agreement and the other Security Documents. Without limiting the generality of the foregoing, (i) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Security Documents that the Collateral Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 of the Credit Agreement), and (iii) except as expressly set forth in the Loan Documents, the Collateral Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Grantor that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be

32

responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Security Documents. The Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Collateral Agent by the Borrower or a Secured Party.
     (b) Sub-Agents and Related Parties. The Collateral Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Collateral Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 18 and this Section shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.
     (c) Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Security Documents, including determining the amounts of the Secured Obligations and whether a Secured Obligation is a Contingent Secured Obligation or not, or whether any action has been taken under any Secured Agreement, the Collateral Agent will be entitled to rely on information from (i) its own records for information as to the Lenders, their Secured Obligations and actions taken by them, (ii) any other Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Collateral Agent has not obtained such information from its own records, and (iii) the Borrower, to the extent that the Collateral Agent has not obtained information from the foregoing sources.
     (d) Refusal to Act. The Collateral Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Collateral Agent’s opinion, (i) is contrary to law or the provisions of any Security Document, (ii) may expose the Collateral Agent to liability (unless the Collateral Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.
     SECTION 20. Termination of Transaction Liens; Release of Collateral. (a) The Transaction Liens granted by each Guarantor shall terminate when its Secured Guarantee is released pursuant to Section 2(c).
     (b) The Transaction Liens granted by the Borrower shall terminate when all the Release Conditions are satisfied.

33

     (c) The Transaction Liens granted by the Grantors shall be automatically released and terminated during the Collateral Suspension Period pursuant to Section 9.16 of the Credit Agreement, without notice to or action by the Collateral Agent or any other Secured Party. If after the termination of the Transaction Liens in accordance with this clause (c) the Collateral Reversion Date shall occur, the Transaction Liens shall be reinstated automatically and without any further action on the part of any Person (and the Grantors shall take all action requested by the Collateral Agent to evidence such reinstatement).
     (d) At any time before the Transaction Liens granted by the Grantors terminate, the Collateral Agent may, at the written request of the Borrower, (i) release any Collateral (but not all or substantially all the Collateral) with the prior written consent of the Required Lenders or (ii) release all or substantially all the Collateral with the prior written consent of all Lenders.
     (e) Upon any termination of a Transaction Lien or release of Collateral, the Collateral Agent will, at the expense of the relevant Grantor, promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.
     SECTION 21. Additional Guarantors and Grantors. Any Restricted Subsidiary may become a party hereto by signing and delivering to the Collateral Agent a Security Agreement Supplement, whereupon such Subsidiary shall become a “Guarantor” and a “Grantor” as defined herein.
     SECTION 22. Notices. Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 9.01 of the Credit Agreement, and in the case of any such notice, request or other communication to a Grantor other than the Borrower, shall be given to it in care of the Borrower.
     SECTION 23. No Implied Waivers; Remedies Not Exclusive. No failure by the Collateral Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any Secured Party of any right or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Loan Documents are cumulative and are not exclusive of any other rights or remedies provided by law.
     SECTION 24. Successors and Assigns. This Agreement is for the benefit of the Collateral Agent and the Secured Parties. If all or any part of any Secured

34

Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Grantors and their respective successors and assigns.
     SECTION 25. Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Collateral Agent, with the consent of such Lenders as are required to consent thereto under Section 9.02 of the Credit Agreement. No such waiver, amendment or modification shall (i) be binding upon any Grantor, except with its written consent, or (ii) affect the rights of a Secured Party (other than a Lender) hereunder more adversely than it affects the comparable rights of the Lenders hereunder, without the consent of such Secured Party.
     SECTION 26. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.
     SECTION 27. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY SECURITY DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 28. Severability. If any provision of any Security Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Security Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the other Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or

35

unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

36

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HUNTINGTON INGALLS INDUSTRIES, INC.
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent
By:
Name:
Title:

Guarantors:

[NAMES OF SUBSIDIARY GUARANTORS]
By:
Name:
Title:

37

EXHIBIT E
FORM OF GLOBAL INTERCOMPANY NOTE
New York, New York
March [_], 2011
     FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time (each, in such capacity, a “Payor”) from any other entity party hereto (each, in such capacity, a “Payee”), hereby promises to pay on demand to the order of such Payee or its registered assigns, in lawful money of the United States of America or such other currency as shall be agreed upon by such Payor and such Payee in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate or at such other location as shall be agreed upon by such Payor and such Payee, the unpaid principal amount of all loans, advances and other credit extensions made by such Payee to such Payor that would, even if not evidenced by this Global Intercompany Note, constitute Indebtedness (such loans, advances and other credit extensions, “Intercompany Indebtedness”). Each Payor promises also to pay interest on the unpaid principal amount of all such Intercompany Indebtedness in like money at said location from the date of the incurrence of such Intercompany Indebtedness until paid at such rate per annum, if any, as shall be agreed upon from time to time by such Payor and such Payee.
     Reference is made to the Credit Agreement dated as of March [_], 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Huntington Ingalls Industries, Inc. (the “Company”), the Lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, Issuing Bank and Swingline Lender, and Credit Suisse AG, as Swingline Lender. Capitalized terms used in this note (“Global Intercompany Note”) and not otherwise defined herein have the meanings specified in the Credit Agreement.
     Anything in this Global Intercompany Note to the contrary notwithstanding, the Intercompany Indebtedness evidenced by this Global Intercompany Note owed by any Payor that is a Loan Party to any Payee that is not a Loan Party (any such Payor and Payee with respect to any such Intercompany Indebtedness, an “Affected Payor” or “Affected Payee”, as relevant) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment of all Secured Obligations of such Affected Payor, including, without limitation, where applicable, under such Affected Payor’s guarantee of the Secured Obligations (the Secured Obligations, and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the Credit Agreement, whether or not such interest is an allowed or allowable claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):
     (i) In the event of any Bankruptcy Event relative to any Affected Payor or a like event with respect to all or substantially all of its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Affected Payor constituting a Default or Event of Default under the Credit Agreement, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Affected Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Global Intercompany Note from or on behalf of the Affected Payor and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution of any kind or character to which such Affected Payee would otherwise be entitled in respect of this Global Intercompany Note from or on behalf of the Affected Payor shall be made to the holders of Senior Indebtedness;
     (ii) if any Event of Default under Article VII of the Credit Agreement occurs and is continuing with respect to any Senior Indebtedness, then no payment or distribution of any kind or character shall be made by or on behalf of the Affected Payor or any other Person on its behalf to the Affected Payee or any other Person on its behalf, directly or indirectly in cash or other property or by set-off or in any other manner, with respect to this Global Intercompany Note; and
     (iii) if any payment or distribution of any character, whether in cash, securities or other property, in respect of this Global Intercompany Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.
     To the fullest extent permitted by law, no present or future holder of Senior Indebtedness (such holders, the “Senior Creditors”) shall be prejudiced in its right to enforce the subordination of this Global Intercompany Note by any act or failure to act on the part of any Affected Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Affected Payor hereby agree that the subordination of this Global Intercompany Note is for the benefit of the Senior Creditors, and the Senior

Creditors are obligees under this Global Intercompany Note to the same extent as if their names were written herein as such and the Administrative Agent, on behalf of itself or the other Senior Creditors, may proceed to enforce the subordination provisions herein to the extent applicable.
     Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Global Intercompany Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the Senior Creditors.
     Each Payee is hereby authorized to record all Intercompany Indebtedness owing to it by Payor (all of which shall be evidenced by this Global Intercompany Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.
     Upon execution and delivery after the date hereof by any Subsidiary of the Company of a counterpart signature page hereto, such Subsidiary shall become a Payor or Payee, as applicable, hereunder with the same force and effect thereafter as if originally named a Payor or Payee, as applicable, hereunder. The rights and obligations of each Payor or Payee hereunder shall remain in full force and effect notwithstanding the addition of any new Payor or Payee as a party to this Global Intercompany Note.
     To the extent permitted by applicable law, each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Global Intercompany Note. All payments under this Global Intercompany Note shall be made without offset, counterclaim or deduction of any kind.
     THIS GLOBAL INTERCOMPANY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

EXHIBIT F
This instrument was prepared in consultation
with counsel in the State in which the
Property is located and, when recorded,
the recorded counterparts should be returned to:
Real Estate Department
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT
AND FIXTURE FILING
dated as of ____ __, 2011
by
[NORTHROP GRUMMAN SHIPBUILDING, INC. (Formerly Known as Newport News
Shipbuilding and Dry Dock Company)],
a [Virginia] corporation,
the Grantor,
to
[TRUSTEE] [NOTE TO DRAFT: FOR VA PROPERTY MUST BE A VIRGINIA RESIDENT],
as Trustee,
for the benefit of
JPMORGAN CHASE BANK, N.A.
as Collateral Agent,
the Beneficiary
Property:
[           ]
[VA: This instrument affects certain real and personal property located in the City of ___________,
Commonwealth of Virginia. THIS IS A CREDIT LINE DEED OF TRUST]

[VA: THE CURRENT VALUE OF ALL VIRGINIA PROPERTY SECURING THE SECURED OBLIGATIONS IS $_________. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE MAXIMUM PRINCIPAL INDEBTEDNESS TO BE SECURED UNDER ANY CONTINGENCY AT ANY ONE TIME BY THIS INSTRUMENT SHALL IN NO EVENT EXCEED $________.]
This Instrument Contains After-acquired Property Provisions and Secures Obligations Containing Provisions for Changes in Interest Rates . This Instrument Also Secures Future Advances.
THIS INSTRUMENT CONSTITUTES A FIXTURE FILING [VA: UNDER VA. CODE ANN. § 8.9A-502(c).]

EXHIBIT F
TABLE OF CONTENTS

Page
ARTICLE 1
Definitions and Interpretation

Section 1.01. Definitions	6
Section 1.02. Interpretation	10

ARTICLE 2
Certain Warranties And Covenants Of The Grantor

Section 2.01. Title; Further Assurances; Existence and Authority	11
Section 2.02. Secured Obligations	12
Section 2.03. Impositions	12
Section 2.04. Legal and Insurance Requirements	12
Section 2.05. Status and Care of the Property	13
Section 2.06. Permitted Contests	13
Section 2.07. Liens	14
Section 2.08. Transfer	14

ARTICLE 3
Insurance, Casualty and Condemnation

Section 3.01. Insurance	14
Section 3.02. Casualty and Condemnation	14

ARTICLE 4
Certain Secured Obligations

Section 4.01. Revolving Loans; Future Advances	15
Section 4.02. Interest After Default	15
Section 4.03. Changes in the Laws Regarding Taxation	16
Section 4.04. Indemnification	16
Section 4.05. Expenses	16

ARTICLE 5
Defaults, Remedies and Rights

Section 5.01. Events of Default	17
Section 5.02. Remedies	17
Section 5.03. Waivers by the Grantor	20
Section 5.04. Jurisdiction and Process	21

3

EXHIBIT F
     THIS DEED OF TRUST1, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (“Deed of Trust”) dated as of _________ __, 2011 by [NORTHROP GRUMMAN SHIPBUILDING, INC. (F/K/A NEWPORT NEWS SHIPBUILDING AND DRY DOCK COMPANY)], a [Virginia] [corporation]2 (the “Grantor”), with a mailing address of [4101 Washington Avenue, Newport News, VA 23607] to [ ], with a mailing address of [ ]3 (the “Trustee”) for the benefit of JPMORGAN CHASE BANK, N.A., as Collateral Agent, with a mailing address of 1111 Fannin, 8th Floor, Houston, Texas 77002 (the “Beneficiary”).
WITNESSETH:4
This is a Credit Line Deed of Trust
Recitals
A. Credit Agreement. Pursuant and subject to the terms, conditions and provisions of that certain Credit Agreement dated as of [   ], 2011 (as amended from time to time, the “Credit Agreement”), among Huntington Ingalls Industries, Inc. (the “Borrower”), the Lenders party thereto (the “Lenders”), and the Beneficiary, as Collateral Agent, Issuing Bank and a Swingline Lender and Credit Suisse, as a Swingline Lender, the Lenders agreed to extend certain loans to the Borrower [up to a maximum principal amount of $1,225,000,000 which indebtedness is finally due and payable on the Maturity Date (as defined below), and the Issuing Banks have agreed to make letters of credit available for the account of the Borrower.
B. Security Agreement. Pursuant to the Credit Agreement, the Borrower, certain subsidiaries party thereto and the Beneficiary have executed and delivered the Guarantee and Security Agreement dated as of [   ], 2011 (the “Security Agreement”).
C. Inducement for Subsidiary Guarantors. Grantor is a wholly-owned, direct or indirect subsidiary of the Borrower and will continue to derive substantial direct and indirect benefits from the credit extensions to the Borrower pursuant to the Credit Agreement and the other Security Documents.

[1]	Leasehold provisions to be added if leasehold mortgage of any lease is delivered.

[2]	Grantors to be confirmed — Gulfport: Avondale Enterprises Inc.; Pascagoula: Ingalls Shipbuilding, Inc., a Delaware corporation]

[3]	Local counsel to confirm.

[4]	Capitalized terms are defined in, or by reference in, Section 1.01.

D. Secured Obligations. The Lien of this Deed of Trust is being granted to secure payment, performance and observance of the Secured Obligations, whether now or hereafter owed or owing.
E. Principal Amount Secured. This Deed of Trust secures a maximum principal amount of $1,225,000,000 at any one time outstanding, plus accrued unpaid interest and costs.5
Granting Clauses
For and in consideration of the premises, and of the mutual covenants contained herein, in order to secure the full, timely and proper payment, performance of and compliance with each and every one of the Secured Obligations, the Grantor hereby irrevocably grants, bargains, sells, conveys, assigns, transfers and warrants to the Trustee and its successors and/or assigns, for the benefit of the Beneficiary, and its successors and/or assigns, forever, IN TRUST, with POWER OF SALE TO SECURE THE SECURED OBLIGATIONS, if applicable, and right of entry as hereinafter provided (and to the extent covered by the UCC, does hereby grant and warrant a continuing security interest in), all of the property and rights described in the following Granting Clauses (the “Trust Property”), to wit:
Granting Clause I
Land. All estate, right, title and interest of the Grantor in, to, under or derived from the parcel or parcels of land located in the County of [   ], State of [  ], which are more particularly listed or described in Exhibit A (the “Land”).
Granting Clause II
Improvements. All estate, right, title and interest of the Grantor in, to, under or derived from all buildings, structures, facilities and other improvements of every kind and description now or hereafter located on the Land, including all parking areas, roads, driveways, walks, fences, walls and berms; all estate, right, title and interest of the Grantor in, to, under or derived from all items of fixtures, equipment and personal property of every kind and description, in each case now or hereafter located on the Land or affixed (actually or constructively) to the Improvements which by the nature of their location thereon or affixation thereto, or otherwise, are real property under applicable law or an interest in them arises under real estate law including: all drainage and lighting facilities and other site improvements; all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone, telecommunications and other utility equipment and facilities; all plumbing, lighting, heating, ventilating, air-conditioning, refrigerating, incinerating, compacting, fire protection and sprinkler, surveillance and security, vacuum cleaning, public address and communications equipment and systems; all pipes, elevators, escalators, motors, electrical, computer and other wiring,

[5]	Local counsel to advise if it is required that a maximum principal amount be stated.

machinery, fittings and racking and shelving; all walls, screens and partitions; and including all materials intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, equipment, fixtures, structures and improvements, all of which materials shall be deemed to be part of the Trust Property immediately upon delivery thereof on the Land and to be part of the improvements immediately upon their incorporation therein (the foregoing being collectively called the “Improvements”).
Personal Property and Equipment. All estate, right, title and interest of the Grantor in, to, under or derived from all component parts of the Improvements, fixtures, chattels, “equipment” (as defined in the UCC), and articles of personal property owned by the Grantor or in which the Grantor has or shall acquire an interest, wherever situated, and now or hereafter located on, attached to or contained in the Land or the Improvements, whether or not attached thereto and which are not real property under applicable law, including all partitions, furniture and furnishings, heating, lighting, plumbing, ventilating, air conditioning, refrigerating, gas, steam, electrical, incinerating and compacting plants, systems, fixtures and equipment, elevators, call systems, switchboards, sprinkler systems and other fire prevention, alarm and extinguishing apparatus and materials, motors, machinery, pipes, conduits, dynamos, engines, compressors, generators, boilers, stokers, furnaces, pumps, trunks, ducts, appliances, equipment, utensils, tools, implements, fittings and fixtures (all of the foregoing being hereinafter collectively called the “Equipment”; the Land with the Improvements thereon and the Equipment therein being collectively called the “Property”). If the Lien of this Deed of Trust is subject to a security interest covering any property described in this GRANTING CLAUSE II, then all of the right, title and interest of the Grantor in and to any and all such property is hereby assigned to the Beneficiary, together with the benefits of all deposits and payments now or hereafter made thereon by or on behalf of the Grantor, and subject to all of the liens of, and terms and conditions applicable to, such security interest.
Granting Clause III
Appurtenant Rights. All estate, right, title and interest of the Grantor in, to, under or derived from all tenements, hereditaments and appurtenances now or hereafter relating to the Property; the streets, roads, sidewalks and alleys abutting the Land; all strips and gores within or adjoining the Land; all land in the bed of any body of water adjacent to the Land; all land adjoining the Land created by artificial means or by accretion; all air space and rights to use air space above the Land; all development or similar rights now or hereafter appurtenant to the Land; all rights of ingress and egress now or hereafter appertaining to the Property; all easements, servitudes, privileges and rights of way now or hereafter appertaining to the Property; and all royalties and other rights now or hereafter appertaining to the use and enjoyment of the Property, including alley, party walls, support, drainage, crop, timber, agricultural, horticultural, oil, gas and other mineral, water stock, riparian and other water rights.
Granting Clause IV

Agreements. All estate, right, title and interest of the Grantor in, to, under or derived from all Insurance Policies (including all unearned premiums and dividends thereunder), all guarantees and warranties relating to the Property, all supply and service contracts for water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utilities now or hereafter relating to the Property and all other contract rights, now or hereafter relating to the use or operation of the Property.
Granting Clause V
Leases. All estate, right, title and interest of the Grantor in, to, under or derived from all Leases now or hereafter in effect, whether or not of record, for the use or occupancy of all or any part of the Property.
Granting Clause VI
Rents, Issues and Profits. All estate, right, title and interest of the Grantor in, to, under or derived from all rents, royalties, issues and profits, including during any period of redemption, now or hereafter accruing with respect to the Property, including all rents and other sums now or hereafter, including during any period of redemption, payable pursuant to the Leases; all other sums now or hereafter, including during any period of redemption, payable with respect to the use, occupancy, management, operation or control of the Property; and all other claims, rights and remedies now or hereafter, including during any period of redemption, belonging or accruing with respect to the Property, including deficiency rents and liquidated damages following default or cancellation (the foregoing rents and other sums described in this Granting Clause VI being collectively called the “Rents”).
Granting Clause VII
Proceeds. All estate, right, title and interest of the Grantor in, to, under or derived from all proceeds of any Transfer, financing, refinancing or conversion into cash or liquidated claims, whether voluntary or involuntary, of any of the Trust Property, including all insurance proceeds or awards resulting from a Casualty Event or a Condemnation Event and title insurance proceeds under any title insurance policy now or hereafter held by the Grantor, and all rights, dividends and other claims of any kind whatsoever (including damage, secured, unsecured, priority and bankruptcy claims) now or hereafter relating to any of the Trust Property.
Granting Clause VIII
Permits. All estate, right, title and interest of the Grantor in, to, under or derived from all licenses, authorizations, certificates, variances, concessions, grants, franchises, consents, approvals and other permits now or hereafter appertaining to the Property (the foregoing being collectively the “Permits”).

Granting Clause IX
Additional Property. All greater, additional or other estate, right, title and interest of the Grantor in, to, under or derived from the Trust Property hereafter acquired by the Grantor, including all right, title and interest of the Grantor in, to, under or derived from all extensions, improvements, betterments, renewals, substitutions and replacements of, and additions and appurtenances to, any of the Trust Property hereafter acquired by or released to the Grantor or constructed or located on, or attached to, the Property, in each case, immediately upon such acquisition, release, construction, location or attachment; all estate, right, title and interest of the Grantor in, to, under or derived from any other property and rights which are, by the provisions of any Secured Agreement, the Security Agreement or this Deed of Trust, required to be subjected to the Lien hereof; all estate, right, title and interest of the Grantor in, to, under or derived from any other property and rights which are necessary to maintain the Property and the Grantor’s business or operations conducted therein as a going concern, in each case, to the fullest extent permitted by law, without any further conveyance, mortgage, assignment or other act by the Grantor; and all estate, right, title and interest of the Grantor in, to, under or derived from all other property and rights which are by any instrument or otherwise subjected to the Lien hereof by the Grantor or anyone acting on its behalf.
TO HAVE AND TO HOLD the Trust Property, together with all estate, right, title and interest of the Grantor and anyone claiming by, through or under the Grantor in, to, under or derived from the Trust Property and all rights and appurtenances relating thereto, to the Trustee for the benefit of Beneficiary, forever.
Notwithstanding the foregoing, the following property is excluded from the foregoing security interests: any property to the extent that the grant of a security interest therein is prohibited by any applicable law or regulation, requires a consent not obtained of any Governmental Authority pursuant to any applicable law or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such law or regulation or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law. Grantor shall upon request of the Beneficiary use all reasonable efforts to obtain any such required consent that is reasonably obtainable.
     THE GRANTOR ADDITIONALLY COVENANTS AND AGREES WITH THE TRUSTEE AND THE BENEFICIARY AS FOLLOWS:

ARTICLE 1
Definitions and Interpretation
     Section 1.01. Definitions. (a) Capitalized terms used in this Deed of Trust, but not otherwise defined herein, are defined in, or are defined by reference to, the Credit Agreement and have the same meanings herein as therein.
     (b) In addition, as used herein, the following terms have the following meanings:
     “Article 9 Collateral” is defined in Section 6.01.
     “Bank Product Obligations” means obligations in respect of (i) Cash Management Services and (ii) Secured Swap Agreements.
     “Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.
     “Beneficiary” is defined in the Preamble.
     “Borrower” is defined in the Recitals.
     “Cash Collateral Account” is defined in Section 9 of the Security Agreement.
     “Cash Management Services” means any services provided from time to time by any Lender or any of its Affiliates to any Loan Party in connection with (i) operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services and (ii) commercial credit card, purchasing card and merchant card services.
     “Casualty Event” means any damage to, or destruction of, any real or personal property or improvements.
     “Collateral” is defined in the Security Agreement.
     “Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as Collateral Agent.
     “Condemnation Event” means any condemnation or other taking or temporary or permanent requisition of any property, any interest therein or right appurtenant thereto, or any change of grade affecting any property, as the result of the exercise of any right of condemnation or eminent domain. A transfer to a governmental authority in lieu or anticipation of condemnation shall be deemed to be a Condemnation Event.

     “Contingent Secured Obligation” means, at any time, any Secured Obligation (or portion thereof) that is contingent in nature at such time, including any Secured Obligation that is:
     (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it;
     (ii) an obligation under a Secured Swap Agreement to make payments that cannot be quantified at such time;
     (iii) any other obligation (including any guarantee) that is contingent in nature at such time; or
     (iv) an obligation to provide collateral to secure any of the foregoing types of obligations.
     “Credit Agreement” is defined in the Recitals.
     “Deed of Trust” is defined in the Preamble.
     “Grantor” is defined in the Preamble.
     “Indemnitee” is defined in Section 4.04.
     “Impositions” means all real estate taxes, transfer taxes and sales and use taxes, assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof), and water, sewer or other rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees and other charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character (including all interest and penalties thereon), which at any time may be assessed, levied, confirmed or imposed on or in respect of, or be a Lien upon, (i) the Property, any other Trust Property or any interest therein, (ii) any occupancy, use or possession of, or activity conducted on, the Property or (iii) the Rents, but excluding income, excess profits, franchise, capital stock, estate, inheritance, succession, gift or similar taxes of the Grantor or the Beneficiary or any Secured Party, except to the extent that such taxes of the Grantor or the Beneficiary or any Secured Party are imposed in whole or in part in lieu of, or as a substitute for, any taxes which are or would otherwise be Impositions.
     “Improvements” is defined in Granting Clause II.
     “Insurance Policies” means the insurance policies required to be maintained by the Grantor with respect to the Property pursuant to the Credit Agreement.
     “Insurance Premiums” means all premiums payable under the Insurance Policies.

     “Land” is defined in Granting Clause I.
     “LC Reimbursement Obligations” means each payment required to be made by the Borrower under the Credit Agreement in respect of any LC Disbursement, including payments in respect of reimbursement of LC Disbursements, interest thereon and obligations to provide cash collateral.
     “Lease” means each lease, sublease, tenancy, subtenancy, license, franchise, concession or other occupancy agreement relating to the Property, together with any guarantee of the obligations of the tenant or occupant thereunder or any right to possession under any federal or state bankruptcy code in the event of the rejection of any sublease by the sublandlord thereof or its trustee pursuant to said code.
     “Legal Requirements” means all provisions of all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, directions and requirements of, permits from and agreements with, all governmental authorities, now or hereafter applicable to the Property, any adjoining vaults, sidewalks, streets or ways, or any use or condition thereof.
     “Maturity Date” means ______________, 20__, on which date the latest to mature of all Secured Obligations will be finally due and payable.
     “Non-Contingent Secured Obligation” means at any time any Secured Obligation (or portion thereof) that is not a Contingent Secured Obligation at such time.
     “Other Deeds of Trust” is defined in Section 7.09.
     “Permitted Disposition” means any (i) Transfer permitted by the Credit Agreement, (ii) Transfer in connection with a Condemnation Event, and (iii) any Transfer in the nature of an easement or similar encumbrance with respect to the Property granted by the Grantor to any adjoining landowner or any railroad, telephone, cable television, water, sewer, utility or similar company, municipality or other governmental subdivision in the ordinary course of business.
     “Permitted Liens” means (i) the Transaction Liens and (ii) any Liens permitted under Section 6.02 of the Credit Agreement.
     “Post-Default Rate” means, with respect to any amount payable by the Grantor hereunder which is not paid when due, a rate per annum equal to (i) in the case of overdue principal of any Loan (as defined in the Credit Agreement), 2.0% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.14 of the Credit Agreement or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in Section 2.14(a).
     “Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Grantors (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.
     “Property” is defined in Granting Clause II.
     “Receiver” is defined in Section 5.02(a)(iv).
     “Release Conditions” means the following conditions for releasing the Lien of this Deed of Trust:
     (i) all Commitments under the Credit Agreement shall have expired or been terminated;
     (ii) all Non-Contingent Secured Obligations shall have been paid in full; and
     (iii) no Contingent Secured Obligation (other than contingent indemnification and expense reimbursement obligations as to which no claim shall have been asserted) shall remain outstanding.
     “Rents” is defined in Granting Clause VI.
     “Restoration” means the restoration, repair, replacement or rebuilding of the Property after a Casualty Event or Condemnation Event, and “Restore” means to restore, repair, replace or rebuild the Property after a Casualty Event or Condemnation Event, in each case to a value and condition substantially the same as the value and condition immediately prior to the Casualty Event or Condemnation Event.
     “Secured Agreement”, when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of the Borrower, obligations of a guarantor and/or rights of the holder with respect to such Secured Obligation.
     “Secured Obligations” means (i) all principal of all Loans and LC Disbursements outstanding from time to time under the Credit Agreement, all interest (including Post-Petition Interest) on such Loans and LC Disbursements and all other amounts now or hereafter payable by the Borrower pursuant to the Loan Documents and (ii) all Bank Product Obligations.
     “Secured Parties” means the holders from time to time of the Secured Obligations, including the Administrative Agent and the Collateral Agent.
     “Secured Swap Agreement” means any Swap Agreement (i) existing on the Funding Date and entered into by any Loan Party with a counterparty that is a Lender or an Affiliate thereof on the Funding Date and (ii) entered into by any Loan Party after the Funding Date with a counterparty that is a Lender or an Affiliate thereof at the time of entry into such agreement

     “Security Agreement” is defined in the Recitals.
     “Transfer” means, when used as a noun, any sale, conveyance, assignment, lease, sublease of all or any substantial portion of the Property, or other transfer and, when used as a verb, to sell, convey, assign, lease, so sublease, or otherwise transfer, in each case (i) whether voluntary or involuntary, (ii) whether direct or indirect and (iii) including any agreement providing for a Transfer or granting any right or option providing for a Transfer.
     “Trust Property” is defined in the Granting Clauses.
     “Trustee” is defined in the Preamble.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of [ ]; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Trust Property is governed by the Uniform Commercial Code as in effect in a jurisdiction other than [ ], “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     (c) In this Deed of Trust, unless otherwise specified, references to this Deed of Trust or to Leases, the Credit Agreement, Notes, Swingline Note, Letters of Credit, the Security Agreement, Secured Agreements and Security Documents include all amendments, supplements, consolidations, replacements, restatements, extensions, renewals and other modifications and any refinancings and refundings thereof, in whole or in part.
     Section 1.02. Interpretation. In this Deed of Trust, unless otherwise specified, (i) singular words include the plural and plural words include the singular; (ii) words which include a number of constituent parts, things or elements, including the terms Leases, Improvements, Land, Secured Obligations, Property and Trust Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (iii) words importing any gender include the other gender; (iv) references to any Person include such Person’s successors and assigns and in the case of an individual, the word “successors” includes such Person’s heirs, devisees, legatees, executors, administrators and personal representatives; (v) references to any statute or other law include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (vi) the words “consent”, “approve”, “agree” and “request”, and derivations thereof or words of similar import, mean the prior written consent, approval, agreement or request of the Person in question; (vii) the words “include” and “including”, and words of similar import, shall be deemed to be followed by the words “without limitation”; (viii) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Deed of Trust in its entirety; (ix) references to Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses are to the Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses of this Deed of Trust; (x) the Schedules and Exhibits to this Deed of Trust are incorporated herein by reference; (xi) the titles and headings of Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses are inserted as a matter of convenience and shall not affect the construction of this Deed of Trust; (xii) all obligations of the Grantor hereunder shall be satisfied by the Grantor at the Grantor’s sole cost and expense; and (xiii) all rights and powers granted to the Trustee and/or the Beneficiary hereunder shall be deemed to be coupled with an interest and be irrevocable.
ARTICLE 2
Certain Warranties And Covenants Of The Grantor
     Section 2.01. Title; Further Assurances; Existence and Authority. (a) The Grantor warrants that, as of the date hereof, (i) (x) the Grantor has good title to the Land and the Improvements thereon, free and clear of all Liens other than the Permitted Liens, (y) the Grantor is the owner of, or has a valid leasehold interest in, the Equipment and all other items constituting the Trust Property, except where the failure to have such ownership rights would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the use or value of the Property or the Lien of this Deed of Trust, and (z) this Deed of Trust constitutes a valid, binding and enforceable agreement of Grantor.
     (b) The Grantor shall forever preserve, protect, warrant and defend (A) the estate, right, title and interest of the Grantor in and to the Trust Property; (B) the validity, enforceability and priority of the Lien of this Deed of Trust on the Trust Property; and (C) the right, title and interest of the Beneficiary and any purchaser at any sale of the Trust Property hereunder or relating hereto, in each case against all other Liens and claims whatsoever, subject only to Permitted Liens.
     (c) Upon the recording of this Deed of Trust in the appropriate county recording offices, the Lien of this Deed of Trust in the Trust Property constituting real property and fixtures granted hereby shall be a perfected first Lien on such Trust Property (including fixtures) prior to all Liens on and security interests in such Property other than the Permitted Liens.
     (d) The Grantor, at its sole cost and expense, shall (i) promptly correct any defect or error which may be discovered in this Deed of Trust or any financing statement or other document relating hereto; and (ii) promptly execute, acknowledge, deliver, record and re-record, register and re-register, and file and re-file this Deed of Trust and any financing statements or other documents which the Beneficiary may reasonably require from time to time (all in form and substance reasonably satisfactory to the Beneficiary) in order (A) to effectuate, complete, perfect, continue or preserve the Lien of this Deed of Trust as a first Lien on the Trust Property, whether now owned or hereafter acquired, subject only to the Permitted Liens, or (B) to effectuate, complete, perfect, continue or preserve any right, power or privilege granted or intended to be granted to the Trustee and/or the Beneficiary hereunder or otherwise accomplish the purposes of this Deed of Trust. To the extent permitted by law, Grantor hereby authorizes Trustee and/or Beneficiary to file any and all financing statements and amendments thereto in such form and in such locations as Beneficiary or Trustee deems necessary or appropriate in connection herewith. The Grantor shall pay on demand the costs of, or incidental to, any recording or filing of this Deed of Trust and any financing or continuation statement, or amendment thereto, concerning the Trust Property.
     (e) Nothing herein shall be construed to subordinate the Lien of this Deed of Trust to any Permitted Lien to which the Lien of this Deed of Trust is not otherwise subordinate.
     (e) The Grantor is duly organized, validly existing and in good standing under the laws of the State of [   ], and is qualified to do business in and is in good standing in the State of [   ].
     (f) The execution and delivery by the Grantor of this Deed of Trust and its performance of its obligations hereunder are within its corporate or other powers, have been duly authorized by all necessary corporate or other action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than filings necessary to perfect the Liens created hereby) and do not contravene, or constitute a default under, any Legal Requirements or any provision of its organizational or constituent documents, or of any agreement or other instrument binding upon it or result in or require the imposition of any Lien (other than the Liens created by the Security Documents) on any of its assets.
     Section 2.02. Secured Obligations. The Grantor shall duly and punctually pay, perform and observe the Secured Obligations.
     Section 2.03. Impositions. The Grantor shall (i) pay all Impositions as required by the Credit Agreement; (ii) file all material returns and other material statements required to be filed with respect to any Imposition; and (iii) not make deduction from or claim any credit on any Secured Obligation by reason of any Imposition and, to the extent permitted under applicable law, hereby irrevocably waives any right to do so.
     Section 2.04. Legal and Insurance Requirements. (a) The Grantor represents and warrants that (i) as of the date hereof, the Property and the use and operation thereof comply in all material respects with all Legal Requirements and Insurance Policies; (ii) there is no material default under any Legal Requirement or Insurance Policy; and (iii) the execution, delivery and performance of this Deed of Trust will not contravene in any material respect any provision of or constitute a default under any Legal Requirement or Insurance Policy.

     (b) The Grantor shall (i) duly and punctually comply in all material respects with all Legal Requirements and Insurance Policies other than any Legal Requirement or Insurance Policy that is the subject of a Permitted Contest and except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the use or value of the Property or the Lien of this Deed of Trust; and (ii) upon written request, promptly furnish to the Beneficiary a copy of any Permit obtained by the Grantor with respect to the Property after the date hereof.
     Section 2.05. Status and Care of the Property. (a) The Grantor represents and warrants that (i) the Property is served by all necessary water, sanitary and storm sewer, drainage, electric, steam, gas, telephone and other utility facilities to serve the current use and operation of the Property; and (ii) the Property has legal access to all streets or roads necessary to serve the current use and operation of the Property.
     (b) Except in connection with any Permitted Disposition, the Grantor (i) shall not, without the consent of the Beneficiary, which consent shall not be unreasonably withheld or conditioned, (A) initiate, consent to or affirmatively support any change in the applicable zoning, (B) seek any variance (or any change in any variance) under the zoning, or (C) execute or file any subdivision or other plat or map, in each case which would reasonably be expected to have a material adverse effect on the value, use or operation of the Property or the lien of this Deed of Trust; and (ii) shall, promptly after receiving notice or obtaining knowledge of any proposed change in the zoning materially and adversely affecting the value of the Lien created by this Deed of Trust or which would result in the current use of the Property being a non-conforming use for which a variance has not been obtained, notify the Beneficiary thereof and diligently contest the same by any action or proceeding deemed appropriate by the Grantor in its reasonable judgment or reasonably requested by the Beneficiary provided, however, that the Grantor shall not hereby be obligated to commence or prosecute any legal action.
     Section 2.06. Permitted Contests. The Grantor may contest, by appropriate proceedings conducted in good faith, any Legal Requirement, any insurance requirement, any Imposition, Permit or Lien on or with respect to the Trust Property or any interest therein, provided that the Beneficiary shall determine that as a result of such contest or proceeding (a) no Trust Property or interest therein is in danger of being sold, forfeited or lost, or the priority of the Lien of the Beneficiary is not at risk; (b) in the case of any Legal Requirement or Permit, the Beneficiary and the other Secured Parties are not in danger of any criminal or material civil penalty or any other liability for failure to comply therewith; (c) in the case of any Insurance Policy, no Insurance Policy or coverage is in danger of being invalidated, forfeited or lost for failure to comply therewith; and (d) in the case of (i) any Lien of a laborer, mechanic, materialman, supplier or vendor, (ii) any Imposition or Lien therefore or (iii) any other Lien, the Grantor establishes any reserve or other appropriate provision required with respect to such contest pursuant to the Credit Agreement. It is agreed that the failure to comply with any such Legal Requirement, Insurance Policy or Permit, to pay any such Imposition or to discharge any such Lien being contested pursuant to this Section during such contest shall not constitute an Event of Default, provided that the Grantor is in compliance with this Section.
     Section 2.07. Liens. The Grantor shall not create or permit to be created or to remain, and shall immediately discharge or cause to be discharged, any Lien on the Trust Property or any interest therein, in each case (i) whether voluntarily or involuntarily created, (ii) whether directly or indirectly a Lien thereon and (iii) whether subordinated hereto, except Permitted Liens. The provisions of this Section shall apply to each and every Lien (other than Permitted Liens) on the Trust Property or any interest therein, regardless of whether a consent to, or waiver of a right to consent to, any other Lien thereon has been previously obtained in accordance with the terms of the Secured Agreements.
     Section 2.08. Transfer. The Grantor shall not Transfer, or suffer any Transfer of, the Trust Property or any part thereof or interest therein, except, in connection with Permitted Dispositions, provided any proceeds resulting from such Transfer are applied as required or permitted by the Credit Agreement or any other Secured Agreement (as applicable).
ARTICLE 3
Insurance, Casualty and Condemnation
     Section 3.01. Insurance. (a) The Grantor shall maintain in full force and effect Insurance Policies with respect to the Property as required by, and otherwise comply with, Section 5.05 of the Credit Agreement.
     (b) If at any time the area in which any Trust Property is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Grantor shall obtain flood insurance as required by the Flood Laws and Section 5.05(d) of the Credit Agreement.
     (c) If the Grantor fails to maintain the Insurance Policies or, upon written request, fails to promptly deliver evidence thereof to the Beneficiary, the Beneficiary shall have the right, but not the obligation, to obtain such insurance policies and pay the premiums therefore. If the Beneficiary obtains such insurance policies or pays the premiums therefore, upon demand, the Grantor shall reimburse the Beneficiary for its expenses in connection therewith, together with interest thereon, pursuant to Section 5.10.
     Section 3.02. Casualty and Condemnation. (a) The Grantor represents and warrants that, as of the date hereof, there is no Casualty Event or Condemnation Event affecting the Property, the proceeds of which are expected to exceed $1,000,000.

     (b) If any Casualty Event or Condemnation Event occurs and such event is likely to result in Restoration costs or proceeds in excess of $[5,000,000], the Grantor shall provide notice of such event to the Beneficiary. If any Casualty Event or Condemnation Event occurs, the Grantor shall Restore the Property or take such action as is required or permitted by the Credit Agreement (such as reinvestment of proceeds or prepayment of obligations) and the other Secured Agreements and cause any insurance proceeds, condemnation awards or other similar payments to which the Grantor may be or become entitled to be held, applied and/or disbursed as required by the Credit Agreement or any other Secured Agreement (as applicable).
ARTICLE 4
Certain Secured Obligations
     Section 4.01. Revolving Loans; Future Advances. The Secured Obligations secured by this Deed of Trust include (x) obligations of Secured Parties to make future advances and (y) Revolving Loans made, and reimbursement obligations relating to Letters of Credit issued, under the Credit Agreement [in the maximum principal or face amount of $________] which are advanced, paid and readvanced from time to time. Notwithstanding the amount outstanding at any particular time, this Deed of Trust secures the total amount of Secured Obligations [VA: up to the Secured Loan Amount]. The unpaid balance of the Revolving Loans and the unpaid balance of the reimbursement obligations may at certain times be, or be reduced to, zero. A zero balance, by itself, does not affect any Issuing Bank’s obligations to issue Letters of Credit or any Lender’s obligation to advance Revolving Loans, or to make payments upon draws under Letters of Credit, all of which are obligatory subject to the conditions stated in the Credit Agreement. Each of the interest of the Beneficiary hereunder and the priority of the Lien of this Deed of Trust will remain in full force and effect with respect to all of the Secured Obligations notwithstanding such a zero balance of the LC Reimbursement Obligations or the reimbursement obligations, and the Lien of this Deed of Trust will not be extinguished until this Deed of Trust has been terminated pursuant to Section 7.01.
     Section 4.02. Interest After Default. If, pursuant to the terms of this Deed of Trust, the Beneficiary shall make any payment on behalf of the Grantor, or shall incur hereunder any expense for which the Beneficiary is entitled to reimbursement pursuant to the terms of the Secured Agreements, such Secured Obligation shall be payable on demand and any amounts not paid on demand shall bear interest from the date incurred at the Post-Default Rate. Such interest, and any other interest on the Secured Obligations payable at the Post-Default Rate pursuant to the terms of the Secured Agreements, shall accrue through the date paid notwithstanding any intervening judgment of foreclosure or sale. All such interest shall be part of the Secured Obligations and shall be secured by this Deed of Trust.

     Section 4.03. Changes in the Laws Regarding Taxation. If, after the date hereof, there shall be enacted any applicable law changing in any way the taxation of mortgages, deeds of trust or other Liens or obligations secured thereby, or the manner of collection of such taxes, so as to adversely affect this Deed of Trust, the Secured Obligations, the Beneficiary or any Secured Party, promptly after demand by the Beneficiary or any affected Secured Party, the Grantor shall pay all taxes, assessments or other charges resulting therefrom or shall reimburse such affected Person for all such taxes, assessments or other charges which such Person is obligated to pay as a result thereof.
     Section 4.04. Indemnification. The Grantor shall protect, indemnify and defend each of the Trustee, the Beneficiary and each other Secured Party, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, losses, damages, costs and expenses of any kind (including reasonable fees and disbursements of counsel) arising out of, or in connection with (a) this Deed of Trust; (b) the Beneficiary’s exercise of any of its rights and remedies hereunder; (c) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, street or ways; (d) the performance of any labor or services or the furnishing of any materials or other property in respect of the Trust Property or any part thereof; and (e) any Environmental Liability related in any way to the Grantor or the Property; provided, that such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expense resulted from such Indemnitee’s gross negligence or willful misconduct. Any amount payable under this Section will be deemed a demand obligation and will bear interest pursuant to Section 4.02. The obligations of the Grantor under this Section shall survive the termination of this Deed of Trust. Consistent with Section 9.03(d) of the Credit Agreement, to the extent permitted by applicable law, neither the Grantor nor any Indemnitee shall have liability for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Deed of Trust or any agreement or instrument contemplated hereby (other than in respect of such damages incurred or paid by an Indemnitee to a third party).
     Section 4.05. Expenses. The Grantor agrees that it will forthwith on demand pay to the Beneficiary (i) the amount of any taxes which the Beneficiary may have been required to pay in order to free any of the Trust Property from any Lien thereon (other than Permitted Liens), and (ii) the amount of any and all out-of-pocket expenses, including the fees and disbursements of counsel and of any other experts (to the extent supported by back-up invoices and documentation), which the Beneficiary may reasonably incur in connection with its exercise of any rights or powers under this Deed of Trust or the collection, sale or other disposition of any of the Trust Property.

ARTICLE 5
Defaults, Remedies and Rights
     Section 5.01. Events of Default. Any Event of Default (as defined in the Credit Agreement) under the Credit Agreement shall constitute an Event of Default hereunder.
     Section 5.02. Remedies. (a) When an Event of Default has occurred and is continuing, each of the Trustee and the Beneficiary shall have the right and power, [(x)] subject to the terms of Article 7 of the Credit Agreement, to accelerate the Secured Obligations and [(y) subject to and in compliance with applicable U.S. Government regulations and any Legal Requirements in effect at the time in the nature of security regulations pertaining to the Grantor’s secure or classified activities at the Property,]6 shall have the right and power to exercise any of the following remedies and rights, subject to mandatory provisions of applicable law, to wit:
     (i) to institute a proceeding or proceedings, by advertisement, judicial process or otherwise as provided under applicable law, for the complete or partial foreclosure of this Deed of Trust or the complete and partial sale of the Trust Property under the power of sale hereunder or under any applicable provision of law; or
     (ii) to sell the Trust Property, and all estate, right, title, interest, claim and demand of the Grantor therein and thereto, and all rights of redemption thereof, at one or more sales, as an entirety or in parcels, with such elements of real or personal property, at such time and place and upon such terms as the Beneficiary may deem expedient or as may be required under applicable law, and in the event of a sale hereunder or under any applicable provision of law of less than all of the Trust Property, this Deed of Trust shall continue as a Lien on the remaining Trust Property; or
     (iii) to institute a suit, action or proceeding for the specific performance of any of the provisions of this Deed of Trust; or
     (iv) to be entitled to the appointment of a receiver, supervisor, trustee, liquidator, conservator or other custodian (a “Receiver”) of the Trust Property, without notice to the Grantor, to the fullest extent permitted by law, as a matter of right and without regard to, or the necessity to disprove, the adequacy of the security for the Secured Obligations or the solvency of the Grantor or any other obligor, and the Grantor hereby, to the fullest extent permitted by applicable law, irrevocably waives such necessity and consents to such appointment, without notice, said appointee to be vested with the fullest powers

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permitted under applicable law, including to the extent permitted under applicable law those under Section 5.02; or
     (v) to the fullest extent permitted by applicable law : to enter upon the Property, by the Beneficiary (or its agent), Trustee or a Receiver (whichever is the Person exercising the rights under this clause), and, exclude the Grantor and its managers, employees, contractors, agents and other representatives therefrom in accordance with applicable law, without liability for trespass, damages or otherwise, and take possession of all other Trust Property and all books, records and accounts relating thereto, and upon demand the Grantor shall surrender possession of the Property, the other Trust Property and such books, records and accounts to the Person exercising the rights under this clause; and having and holding the same, the Person exercising the rights under this clause may use, operate, manage, preserve, control and otherwise deal therewith and conduct the business thereof, either personally or by its managers, employees, contractors, agents or other representatives, without interference from the Grantor or its managers, employees, contractors, agents and other representatives; and, upon each such entry and from time to time thereafter, at the expense of the Grantor and the Trust Property, without interference by the Grantor or its managers, employees, contractors, agents and other representatives, the Person exercising the rights under this clause may, as such Person deems expedient, (A) insure or reinsure the Property, (B) make all necessary or proper repairs, renewals, replacements, alterations, additions, Restorations, betterments and improvements to the Property and (C) in such Person’s own name or, at the option of such Person, in the Grantor’s name, exercise all rights, powers and privileges of the Grantor with respect to the Trust Property, including the right to enter into Leases with respect to the Property, including Leases extending beyond the time of possession by the Person exercising the rights under this clause; and the Person exercising the rights under this clause shall not be liable to account for any action taken hereunder, other than for Rents actually received by such Person, and shall not be liable for any loss sustained by the Grantor resulting from any failure to let the Property or from any other act or omission of such Person, except to the extent such loss is caused by such Person’s own willful misconduct or gross negligence; or
     (vi) with or, to the fullest extent permitted by applicable law, without entry upon the Property, in the name of the Beneficiary, Trustee or a Receiver as required by law (whichever is the Person exercising the rights under this clause) or, at such Person’s option, in the name of the Grantor, to collect, receive, sue for and recover all Rents and proceeds of or derived from the Trust Property, and after deducting therefrom all costs, expenses and liabilities of every character incurred by the Person exercising the rights under this clause in collecting the same and in using, operating, managing, preserving and controlling the Trust Property and otherwise in exercising the rights under Section 5.02 or any other rights hereunder, including all amounts necessary to pay Impositions, Rents, Insurance Premiums and other costs, expenses and liabilities relating to the Property, as well as reasonable compensation for the services of such Person and its managers, employees, contractors, agents or other representatives, to apply the remainder as provided in Section 5.06; or
     (vii) to take any action with respect to any Trust Property permitted under the UCC; or
     (viii) to take any other action, or pursue any other remedy or right, as the Beneficiary or the Trustee may have under applicable law, including the right to foreclosure through court action, and the Grantor does hereby grant the same to the Beneficiary or the Trustee (as the case may be).
     (b) To the fullest extent permitted by applicable law,
     (i) each remedy or right hereunder shall be in addition to, and not exclusive or in limitation of, any other remedy or right hereunder, under any other Loan Document or under applicable law;
     (ii) every remedy or right hereunder, under any other Loan Document or under applicable law may be exercised concurrently or independently and whenever and as often as deemed appropriate by the Beneficiary;
     (iii) no failure to exercise or delay in exercising any remedy or right hereunder, under any other Loan Document or under applicable law shall be construed as a waiver of any Default, Event of Default or other occurrence hereunder or under any other Loan Document;
     (iv) no waiver of, failure to exercise or delay in exercising any remedy or right hereunder, under any other Loan Document or under applicable law upon any Default, Event of Default or other occurrence hereunder or under any other Loan Document shall be construed as a waiver of, or otherwise limit the exercise of, such remedy or right upon any other or subsequent Default, Event of Default or other or subsequent occurrence hereunder or under any other Loan Document;
     (v) no single or partial exercise of any remedy or right hereunder, under any other Loan Document or under applicable law upon any Default, Event of Default or other occurrence hereunder or under any other Loan Document shall preclude or otherwise limit the exercise of any other remedy or right hereunder, under any other Loan Document or under applicable law upon such Default, Event of Default or occurrence or upon any other or subsequent Default, Event of Default or other or subsequent occurrence hereunder or under any other Loan Document;

     (vi) the acceptance by the Beneficiary, any other agent or any Secured Party of any payment less than the amount of the Secured Obligation in question shall be deemed to be an acceptance on account only and shall not be construed as a waiver of any Default or Event of Default hereunder or under any other Loan Document with respect thereto; and
     (vii) the acceptance by the Beneficiary, any other agent or any Secured Party of any payment of, or on account of, any Secured Obligation shall not be deemed to be a waiver of any Default or Event of Default or other occurrence hereunder or under any other Loan Document with respect to any other Secured Obligation.
     (c) If the Beneficiary or the Trustee has proceeded to enforce any remedy or right hereunder or with respect hereto by foreclosure, sale, entry or otherwise, it may compromise, discontinue or abandon such proceeding for any reason without notice to the Grantor or any other Person (other than to any Secured Party to the extent required by the other Secured Agreements); and, if any such proceeding shall be discontinued, abandoned or determined adversely for any reason, the Grantor, the Trustee and the Beneficiary shall retain and be restored to their former positions and rights hereunder with respect to the Trust Property, subject to the Lien hereof except to the extent any such adverse determination specifically provides to the contrary.
     (d) For the purpose of carrying out any provisions of Section 5.02(a)(v), 5.02(a)(iv), 5.05, 5.07, 5.10 or 6.01 or any other provision hereunder authorizing the Beneficiary or any other Person to perform any action on behalf of the Grantor, the Grantor hereby irrevocably appoints the Beneficiary, the Trustee or a Receiver appointed pursuant to Section 5.02(a)(iv) to act in the name of the Grantor or, at the option of the Person appointed to act under this subsection, in such Person’s own name, to take the action authorized under Section 5.02(a)(v), 5.02(a)(iv), 5.05, 5.07, 5.10 or 6.01 or such other provision, and to execute, acknowledge and deliver any document in connection therewith or to take any other action incidental thereto as the Person appointed to act under this subsection shall deem appropriate in its discretion; and the Grantor hereby irrevocably authorizes and directs any other Person to rely and act on behalf of the foregoing appointment and a certificate of the Person appointed to act under this subsection that such Person is authorized to act under this subsection.
     Section 5.03. Waivers by the Grantor. To the fullest extent permitted under applicable law, the Grantor shall not assert, and hereby irrevocably waives, any right or defense the Grantor may have under any statute or rule of law or equity now or hereafter in effect relating to (a) appraisement, valuation, homestead exemption, extension, moratorium, stay, statute of limitations, redemption, marshaling of the Trust Property or the other assets of the Grantor, sale of the Trust Property in any order or notice of deficiency or intention to accelerate any Secured Obligation; (b) impairment of any right of subrogation or reimbursement; (c) any requirement that at any time any action must be taken against any other Person, any portion of the Trust Property or any other asset of the Grantor or any other Person; (d) any provision barring or limiting the right of the Beneficiary or the Trustee to sell any Trust Property after any other sale of any other Trust Property or any other action against the Grantor or any other Person; (e) any provision barring or limiting the recovery by the Beneficiary of a deficiency after any sale of the Trust Property; (f) any other provision of applicable law which shall defeat, limit or adversely affect any right or remedy of the Beneficiary, the Trustee or any Secured Party under or with respect to this Deed of Trust or any other Security Document as it relates to any Trust Property; or (g) the right of the Beneficiary or the Trustee to foreclose this Deed of Trust in its own name on behalf of all of the Secured Parties by judicial action as the real party in interest without the necessity of joining any Secured Party.
     Section 5.04. Jurisdiction and Process. (a) To the extent permitted under applicable law, in any suit, action or proceeding arising out of or relating to this Deed of Trust or any other Security Document as it relates to any Trust Property, the Grantor (i) irrevocably consents to the non-exclusive jurisdiction of any state or federal court sitting in the State in which the Property is located and irrevocably waives any defense or objection which it may now or hereafter have to the jurisdiction of such court or the venue of such court or the convenience of such court as the forum for any such suit, action or proceeding; and (ii) irrevocably consents to the service of (A) any process in accordance with applicable law in any such suit, action or proceeding, or (B) any notice relating to any sale, or the exercise of any other remedy by the Beneficiary or the Trustee hereunder by delivering a copy of such process or notice by overnight courier or United States registered or certified mail, postage prepaid, return receipt requested to the Grantor at its address specified in or pursuant to Section 7.02, such service to be effective in accordance with applicable law.
     (b) Nothing in this Section shall affect the right of the Beneficiary or the Trustee to bring any suit, action or proceeding arising out of or relating to this Deed of Trust or any other Security Document in any court having jurisdiction under the provisions of any other Security Document or applicable law or to serve any process, notice of sale or other notice in any manner permitted by any other Security Document or applicable law.
     Section 5.05. Sales. Except as otherwise provided herein, to the fullest extent permitted under applicable law, at the election of the Trustee or the Beneficiary, the following provisions shall apply to any sale of the Trust Property hereunder, whether made pursuant to the power of sale under Section 5.02 or under any applicable provision of law, any judicial proceeding or any judgment or decree of foreclosure or sale or otherwise:
     (a) The Beneficiary, the Trustee or the court officer (whichever is the Person conducting any sale) may conduct any number of sales from time to time. The power of sale hereunder shall not be exhausted by any sale as to any part or parcel of the Trust Property which is not sold, unless and until the Secured Obligations shall have been paid in full, and shall not be exhausted or impaired by any sale which is not completed or is defective. Any sale may be as a whole or in part or parcels and, as provided in Section 5.03, the Grantor has waived its right to direct the order in which the Trust Property or any part or parcel thereof is sold.
     (b) Any sale may be postponed or adjourned by public announcement at the time and place appointed for such sale or for such postponed or adjourned sale without further notice.
     (c) After each sale, the Person conducting such sale shall execute and deliver to the purchaser or purchasers at such sale a good and sufficient instrument or instruments granting, conveying, assigning, transferring and delivering all right, title and interest of the Grantor in and to the Trust Property sold and shall receive the proceeds of such sale [VA: up to the Secured Loan Amount] and apply the same as provided in Section 5.06. The Grantor hereby irrevocably appoints the Person conducting such sale as the attorney-in-fact of the Grantor (with full power to substitute any other Person in its place as such attorney-in-fact) to act in the name of the Grantor or, at the option of the Person conducting such sale, in such Person’s own name, to make without warranty by such Person any conveyance, assignment, transfer or delivery of the Trust Property sold, and to execute, acknowledge and deliver any instrument of conveyance, assignment, transfer or delivery or other document in connection therewith or to take any other action incidental thereto, as the Person conducting such sale shall deem appropriate in its discretion; and the Grantor hereby irrevocably authorizes and directs any other Person to rely and act upon the foregoing appointment and a certificate of the Person conducting such sale that such Person is authorized to act hereunder. Nevertheless, upon the request of such attorney-in-fact the Grantor shall promptly execute, acknowledge and deliver any documentation which such attorney-in-fact may require for the purpose of ratifying, confirming or effectuating the powers granted hereby or any such conveyance, assignment, transfer or delivery by such attorney-in-fact.
     (d) Any statement of fact or other recital made in any instrument referred to in Section 5.05(c) given by the Person conducting any sale as to the nonpayment of any Secured Obligation, the occurrence of any Event of Default, the amount of the Secured Obligations due and payable, the request to the Beneficiary or the Trustee to sell, the notice of the time, place and terms of sale and of the Trust Property to be sold having been duly given, the refusal, failure or inability of the Beneficiary or the Trustee to act, the appointment of any substitute or successor agent, any other act or thing having been duly done by the Grantor, the Beneficiary, the Trustee or any other such Person, shall be taken as conclusive and binding against all other Persons as evidence of the truth of the facts so stated or recited. The Trustee or the substitute trustee conducting any sale may appoint or delegate any other Person as agent to perform any act necessary or incident to such sale, including the posting of notices and the conduct of such sale, but in the name and on behalf of the Person conducting such sale.
     (e) The receipt by the Person conducting any sale of the purchase money paid at such sale shall be sufficient discharge therefor to any purchaser of any Trust Property sold, and no such purchaser, or its representatives, grantees or assigns, after paying such purchase price and receiving such receipt, shall be bound to see to the application of such purchase price or any part thereof upon or for any trust or purpose of this Deed of Trust or any Secured Agreement, or, in any manner whatsoever, be answerable for any loss, misapplication or nonapplication of any such purchase money or be bound to inquire as to the authorization, necessity, expediency or regularity of such sale.
     (f) Subject to mandatory provisions of applicable law, any sale shall operate to divest all of the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of the Grantor in and to the Trust Property sold, and shall be a perpetual bar both at law and in equity against the Grantor and any and all Persons claiming such Trust Property or any interest therein by, through or under the Grantor.
     (g) At any sale, the Beneficiary may bid for and acquire the Trust Property sold and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting or causing the Secured Parties to credit against the Secured Obligations, including the expenses of the sale and the cost of any enforcement proceeding hereunder, the amount of the bid made therefor to the extent necessary to satisfy such bid.
     (h) If the Grantor or any Person claiming by, through or under the Grantor shall transfer or fail to surrender possession of the Trust Property, after the exercise by the Beneficiary or the Trustee of the remedies under Section 5.02(a)(v) or after any sale of the Trust Property pursuant hereto, then the Grantor or such Person shall be deemed a tenant at sufferance of the purchaser at such sale, subject to eviction by means of summary process for possession of land, or subject to any other right or remedy available hereunder or under applicable law.
     (i) Upon any sale, it shall not be necessary for the Person conducting such sale to have any Trust Property being sold present or constructively in its possession.
     (j) If a sale hereunder shall be commenced by the Beneficiary or the Trustee, the Beneficiary or the Trustee may at any time before the sale abandon the sale, and may institute suit for the collection of the Secured Obligations or for the foreclosure of this Deed of Trust; or if the Beneficiary or the Trustee shall institute a suit for collection of the Secured Obligations or the foreclosure of this Deed of Trust, the Beneficiary or the Trustee may at any time before the entry of final judgment in said suit dismiss the same and sell the Trust Property in accordance with the provisions of this Deed of Trust.
     Section 5.06. Proceeds.
     (a) Subject to the mandatory provisions of applicable law, the Beneficiary shall apply the proceeds of any sale of, or other disposition of, all or any part of the Trust Property [VA: up to the Secured Loan Amount] whether made pursuant to the power of sale hereunder or under any applicable provision of law, any judicial proceeding or any judgment or decree of foreclosure or sale or otherwise, in the order of priorities provided in Section 15 of the Security Agreement.
     (b) If at any time any portion of any monies collected or received by the Beneficiary would, but for the provisions of this Section 5.06(b), be payable pursuant to Section 5.06(a) in respect of a Contingent Secured Obligation, the Beneficiary shall not apply any monies to pay such Contingent Secured Obligation but instead shall request the holder thereof, at least 10 days before each proposed distribution hereunder, to notify the Beneficiary as to the maximum amount of such Contingent Secured Obligation if then ascertainable (e.g., in the case of a letter of credit, the maximum amount available for subsequent drawings thereunder). If the holder of such Contingent Secured Obligation does not notify the Beneficiary of the maximum ascertainable amount thereof at least two Business Days before such distribution, such holder will not be entitled to share in such distribution. If such holder does so notify the Beneficiary as to the maximum ascertainable amount thereof, the Beneficiary will allocate to such holder a portion of the monies to be distributed in such distribution, calculated as if such Contingent Secured Obligation were outstanding in such maximum ascertainable amount. However, the Beneficiary shall not apply such portion of such monies to pay such Contingent Secured Obligation, but instead will hold such monies or invest such monies in Liquid Investments (as defined in the Security Agreement). All such monies and Liquid Investments and all proceeds thereof will constitute Trust Property hereunder, but will be subject to distribution in accordance with this Section 5.06(b) rather than Section 5.06(a). The Beneficiary will hold all such monies and Liquid Investments and the net proceeds thereof in trust until all or part of such Contingent Secured Obligation becomes a Non-Contingent Secured Obligation, whereupon the Beneficiary at the request of the relevant Secured Party will apply the amount so held in trust to pay such Non-Contingent Secured Obligation; provided that, if the other Secured Obligations theretofore paid pursuant to the same clause of Section 5.06(a) (i.e., clause second or fourth) were not paid in full, the Beneficiary will apply the amount so held in trust to pay the same percentage of such Non-Contingent Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to the same clause of Section 5.06(a). If (i) the holder of such Contingent Secured Obligation shall advise the Beneficiary that no portion thereof remains in the category of a Contingent Secured Obligation and (ii) the Beneficiary still holds any amount held in trust pursuant to this Section 5.06(b) in respect of such Contingent Secured Obligation (after paying all amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Non-Contingent Secured Obligations), such remaining amount will be applied by the Beneficiary in the order of priorities set forth in Section 5.06(a).
     (c) In making the payments and allocations required by this Section, the Beneficiary may rely upon information supplied to it pursuant to Section 20 of the Security Agreement. All distributions made by the Beneficiary pursuant to this

Section shall be final (except in the event of manifest error) and the Beneficiary shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.
     Section 5.07. Assignment of Leases.
     (a) Subject to paragraph (d) below, the assignment of the Leases and the Rents pursuant to Granting Clauses V and VI are and shall be present, absolute and irrevocable assignments by the Grantor to the Beneficiary and, subject to the license to the Grantor under Section 5.07(b), the Beneficiary or a Receiver appointed pursuant to Section 5.02(a)(iv) (whichever is the Person exercising the rights under this Section) shall have the absolute, immediate and continuing right to collect and receive all such Rents now or hereafter, including during any period of redemption, accruing with respect to the Property. At the request of the Beneficiary or such Receiver, the Grantor shall promptly execute, acknowledge, deliver, record, register and file any additional general assignment of the Leases or specific assignment of any Lease which the Beneficiary or such Receiver may require from time to time (all in form and substance satisfactory to the Beneficiary or such Receiver) to effectuate, complete, perfect, continue or preserve the assignments of the Leases and the Rents thereunder pursuant to Granting Clauses V and VI. Neither the acceptance hereof nor the exercise of the rights and remedies hereunder nor any other action on the part of the Beneficiary or any Person exercising the rights of the Beneficiary hereunder shall be construed to obligate the Beneficiary or any such Person to take any action under or with respect to the Leases or with respect to the Property, to incur any expense or perform or discharge any duty or obligation under or with respect to the Leases or with respect to the Property, to appear in or defend any action or proceeding relating to the Leases or the Property, to constitute the Beneficiary as a Beneficiary in possession (unless the assignee hereunder actually enters and takes possession of the Property), or to be liable in any way for any injury or damage to person or property sustained by any Person in or about the Property other than to the extent caused by the willful misconduct or gross negligence of the Beneficiary or any Person exercising the rights of the Beneficiary hereunder.
     (b) The Grantor shall have a license granted hereby to collect and receive all Rents under the Leases and apply the same subject to the provisions of the Secured Agreements, such license to be terminable by the Beneficiary as provided in Section 5.07(c).
     (c) When an Event of Default has occurred and is continuing, the Beneficiary or a Receiver appointed pursuant to Section 5.02(a)(iv) (whichever is the Person exercising the rights under this Section) shall have the right to terminate the license granted under Section 5.07(b) by notice to the Grantor and to exercise the rights and remedies provided under Section 5.07(a), under Section 5.02(a)(v) and (vi) or under applicable law. Upon demand by the Person exercising the rights under this Section, the Grantor shall promptly pay to such Person all security deposits under the Leases and all Rents thereunder allocable to any period after such demand. Subject to Section 5.02(a)(v) and (vi) and any applicable requirement of law, any Rents received hereunder by such Person shall be promptly paid to the Beneficiary, and any Rents received hereunder by the Beneficiary shall be deposited in the Collateral Proceeds Account, to be held, applied and disbursed as provided in the Security Agreement, provided that, subject to Section 5.02(a)(v) and (vi) and any applicable requirement of law, any security deposits actually received by such Person shall be promptly paid to the Beneficiary, and any security deposits actually received by the Beneficiary shall be held, applied and disbursed as provided in the applicable Leases and applicable law.
     (d) Nothing herein shall be construed to be an assumption by the Person exercising the rights under this Section, or otherwise to make such Person liable for the performance, of any of the obligations of the Grantor under the Leases, provided that such Person shall be accountable as provided in Section 5.07(c) for any Rents or security deposits actually received by such Person.
     Section 5.08. Dealing with the Trust Property. The Beneficiary shall have the right, subject to Section 7.01 and upon the delivery by the Grantor or the Borrower of an Opinion of Counsel or officer’s certificate in form and substance reasonably satisfactory to the Beneficiary, to, in its sole and reasonable discretion (a) release any portion of the Trust Property; (ii) consent to the granting of any Permitted Lien affecting any portion of the Property, (iii) subordinate the Lien of this Deed of Trust to any Permitted Lien, (iv) grant non-disturbance protection to a tenant under a lease constituting a Permitted Lien, and (v) to otherwise deal with the Trust Property.
     Section 5.09. Sales. Right of Entry. The Beneficiary and the representatives of the Beneficiary shall have the right[, subject to any applicable U.S. Government regulations and any Legal Requirements in effect at the time in the nature of security regulations pertaining to the Grantor’s secure or classified activities at the Property]7, (a) without notice, when an Event of Default has occurred and is continuing, (b) with simultaneous notice, if any payment or performance is necessary in the reasonable opinion of the Beneficiary to preserve the Beneficiary’s rights under this Deed of Trust or with respect to the Trust Property, or (c) after reasonable notice, in all other cases, to enter upon the Property at reasonable times, and with reasonable frequency, to inspect the Trust Property or, subject to the provisions hereof, to exercise any right, power or remedy of the Beneficiary hereunder, provided that any Person so entering the Property shall not unreasonably interfere with the ordinary conduct of the Grantor’s business, and provided further that no such entry on the Property, for the purpose of performing obligations under Section 5.10 or for any other purpose, shall be construed to be (i) possession of the Property by such Person or to constitute such Person as a beneficiary in possession, unless such Person exercises its right to take possession of the Property under Section 5.02(a)(v), or

[7]	Insert bracketed language for Newport News Deed of Trust.

(ii) a cure of any Default or waiver of any Default or Secured Obligation. The expense of any inspection pursuant to clause (c) above shall be borne by the Beneficiary unless an Event of Default shall have occurred and be continuing at the time of such inspection, in which case the Grantor shall pay, or reimburse the Beneficiary for, such expense.
     Section 5.10. Right to Perform Obligations. If the Grantor fails to pay any Imposition or premium under and Insurance Policy or perform any obligation to remove any Lien other than Permitted Liens, after the expiration of any applicable grace period, the Beneficiary and the representatives of the Beneficiary shall have the right, to pay or perform such obligation, provided that the Grantor is not contesting payment or performance in accordance with the terms hereof and further provided that no such payment or performance shall be construed to be a cure of any Default or waiver of any Default or Secured Obligation. The Grantor shall reimburse the Beneficiary on demand for the reasonable costs of performing any such obligations and any amounts not paid on demand shall bear interest, payable on demand, for each day until paid at the Post-Default Rate for such day.
     Section 5.11. Concerning the Beneficiary.
     (a) The provisions of Section 8 of the Credit Agreement and Section 19 of the Security Agreement shall inure to the benefit of the Beneficiary in respect of this Deed of Trust and shall be binding upon the parties to the Credit Agreement and the other Secured Agreements in such respect. In furtherance and not in derogation of the rights, privileges and immunities of the Beneficiary therein set forth:
     (i) The Beneficiary is authorized to take all such action as is provided to be taken by it as Beneficiary hereunder and all other action incidental thereto.
     (ii) The Beneficiary shall not be responsible for the existence, genuineness or value of any of the Trust Property or for the validity, perfection, priority or enforceability of the Lien of this Deed of Trust on any of the Trust Property, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder. The Beneficiary shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Deed of Trust by the Grantor.
     (b) At any time or times, in order to comply with any Legal Requirement in any jurisdiction, the Beneficiary may appoint another bank or trust company or one or more other Persons, either to act as co-agent or co-agents, jointly with the Beneficiary, or to act as separate agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Beneficiary, include provisions for the protection of such co-agent or separate agent similar to the provisions of this Section 5.11). References to the Beneficiary in Section 5.12 shall be deemed to include any co-agent or separate agent appointed pursuant to this Section 5.11.
ARTICLE 6
Security Agreement And Fixture Filing
     Section 6.01. Security Agreement. To the extent that the Trust Property constitutes or includes tangible or intangible Collateral (as defined in the Security Agreement), including ”equipment” (as defined in the UCC), “goods” (as defined in the UCC) and other items of personal property which are or are to become fixtures under applicable law (“Article 9 Collateral”), the Grantor hereby grants to the Beneficiary a security interest therein and this Deed of Trust shall also be construed as a pledge and a security agreement under the UCC. Following the occurrence and during the continuance of an Event of Default, the Beneficiary shall be entitled to exercise with respect to Article 9 Collateral all remedies available under the Security Agreement, the UCC and all other remedies available under applicable law. Without limiting the foregoing, upon an Event of Default, any Article 9 Collateral may, at the Beneficiary’s option and, except as otherwise required by applicable law, without the giving of notice, (i) be sold hereunder, (ii) be sold pursuant to the UCC or (iii) be dealt with by the Beneficiary in any other manner permitted under applicable law. The Beneficiary may require the Grantor, after an Event of Default has occurred and is continuing to assemble any Article 9 Collateral and make it available to the Beneficiary at a place to be designated by the Beneficiary. Following the occurrence and during the continuance of an Event of Default, the Beneficiary shall be the attorney-in-fact of the Grantor with respect to any and all matters pertaining to Article 9 Collateral with full power and authority to give instructions with respect to the collection and remittance of payments, to endorse checks, to enforce the rights and remedies of the Grantor and to execute on behalf of the Grantor and in Grantor’s name any instruction, agreement or other writing required therefor. The Grantor acknowledges and agrees that a disposition of Article 9 Collateral in accordance with the Beneficiary’s rights and remedies in respect of the Property under the Security Agreement and as heretofore provided is a commercially reasonable disposition thereof. Notwithstanding the foregoing, to the extent that the Trust Property includes Article 9 Collateral covered by the Security Agreement the provisions of the Security Agreement shall govern with respect to such Article 9 Collateral.
     Section 6.02. Fixture Filing. To the extent that the Trust Property includes equipment, goods or other items of personal property which are or are to become Fixtures (as defined in the UCC) under applicable law, and to the extent permitted under applicable law, the recording of this Deed of Trust in the real estate records in the county in which the Trust Property is located shall also operate from the time of filing as a fixture filing with respect to such Trust

Property pursuant to the terms of Sections 9-313 and 9-5028 of the UCC [as enacted by Virginia Code Sections 8.9A-313 and 8.9A-502]. This filing remains in effect as a fixture filing until this Deed of Trust is released or satisfied or its effectiveness otherwise terminates as to the Trust Property. In that regard, the following information is applicable for the purpose of such fixture filing, to wit:
     (a) Name and address of the debtor:
[Northrop Grumman Shipbuilding, Inc.]
c/o Huntington Ingalls Industries, Inc.
[4101 Washington Avenue
Newport News, Virginia 23607]
     (b) Name and address of the secured party:
JPMorgan Chase Bank, N.A., as Collateral Agent
1111 Fannin, 8th Floor
Houston, Texas 77002
     (c) This instrument covers goods or items of personal property which are or are to become fixtures upon the Property.
     (d) The name of the record owner of the real estate on which such fixtures are or are to be located is Grantor.
     (e) The organizational identification number of the Grantor is 54-0318880.
ARTICLE 7
Miscellaneous
     Section 7.01. Release of Trust Property.
     (a) This Deed of Trust shall cease, terminate and thereafter be of no further force or effect (except as provided in Section 4.03) when any or all of the following may occur (i) when all of the Release Conditions have been satisfied, (ii) if the Grantor’s Secured Guarantee is released pursuant to Section 2(c) of the Security Agreement, or (iii) during a Collateral Suspension Period pursuant to Section 9.16(a) of the Credit Agreement. Notwithstanding the foregoing, if, after the termination of the Lien of this Deed of Trust in accordance with clause (iii), the Collateral Reversion Date shall occur, the Grantor shall cause a Deed of Trust in the form of this Deed of Trust to be recorded in order to reinstate the Lien.

[8]	Local counsel to confirm

     (b) At any time and from time to time before the Transaction Liens granted by the Grantor terminate, the Beneficiary shall, in connection with a Transfer or other disposition on permitted by the Credit Agreement or any other Secured Agreement, and may, at the written request of the Borrower, release any Collateral (subject to the Beneficiary’s receipt of any consent by the Secured Parties).
     (c) Upon any termination of a Transaction Lien, release of Trust Property or any termination pursuant to Section 7.01(a), the Beneficiary will, at the expense of the Grantor, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence the termination of the Transaction Lien or the release of the Trust Property, as the case may be.
     (d) Upon any termination of a Transaction Lien or release of Collateral, the Collateral Agent will, at the expense of the relevant Grantor, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.
     Section 7.02. Notices. All notices, approvals, requests, demands and other communications hereunder shall be given in accordance with Section 9.01 of the Credit Agreement.
     Section 7.03. Amendments In Writing. No provision of this Deed of Trust shall be modified, waived or terminated, and no consent to any departure by the Grantor from any provision of this Deed of Trust shall be effective, unless the same shall be by an instrument in writing, signed by the Grantor and the Beneficiary in accordance with Section 9.02 of the Credit Agreement with any consent of Secured Parties required under any Secured Agreement. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     Section 7.04. Severability. All rights, powers and remedies provided in this Deed of Trust may be exercised only to the extent that the exercise thereof does not violate applicable law, and all the provisions of this Deed of Trust are intended to be subject to all mandatory provisions of applicable law and to be limited to the extent necessary so that they will not render this Deed of Trust illegal, invalid, unenforceable or not entitled to be recorded, registered or filed under applicable law. If any provision of this Deed of Trust or the application thereof to any Person or circumstance shall, to any extent, be illegal, invalid or unenforceable, or cause this Deed of Trust not to be entitled to be recorded, registered or filed, the remaining provisions of this Deed of Trust or the application of such provision to other Persons or circumstances shall not be affected thereby, and each provision of this Deed of Trust shall be valid and be enforced to the fullest extent permitted under applicable law.
     Section 7.05. Binding Effect.

     (a) The provisions of this Deed of Trust shall be binding upon the Grantor and its successors and assigns and inure to the benefit of the Trustee and Beneficiary and their respective successors and/or assigns.
     (b) To the fullest extent permitted under applicable law, the provisions of this Deed of Trust binding upon the Grantor shall be deemed to be covenants which run with the land.
     Section 7.06. Governing Law. THIS DEED OF TRUST SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED WITHOUT REGARD TO SUCH STATE’S CONFLICT OF LAW PRINCIPLES.
     Section 7.07. Trustee.
     (a) The Grantor hereby irrevocably appoints the Trustee to act in that capacity hereunder and the Trustee hereby accepts such appointment. The Grantor hereby irrevocably ratifies and confirms all acts which the Trustee shall lawfully take in accordance with the provisions hereof.
     (b) The Trustee may, at its option, resign as trustee hereunder by notice given to the Beneficiary, and such resignation shall be effective on the earlier to occur of (i) the date which is 30 days after the date on which the Trustee gives such notice to the Beneficiary or (ii) the date on which a successor trustee is appointed by the Beneficiary and accepts such appointment.
     (c) The Beneficiary may, at its option, with or without cause or notice, remove the Trustee, appoint a successor trustee or appoint an additional trustee or trustees (including a separate trustee for each jurisdiction in which the Trust Property is located) hereunder by an instrument in writing executed and acknowledged by the Beneficiary and accepted by such successor or additional trustee and recorded, registered or filed in the real estate records of the jurisdiction in which the Trust Property affected by such instrument is located; and, thereupon, without further act, deed or conveyance, such substitute or additional trustee shall be fully vested with all estate, right, title and interest of its predecessor or co-trustee in, to, under or derived from the Trust Property and all rights, powers, privileges and obligations of such predecessor or co-trustee, with the same effect as if such successor or additional trustee had originally been named as trustee or co-trustee hereunder. The execution, acknowledgment and recording, registration or filing of such an instrument shall be conclusive evidence against the Grantor and all other Persons of the proper removal of the Trustee and substitution or addition of the successor or additional trustee; and, if the Beneficiary or such successor or additional trustee is a corporation, the execution and acknowledgment by an officer of such corporation shall be conclusive evidence against all other Persons of the due authorization, execution and delivery thereof by such corporation.

     (d) Notwithstanding anything herein to the contrary, the Trustee shall not exercise or waive the exercise of any of its rights, powers or remedies hereunder or otherwise act or refrain from acting hereunder unless directed to do so by the Beneficiary, and the Trustee shall exercise or waive the exercise of any of its rights, powers or remedies hereunder and otherwise act or refrain from acting when and in the manner directed by the Beneficiary, provided that the Trustee (i) shall not be required to follow any direction of the Beneficiary if the Trustee has been advised by counsel that such action would violate applicable law, (ii) shall not be required to expend or risk its own funds or otherwise incur any financial liability in connection with such action if it has grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it, and (iii) shall be entitled to exercise its rights under subsection (e) of this Section without such direction by the Beneficiary.
     (e) The Trustee shall be entitled to receive, and the Grantor shall pay, reasonable and customary compensation to the Trustee for its services rendered hereunder after any Default and reimbursement to the Trustee for its expenses (including reasonable attorneys’ fees and expenses) (to the extent supported by back-up invoices and documentation) in connection herewith or the exercise of any right, power or remedy hereunder.
     (f) The Trustee shall not be liable with respect to any act taken or omitted by it in good faith in accordance with any direction of the Beneficiary. Except for willful misconduct or gross negligence, the Trustee shall not be liable (i) in acting upon any direction, demand, request, notice, statement or other document believed by it in good faith to be genuine and delivered by the Person empowered to do so, (ii) for any error in judgment or mistake of fact or law made in good faith, or (iii) for any action taken or omitted by it in accordance with the provisions of this Deed of Trust. The Trustee shall not be responsible to see to the recording, registration or filing of this Deed of Trust or any financing statement relating hereto in any jurisdiction or for the payment of any fees, charges or taxes in connection therewith. No co-trustee hereunder shall be liable for any act or omission of any other co-trustee.
     (g) All moneys received by the Trustee hereunder (other than amounts payable to the Trustee pursuant to subsection (d) of this Section) shall be held by the Trustee in trust for the purposes for which such moneys were received; and, except as provided herein or under mandatory provisions of applicable law, the Trustee need not segregate such moneys from any other moneys and shall have no liability to pay interest thereon, except such interest as it may actually earn thereon.
     Section 7.08. Local Law Provisions. THE PROVISIONS SET FORTH IN APPENDIX A HERETO ARE INCORPORATED HEREIN BY REFERENCE AS IF FULLY SET FORTH HEREIN AND NOT IN AN APPENDIX.

     Section 7.09. Multisite Real Estate Transaction. The Grantor acknowledges that this Deed of Trust is one of a number of mortgages, deeds of trust and other security documents (“Other Deeds of Trust”) that secure the Secured Obligations. Grantor agrees that the lien of this Deed of Trust shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Beneficiary, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Beneficiary of any security for or guarantees of the Secured Obligations, or by any failure, neglect or omission on the part of Beneficiary to realize upon or protect any Secured Obligation or any collateral security therefor including the Other Deeds of Trust. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Secured Obligations or of any of the collateral security therefor, including the Other Deeds of Trust or of any guarantee thereof, and, to the fullest extent permitted by applicable law, Beneficiary may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Deeds of Trust without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Beneficiary’s rights and remedies under any or all of the Other Deeds of Trust shall not in any manner impair the indebtedness hereby secured or the lien of this Deed of Trust and any exercise of the rights or remedies of Beneficiary hereunder shall not impair the lien of any of the Other Deeds of Trust or any of Deed of Trust’s rights and remedies thereunder. To the fullest extent permitted by applicable law, Grantor specifically consents and agrees the Beneficiary may exercise its rights and remedies hereunder and under the Other Deeds of Trust separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.
     Section 7.10. Subrogation to Rights of Prior Lienholder. If, and to the extent that, the proceeds of the Loan are used to pay, satisfy or discharge any obligation of the Borrower for the payment of money that is secured by a pre-existing mortgage, deed of trust or other lien encumbering the Trust Property (a “prior lien”), such loan proceeds shall be deemed to have been advanced by the Lenders at the Borrower’s request, and the Beneficiary, on behalf of the Lenders, shall automatically, and without further action on its part, be subrogated to the rights, including lien priority, of the owner or holder of the obligation secured by the prior lien, whether or not the prior lien is released.
     Section 7.11. Waiver of Jury Trial. GRANTOR AND BENEFICIARY EXPRESSLY AND VOLUNTARILY WAIVE ANY AND ALL RIGHTS, WHETHER ARISING UNDER THE UNITED STATES OR ANY STATE CONSTITUTION, ANY RULES OF CIVIL PROCEDURE, COMMON LAW OR OTHERWISE, TO DEMAND A TRIAL BY JURY IN ANY ACTION, LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS DEED OF TRUST OR THE SECURITY DOCUMENTS, ANY AGREEMENTS ARISING UNDER OR RELATING TO THIS DEED OF TRUST, ANY

COLLATERAL SECURING THE OBLIGATIONS, OR THE DEALINGS OR RELATIONSHIPS BETWEEN OR AMONG GRANTOR AND BENEFICIARY, OR ANY OF THEM. NEITHER GRANTOR NOR BENEFICIARY, INCLUDING ANY ASSIGNEE OR SUCCESSOR OF GRANTOR OR BENEFICIARY SHALL SEEK A JURY TRIAL IN ANY SUCH ACTION. NEITHER GRANTOR NOR BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION WHEN A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER GRANTOR NOR BENEFICIARY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

     IN WITNESS WHEREOF, this Deed of Trust has been executed by the Grantor hereto as of the day first set forth above.

Grantor:

[NORTHROP GRUMMAN SHIPBUILDING, INC. (f/k/a NEWPORT NEWS SHIPBUILDING AND DRY DOCK COMPANY)]., a [Virginia] [corporation]

By:

Name:
Title:

9

STATE OF	)
) ss
COUNTY OF	)
     Before me, the undersigned, a Notary Public, on this day personally appeared __________________, known by me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of the said Northrop Grumman Shipbuilding Inc., a Virginia corporation, and that (s)he has executed the same as the act of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.
     Given under my hand and seal of office this ___ day of ____________, 2011.
_______________________
Notary Public, State of _______________
_________________________
Printed Name of Notary
(Seal or Stamp)

[9]	Local counsel: please provide notary form for your jurisidiction.

Exhibit A
LEGAL DESCRIPTION

Appendix A
to Deed of Trust
Local Law Provisions10
     [MS:
     1. Section [5.05] (Sales) of the Deed of Trust is supplemented as follows:
     Except as otherwise provided herein, to the fullest extent permitted under applicable law, at the election of the Beneficiary, the following provisions shall apply to any sale of the Trust Property hereunder, whether made pursuant to the power of sale hereunder, any judicial proceeding or any judgment or decree of foreclosure or sale or otherwise: In the event the Beneficiary directs the Trustee to sell the Trust Property, or any part thereof, the Trustee shall first give notice of the time, place and terms of sale by publication of a notice of sale for three consecutive weeks preceding the sale and by posting one notice at the courthouse of the county in which any land included in the Trust Property is located, as required by Section 89-1-55 of the Mississippi Code of 1972, as amended. If the Trust Property is situated in two or more counties or in two judicial districts of the same county or different counties, the Trustee shall have full power to select in which county or judicial district the advertisement and sale of all or any part of the Trust Property shall be made. The Trustee shall have authority to fix the day, hour, terms and place of sale. Grantor waives any provision of law which restricts or limits the right of the Trustee to offer more than 160 acres at one time. In the event any portion of the Trust Property is subject to the provisions of the UCC, the Trustee shall have the same authority, rights and obligation with respect to such property as to all other Trust Property or, the Beneficiary at its option may proceed directly with respect to the Trust Property subject to the provisions of the UCC. In the event the Beneficiary directs the Trustee to sell that portion of the Trust Property which is subject to the UCC, the Trustee may elect to sell such property separately subject to the provisions of the UCC, or the Trustee may sell all Trust Property pursuant to the provisions of this Deed of Trust relating to sales of real property. Ten (10) days prior written notice will be deemed commercially reasonable notice for sales held by Trustee pursuant to the UCC. The Trustee may sell real and personal property separately and in any order or lots or coordinate the sales in any manner deemed advisable by the Beneficiary. If the Beneficiary is proceeding to sell property subject to the UCC, any sale held by

[10]	Local counsel to comment and provide different or additional riders, as necessary or recommended.

Beneficiary may be held in conjunction with or separate from sales held by Trustee.
     2. The following sentence shall be added to Section [7.01(c)] (Trustee): “The right to appoint a successor or additional trustee shall be a continuing one and shall not be exhausted by one or more appointments.”]
     [VA:
     1. Notices. All notices and communications delivered shall be effective in accordance with the provisions of this Deed of Trust, provided, that service of a notice required by § 1-206 of the Virginia Code, as amended, shall be considered complete when the requirements of that statute are met.
     2. Acceleration Upon Transfer. If any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Trust Property prohibited under the Secured Agreements occurs without Beneficiary’s consent, then at Beneficiary’s sole option, Beneficiary may, by written notice to Grantor, declare the Secured Obligations immediately due and payable. Without limiting the generality of the foregoing, the following provision is set forth herein in order to comply with the requirements of § 6.2-417 of the Code of Virginia, if such requirements are applicable to the Trust Property: NOTICE — THE DEBT SECURED HEREBY IS SUBJECT TO CALL IN FULL OR THE TERMS THEREOF BEING MODIFIED IN THE EVENT OF SALE OR CONVEYANCE OF THE PROPERTY CONVEYED.
     3. Rights and Remedies of Trustee. Trustee may take possession of and sell the Trust Property, or any part thereof requested by Beneficiary to be sold, and in connection therewith Grantor hereby authorizes and empowers Trustee to take possession of and sell (or in case of the default of any purchaser to resell) the Trust Property, or any part thereof, all in accordance with the laws or rules of court of the Commonwealth of Virginia relating to deeds of trust, including any amendments thereof, or additions thereto, which do not materially change or impair the remedy. In connection with any foreclosure, Beneficiary and/or Trustee may (y) procure such title reports, surveys, tax histories and appraisals as they deem necessary, and (z) make such repairs and additions to the Trust Property as they deem advisable, all of which shall constitute “Expenses” (hereinafter defined). In the case of any sale under this Deed of Trust, by virtue of judicial proceedings or otherwise, the Trust Property may be sold as an entirety or in parcels, by one sale or by several sales, and any fixtures or other Trust Property encumbered by this Deed of Trust may be sold at the same sale as the Trust Property or in one or more sales, as may be deemed by Trustees to be appropriate and without regard to any right of Grantor or any other person to the marshalling of assets, for cash, on credit or for other property, for immediate or future delivery, and for such price or prices and on such terms having first given such notice prior to the sale of such time, place and terms by publication in at least one newspaper published or having general circulation in the city or county in which the Trust Property is located or at such time or times as may be required by the laws of the Commonwealth of Virginia or rule of court of the Commonwealth of Virginia, and such other times and by such other methods, if any, as Trustee, in its sole discretion, shall deem advantageous and proper. “Expenses” means all costs and expenses of any nature whatsoever incurred at any time and from time to time (whether before or after an Event of Default) by Beneficiary or Trustee in exercising or enforcing any rights, powers and remedies provided in this Deed of Trust or the Secured Agreements, including, without limitation, attorney’s fees, court costs, receiver’s fees, management fees and costs incurred in the repair, maintenance and operation of, or taking possession of, or selling, the Property.
     (a) Any sale hereunder may be made at public auction, at such time or times, at such place or places, and upon such terms and conditions and after such previous public notice as trustee shall deem appropriate and advantageous and as required by the laws of the Commonwealth of Virginia. The parties hereto agree that the advertisement required is as follows: (1) if the advertisement is inserted on a weekly basis, publication once a week for two (2) weeks shall be sufficient; and (2) if the advertisement is inserted on a daily basis, publication once a day for three (3) days, which may be consecutive days, shall be sufficient.
     (b) Upon the terms of such sale being complied with, Trustee shall convey to, and at the cost of, the purchaser or purchasers the interest of Grantor in the Property so sold, free and discharged of and from all estate, title or interest of Grantor, at law or in equity, such purchaser or purchasers being hereby discharged from all liability to see to the application of the purchase money.
     (c) Beneficiary and any affiliate thereof may be a purchaser of the Trust Property or of any part thereof or of any interest therein at any public sale thereof, whether pursuant to foreclosure or power of sale or otherwise hereunder, without forfeiting its right to collect any deficiency from Grantor; and Beneficiary may apply upon the purchase price the Obligations secured hereby owing to Beneficiary. Beneficiary, upon any such purchase shall acquire good title to the properties so purchased, free of the lien of this Deed of Trust and all rights of redemption in Grantor and free of all liens and encumbrances subordinate to this Deed of Trust.
     4. Statutory Conditions. This Deed of Trust is made under and pursuant to the provisions of the Code of Virginia, Sections 55-58.1, 55-58.2, 55-59, 55-59.1 through 55-59.4 and 55-60, as amended, and shall be construed to impose and confer upon the parties hereto and Beneficiary all the rights, duties and obligations prescribed by said Sections 55-58.1, 55-58.2 55-59, 55-59.1 through 55-59.4 and 55-60, as amended, except as herein otherwise restricted, expanded or changed, including without limitation the following rights, duties and obligations described in short form:

     (a) All exemptions are hereby waived.
     (b) Subject to all upon default.
     (c) Renewal, extension, or reinstatement permitted.
     (d) Substitution of trustees collectively or of any of them individually by the beneficiary is permitted for any reason whatsoever, and any number of times without exhaustion of the right to do so.
     (e) Advertisement required, as set forth in paragraph 4(a) of this Appendix A in any newspaper of general circulation in the county or city in which the Property is situated.
     (f) Any Trustee may act.
     (g) The Trustee may require a deposit in the amount of two percent (2%) of the unpaid principal obligations then secured hereby or Fifty Thousand Dollars ($50,000.00), whichever is greater, to accompany each bid at foreclosure sale or sale in lieu thereof.
     5. Application of Foreclosure Sale Proceeds. The proceeds of such sale or sales of the Trust Property under this Deed of Trust, whether under the assent to a decree, the power of sale, or by equitable foreclosure, shall be held by Trustee and applied in accordance with Virginia law. In the event that the proceeds of any such sale or sales, together with all other monies at the time held by Trustees under this Deed of Trust, are insufficient to pay the foregoing costs and expenses, Beneficiary may, at its sole option, advance such sums as Beneficiary in its sole and absolute discretion shall determine for the purpose of paying all or any part of such costs and expenses, and all such sums so advanced shall be (A) lien against the Trust Property, (B) added to the amount due under the Secured Obligations and secured by this Deed of Trust, and (C) payable on demand with interest at the rate of interest applicable to the principal balance of the Secured Obligation, from and including the date each such advance is made. In any event, Grantor shall be liable to Beneficiary for any deficiency to the full extent permissible under applicable law. Grantor shall pay to Trustee a reasonable commission if the Trust Property is advertised for sale under the provisions of this Deed of Trust and is not sold, and the Grantor shall also pay or reimburse Trustees for all of Trustees’ expenses and disbursements hereunder (to the extent supported by back-up invoices and documentation) regardless of whether the Trust Property is sold (the “Trustees’ Commission”).
     [6. Execution Under Seal. Trustee agrees that this Deed of Trust is executed under seal. The designation “(SEAL)” on this Deed of Trust shall be as effective as the affixing of a seal physically to this Deed of Trust.]

     7. Credit Line Deed of Trust. THIS IS A CREDIT LINE DEED OF TRUST WITHIN THE MEANING OF Section 55-58.2 of the Code of Virginia (1950), as amended. For purposes of and to the extent required by such Section, (i) the name of the agent for the noteholders secured by this Deed of Trust is [____________________] as Collateral Agent, (ii) the address at which communications may be mailed or delivered to such noteholder is [______________________], and (iii) the maximum aggregate amount of principal to be secured at any one time is $_______________.
     8. Pursuant to Va. Code § 55-59(7), Beneficiary may inform the Trustee of an event of default as necessary to empower the Trustee to sell the Trust Property.]

EXHIBIT G
FORM OF COMPLIANCE CERTIFICATE
          Reference is made to that certain Credit Agreement dated as of March [ ], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Huntington Ingalls Industries, Inc. (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Issuing Bank and Swingline Lender and Credit Suisse AG, as Swingline Lender. Under otherwise defined herein, capitalized terms used herein have the meanings attributed thereto in the Credit Agreement.
          The undersigned Financial Officer of the Borrower hereby certifies to the Administrative Agent on behalf of the Borrower as of the date hereof as follows:
1.	[Attached hereto as Annex A is the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for [FISCAL YEAR], setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision. Also attached are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of any Unrestricted Subsidiaries that constitute Significant Subsidiaries from such consolidated financial statements.][1]

2.	[Attached hereto as Annex A is the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for [FISCAL QUARTER] and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year. These present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with a customary “management discussion and analysis” provision. Also attached are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of any Unrestricted Subsidiaries that constitute Significant Subsidiaries from such consolidated financial statements.][2]

[1]	To be included if accompanying annual financial statements only.

[2]	To be included if accompanying quarterly financial statements only.

3.	[Attached hereto as Annex B is a detailed consolidated budget for [FISCAL YEAR] (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget).][3]

4.	[Attached hereto as Annex C is a certificate of the accounting firm that reported on the financial statements in Annex A stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default under Section 6.11 or 6.12 of the Credit Agreement (which certificate may be limited to the extent required by accounting rules or guidelines).][4]

5.	No Default or Event of Default has occurred. [If unable to provide the foregoing certification, provide here a list of each such Default or Event of Default, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto.]

6.	Attached hereto as Schedule 1 are the reasonably detailed calculations demonstrating compliance with Section 6.10 of the Credit Agreement.

7.	Attached hereto as Schedule 2 are the reasonably detailed calculations demonstrating compliance with Section 6.11 of the Credit Agreement.

8.	Attached hereto as Schedule 3 are the reasonably detailed calculations demonstrating compliance with Section 6.12 of the Credit Agreement.

9.	[Attached hereto as Schedule 4 are the reasonably detailed calculations demonstrating Excess Cash Flow.][5]

10.	[Attached hereto as Schedule 5 are the reasonably detailed calculations demonstrating Excess Cash Withheld Amount.][6]

11.	No change in GAAP or in the application thereof has occurred since December 31, 2010. [If unable to provide the foregoing certification, provide here a list of each such change in GAAP or in the application thereof, specifying the effect of such change on the financial statements in Annex A.]
[Remainder of page intentionally blank]

[3]	To be included if accompanying annual financial statements only.

[4]	To be included if accompanying annual financial statements only.

[5]	To be included if accompanying annual financial statements only.

[6]	To be included if accompanying annual financial statements only.

     IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate for and on behalf of Huntington Ingalls Industries, Inc. and has caused this certificate to be delivered this [ ] day of [ ], 201[      ].

HUNTINGTON INGALLS INDUSTRIES, INC.
By:
Name:
Title:

ANNEX A
to the Compliance Certificate
FINANCIAL STATEMENTS
[See attached]

ANNEX B
to the Compliance Certificate
DETAILED CONSOLIDATED BUDGET
[See attached]

ANNEX C
to the Compliance Certificate
CERTIFICATE OF ACCOUNTING FIRM
[See attached]

SCHEDULE 1
to Compliance Certificate
Capital Expenditures
I.	Capital Expenditures
(a)	the additions to property, plant and equipment and other capital expenditures that are (or should be) set forth in a consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries for such period prepared in accordance with GAAP:	$__________
plus
(b)	Capital Lease Obligations incurred by the Borrower and its consolidated Restricted Subsidiaries during such period:	$__________
minus
(c)	any such expenditure made to restore, replace or rebuild property to the condition of such property (or its reasonable equivalent) immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation:	$__________
Total	$__________
II.	Amount of Total attributed to Capital Expenditures made with the portion, if any, of the Available Retained Basket Amount pursuant to Section 6.10(i) of the Credit Agreement:	$__________
III.	Amount of Total attributed to the amount permitted pursuant to the table listed in Section 6.10(ii) of the Credit Agreement:	$__________
IV.	Amount of Total attributed to CapEx Rollover Amount, if any[7]:	$__________

[7]	Such amount equals the unused Specified Permitted CapEx Amount for the immediately preceding fiscal year. CapEx Rollover Amount may be used in any fiscal year beginning with the fiscal year ended December 31, 2012 and only after the Specified Permitted CapEx Amount for such fiscal year has been fully used in such fiscal year.

V.	Amount of Total attributed to CapEx Pull Forward Amount[8]:	$__________

[8]	This amount not to exceed 50% of the amount of the Specified Permitted CapEx Amount for the immediately succeeding year. This amount shall reduce on a dollar-for-dollar basis the Specified Permitted CapEx Amount for the immediately succeeding year.

SCHEDULE 2
to Compliance Certificate
Interest Coverage Ratio (Consolidated EBITDA ÷ Consolidated Interest Expense)
I.	Consolidated EBITDA[9]

Consolidated Net Income:
(i)	net income or loss of the Borrower and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP:	$__________
less
(ii)	the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary:	$__________
less
(iii)	the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Restricted Subsidiary:	$__________
less

[9]	The Consolidated EBITDA of any Acquired Entity acquired by the Borrower or any Restricted Subsidiary pursuant to a Permitted Acquisition during any period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period). The Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Restricted Subsidiary during any period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).

(iv)	the income of any Person in which any other Person (other than the Borrower or a Wholly Owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Restricted Subsidiary by such Person during such period:	$
less
(v)	any gains attributable to sales of assets out of the ordinary course of business:	$

	Consolidated Net Income Total	$
plus
(a)	the sum, without duplication and to the extent deducted in determining Consolidated Net Income for such period, of
(i)	Consolidated Interest Expense [10]:
(A)	the interest expense (including without limitation imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:	$
plus

[10]	Interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary with respect to interest rate Swap Contracts. For any period ending prior to the first anniversary of the Funding Date, Consolidated Interest Expense shall be deemed to be equal to the actual Consolidated Interest Expense from the Funding Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Funding Date through the date of determination.

(B)	any interest accrued during such period in respect of Indebtedness of the Borrower or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP:	$__________
minus
(C)	the interest income with respect to unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries earned during such period in accordance with GAAP:	$__________

	Consolidated Interest Expense Total	$__________
(ii)	letters of credit fees (to the extent not included in Consolidated Interest Expense):	$__________

(iii)	consolidated income tax expense:	$__________

(iv)	all amounts attributable to depreciation and amortization:	$__________

(v)	any non-cash charges (other than the write-down of current assets):	$__________

(vi)	any extraordinary charges:	$__________

(vii)	any Incremental Spin-off Related Expenses[11] for such period[12]:	$__________

(viii)	any financing fees, financial and other advisory fees, accounting and consulting fees and legal fees and related costs and expenses incurred during such period in connection with acquisitions, investments and asset sales permitted by the Credit Agreement:	$__________

[11]	Incremental costs for procurement of material and/or services resulting from renegotiation of pre-existing Intercompany Work Orders on an arm’s length basis with Northrop Grumman and its subsidiaries.

[12]	Not to exceed $40,000,000 in the aggregate over the term of the Credit Agreement or $20,000,000 in any fiscal year.

(ix)	any cash or non-cash charges or losses relating to the closing of the shipyard in Avondale, Louisiana or the facilities in Waggaman, Louisiana, or Tallulah, Louisiana, the construction of the LPD-23 Anchorage, the construction of the LPD-25 Somerset or any restructuring or reorganization of the Borrower or any of its Subsidiaries (including severance costs)[13]:	$

(x)	Transaction Expenses[14]:	$

	Sub-Total	$
minus
(b)	the sum, without duplication, of:
(i)	all cash payments made on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(v) above in a previous period:	$

(ii)	to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income:	$

	Sub-Total	$
plus / minus
(c)	unrealized losses/gains in respect of Swap Contracts, all determined on a consolidated basis in accordance with GAAP:	$

	Sub-Total	$

[13]	Up to an aggregate amount for all such charges and losses of (A) for the 2011 fiscal year, $50,000,000, (B) for the 2012 fiscal year, $35,000,000 and (C) for any fiscal year thereafter, $25,000,000.

[14]	All legal fees, auditors fees and other fees or expenses incurred by the Borrower and the Restricted Subsidiaries in connection with the Transactions (as defined in the Credit Agreement) (including without limitation, financing fees, financial and other advisory fees, accounting and consulting fees and legal fees and related costs and expenses).

Consolidated EBITDA (Consolidated Net Income Total + Sub-Total for (a) — Sub-Total for (b) +/- Sub-Total for (c))	$
II.	Consolidated Interest Expense	$
Interest Coverage Ratio (Consolidated EBITDA ÷ Consolidated Interest Expense)	__ to 1:00

SCHEDULE 3
to Compliance Certificate
Leverage Ratio (Total Debt ÷ Consolidated EBITDA15)
I.	Total Debt
(a)	all obligations of the Borrower and the Restricted Subsidiaries for borrowed money:	$__________

(b)	all obligations of the Borrower and the Restricted Subsidiaries evidenced by bonds, debentures, notes or similar instruments:	$__________

(c)	all obligations of the Borrower and the Restricted Subsidiaries under conditional sale or other title retention agreements relating to property or assets purchased by such Person:	$__________

(d)	all obligations of the Borrower and the Restricted Subsidiaries issued or assumed as the deferred purchase price of property or services (excluding trade and other current accounts payable and accrued obligations incurred in the ordinary course of business) :	$__________

(e)	all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Borrower and the Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed (but to the extent such Lien does not extend to any other property of the Borrower and the Restricted Subsidiaries and is otherwise non-recourse against the Borrower and the Restricted Subsidiaries, limited to the fair market value of such property):	$__________

(f)	all Guarantees by the Borrower and the Restricted Subsidiaries of Indebtedness of others:	$__________

(g)	all Capital Lease Obligations of the Borrower and the Restricted Subsidiaries:	$__________

[15]	For the period of four consecutive fiscal quarters most recently ended on or prior to such date.

(h)	net obligations of the Borrower and the Restricted Subsidiaries under any Swap Contracts, valued at the Agreement Value thereof:	$__________

(i)	all obligations of the Borrower and the Restricted Subsidiaries as an account party in respect of letters of credit (only to the extent of any unreimbursed drawings thereunder):	$__________

(j)	all obligations of the Borrower and the Restricted Subsidiaries in respect of bankers’ acceptances (only to the extent of any unreimbursed drawings thereunder):	$

	Total	$
II.	Consolidated EBITDA	$

II.	Leverage Ratio (Total Debt ÷ Consolidated EBITDA)	__ to 1:00

SCHEDULE 4
to Compliance Certificate
Excess Cash Flow
the excess of
(a)	the sum, without duplication, of:
(i)	Consolidated Net Income for such fiscal year:	$__________

(ii)	reductions to noncash working capital of the Borrower and the Restricted Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year):	$__________

(iii)	the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income:	$__________

(iv)	an amount equal to the aggregate net non-cash loss on the disposition of property by the Borrower and the Restricted Subsidiaries during such fiscal year, to the extent deducted in arriving at such Consolidated Net Income:	$__________

(v)	the amount of income tax expense deducted in determining Consolidated Net Income for such period:	$__________

(vi)	Consolidated Interest Expense for such period:	$__________

	Total	$
over
(b)	the sum, without duplication, of:
(i)	the amount of any incomes taxes payable in cash by the Borrower and the Restricted Subsidiaries with respect to such fiscal year:	$__________

(ii)	Consolidated Interest Expense for such fiscal year paid in cash plus, to the extent deducted from the calculation thereof, cash interest income during such fiscal year:	$__________

(iii)	Capital Expenditures and Permitted Acquisitions made in cash in accordance with Section 6.10 and Section 6.04(g), respectively, of the Credit Agreement during such fiscal year, in each case to the extent financed with internally generated funds and not by utilizing the Available Retained Basket Amount:	$__________

(iv)	cash or in-kind investments made during such fiscal year pursuant to Section 6.04(p) or Section 6.04(q) of the Credit Agreement, and cash fees and expenses paid during such fiscal year in connection with any Investment permitted under Section 6.04 of the Credit Agreement, in each case to the extent financed with internally generated funds (other than in the case of any in-kind investment) and not by utilizing the Available Retained Basket Amount:	$__________

(v)	permanent repayments of Indebtedness (other than mandatory prepayments of Term Loans under Section 2.12 and voluntary prepayments of Term Loans under Section 2.11 of the Credit Agreement) made in cash by the Borrower and the Restricted Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn, such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness and such prepayments are not financed with the Available Retained Basket Amount:	$__________

(vi)	additions to noncash working capital for such fiscal year (i.e. the increase, if any, in Current Assets minus Current Liabilities[16] from the beginning to the end of such fiscal year)	$__________

(vii)	an amount equal to the aggregate net non-cash gain on the disposition of property by the Borrower and the Restricted Subsidiaries during such fiscal year, to the extent included in arriving at such Consolidated Net Income:	$__________

(viii)	cash payments during such fiscal year in respect of long-term liabilities other than Indebtedness and that were made with internally generated funds and were not deducted or excluded in calculating Consolidated Net Income:	$__________

(ix)	Excess Cash Withheld Amount[17] for such fiscal year:	$__________

	Total	$

[16]	At any time, the consolidated current liabilities of the Borrower and the Restricted Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swingline Loans.

[17]	As certified in reasonable detail in a certificate signed by a Financial Officer and delivered to the Administrative Agent contemporaneously with the delivery of the Compliance Certificate for such fiscal year.

Excess Cash Flow (Total for (a) — Total for (b))	$

SCHEDULE 5
to Compliance Certificate
Excess Cash Withheld Amount
[See attached]

EXHIBIT H
FORM OF CONFIDENTIALITY AGREEMENT
This Confidentiality Agreement, dated as of ________________, is executed by the undersigned in its capacity as an actual or prospective assignee or participant under that certain Credit Agreement dated as of March [     ], 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Huntington Ingalls Industries, Inc., the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, an Issuing Bank and a Swingline Lender, and Credit Suisse AG, as Swingline Lender, or as an actual or prospective counterparty (or an advisor thereto) to a swap or derivative transaction relating to the Borrower. Terms used herein and not defined have the meanings assigned to them in the Credit Agreement.
The documents furnished to Recipient (as defined below) MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION concerning the Borrower, its affiliates or any party related thereto (collectively, “Borrower Parties”) or securities thereof.
By executing this Confidentiality Agreement, you and your institution (collectively, “you” or the “Recipient”) agree, for the benefit of the Borrower Parties and the Administrative Agent, to be bound by the terms of this notice and the undertakings set forth herein.
I. Confidentiality
As used herein: (a) “Information” means the information that may be provided to you (whether prepared or communicated by the Administrative Agent or the Loan Parties, their respective advisors or otherwise) relating to the Loan Parties, any of their respective businesses or securities other than any such information that is available on a nonconfidential basis prior to disclosure by the Borrower and (b) “Internal Evaluation Material” means all memoranda, notes, and other documents and analyses developed by the Recipient using any Information.
The Recipient agrees to use all Information in accordance with the Recipient’s compliance policies and the terms of this Confidentiality Agreement.
The Recipient agrees that upon its becoming a Secured Party (as defined in the Credit Agreement), the Administrative Agent and/or Borrower will provide syndicate-level information (which may contain material non-public information) in connection with the Credit Agreement to the credit contacts identified on your Administrative Questionnaire, which credit contacts shall be your Representatives (as defined below) for purposes hereof. Such credit contacts shall be able to receive and use syndicate-level information in accordance with your compliance policies and the terms of this Confidentiality Agreement.
The Recipient acknowledges that the Borrower considers the Information to include confidential, sensitive or proprietary information and agrees that it shall maintain the confidentiality of the Information; provided that (i) it may disclose such information to which the Borrower gives its prior written consent and (ii) such Information may be disclosed to it, its affiliates and their respective partners, directors, officers, employees, agents, advisors and other representatives

(collectively, “Representatives”) (provided that such Representatives shall be informed by the Recipient of the confidential nature of such information prior to the disclosure and shall be directed to treat such information in accordance with the terms hereof). The Recipient agrees to be responsible for any breach of this Confidentiality Agreement by its Representatives.
The foregoing confidentiality requirements do not apply to (i) any information that is or becomes generally available to the public other than by a breach hereof, (ii) any information available to Recipient on a nonconfidential basis from a source other than the Borrower, the other Loan Parties, the Administrative Agent, the Lenders or their respective agents, or (iii) any disclosure required by law, regulation or administrative or other legal process or requested by regulatory or governmental authorities. The Recipient agrees that it will notify the Borrower and the Administrative Agent as soon as practical in the event of any disclosure pursuant to the aforementioned clause (iii) unless such notification shall be prohibited by applicable law or legal process.
If the Recipient decides not to become an assignee or participant under the Credit Agreement or a counterparty to any swap or derivative transaction relating to the Borrower, then upon request of the Administrative Agent or the Borrower, the Recipient shall as soon as practicable return all written Information (other than Internal Evaluation Material) to the Borrower or represent in writing to the Borrower and the Administrative Agent that the Recipient has destroyed all copies of the written Information (other than Internal Evaluation Material) unless prohibited from doing so by law, regulation or the Recipient’s internal policies and procedures.
The terms and conditions of Part I of this Confidentiality Agreement shall apply until you become a party to the Credit Agreement and thereafter the provisions relating to confidentiality contained in such agreements shall supersede the provisions hereof. If you do not enter into the Credit Agreement, this Confidentiality Agreement shall terminate on the date falling two years after the date hereof.
II. Information
The Recipient acknowledges and agrees that (i) the Administrative Agent received the Information (other than certain administrative materials provided by the Administrative Agent) from third party sources (including the Borrower) and it is provided to the Recipient for informational purposes, (ii) the Administrative Agent and its affiliates have no responsibility, and shall not be liable, for the accuracy or completeness or lack thereof of the Information or any information contained therein, (iii) no representation regarding the Information is made by the Administrative Agent or its affiliates, (iv) neither the Administrative Agent nor their affiliates have made any independent verification as to the accuracy or completeness of the Information and (v) the Administrative Agent and their affiliates shall have no obligation to update or supplement any Information or otherwise provide additional information.
The Information has been prepared to assist the Recipient in making its own evaluation of the Borrower and the Credit Agreement and does not purport to be all-inclusive or to contain all of the information that such Recipient may consider material or desirable with respect to the Borrower or the Credit Agreement. Each Recipient of the information contained herein should take such steps as it deems necessary to assure that it has the information it considers material or desirable with respect to the Borrower or the Credit Agreement and should perform its own independent investigation and analysis of the Credit Agreement or the transactions contemplated thereby and the creditworthiness of the Borrower. The Recipient represents that it is sophisticated and experienced in extending credit to entities similar to the Borrower. The information contained herein are not a substitute for Recipient’s independent evaluation and analysis and should not be considered as a recommendation by the Administrative Agent or any of its affiliates that any Recipient become a lender, assignee or participant under the Credit Agreement or a counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries.
II. General
Recipient agrees that money damages would not be a sufficient remedy for breach of this Confidentiality Agreement, and that in addition to all other remedies available at law or in equity, Borrower and the Administrative Agent shall be entitled to equitable relief, including injunction and specific performance, without proof of actual damages.
This Confidentiality Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of law (except Section 5-1401 of the New York General Obligation Law to the extent that it provides that the law of the State of New York shall govern).

[RECIPIENT]
By:
Name:
Title:

EXHIBIT I
FORM OF U.S. TAX CERTIFICATE
EXHIBIT I-1
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
     Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
     Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
     The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:____________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT I-2
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
     Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
     Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
     The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:____________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT I-3
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
     Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
     Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
     The undersigned has furnished its participating Lender with a certificate of its non- U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:____________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT I-4
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
     Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
     Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
     The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:____________________________
Name:
Title:
Date: ________ __, 20[ ]

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